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                                                                  EXECUTION COPY

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                                CREDIT AGREEMENT

                                      among

                   GENERAL CHEMICAL INDUSTRIAL PRODUCTS INC.,

                          GENERAL CHEMICAL CANADA LTD.,

                               The Several Lenders
                        from Time to Time Parties Hereto,

                            THE CHASE MANHATTAN BANK,
                            as Administrative Agent,

                       THE CHASE MANHATTAN BANK OF CANADA,
                        as Canadian Administrative Agent,

                            THE BANK OF NOVA SCOTIA,
                              as Syndication Agent,

                                       and

                       THE FIRST NATIONAL BANK OF CHICAGO,
                             as Documentation Agent

                           Dated as of April 30, 1999

       CHASE SECURITIES INC. and THE BANK OF NOVA SCOTIA, as Co-Arrangers

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                             TABLE OF CONTENTS

                                                                          Pages
SECTION 1.  DEFINITIONS AND INTERPRETATION ................................ 2
         1.1  Defined Terms ............................................... 2
         1.2  Other Definitional Provisions ...............................31
         1.3  Conflict Between Credit Agreement and other Loan Documents...32

SECTION 2.  AMOUNT AND TERMS OF COMMITMENTS................................32
         2.1  Commitments ................................................ 32
         2.2  Procedure for Borrowing .....................................32
         2.3  Canadian B/A Loans; Acceptances .............................34
         2.4  Reallocation ................................................37
         2.5  Canadian Borrower ...........................................38
         2.6  Repayment of Loans; Evidence of Debt ........................38
         2.7  Commitment Fee ..............................................40
         2.8  Optional Termination or Reduction of Commitments ............40
         2.9  Optional Prepayments; Mandatory Prepayments and
                Commitment Reductions .....................................41
        2.10  Conversion and Continuation Options .........................43
        2.11  Minimum Amounts of Tranches .................................44
        2.12  Interest Rates and Payment Dates ............................44
        2.13  Computation of Interest and Fees ............................45
        2.14  Inability to Determine Interest Rate.........................46
        2.15  Pro Rata Treatment and Payments..............................46
        2.16  Illegality...................................................48
        2.17  Requirements of Law..........................................48
        2.18  Taxes........................................................50
        2.19  Indemnity....................................................52
        2.20  Change of Lending Office.....................................53
        2.21  Replacement of Lenders under Certain Circumstances...........53

SECTION 3.  LETTERS OF CREDIT..............................................54
         3.1.  L/C Commitment..............................................54
         3.2.  Procedure for Issuance of Letters of Credit.................55
         3.3.  Fees, Commissions and Other Charges.........................55
         3.4.  L/C Participations..........................................55
         3.5.  Reimbursement Obligation of the Borrowers...................56
         3.6.  Obligations Absolute........................................57
         3.7.  Letter of Credit Payments...................................58
         3.8.  Application.................................................58

SECTION 4.  REPRESENTATIONS AND WARRANTIES.................................58
         4.1  Financial Condition..........................................58
         4.2  No Change....................................................59
         4.3  Corporate Existence; Compliance with Law.....................59
         4.4  Corporate Power; Authorization; Enforceable Obligations......59
         4.5  No Legal Bar.................................................60


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
         4.6  No Material Litigation.......................................60
         4.7  No Default...................................................60
         4.8  Ownership of Property; Liens.................................60
         4.9  Intellectual Property........................................61
         4.10  Taxes.......................................................61
         4.11  Federal Regulations.........................................61
         4.12  ERISA; Canadian Benefit and Pension Plans...................61
         4.13  Investment Company Act; Other Regulations...................62
         4.14  Subsidiaries................................................62
         4.15  Purpose of Loans............................................62
         4.16  Environmental Matters.......................................62
         4.17  Soda Ash Partners...........................................64
         4.18  Solvency....................................................64
         4.19  Labor Matters...............................................64
         4.20  Accuracy of Information, etc................................64
         4.21  Security Documents..........................................65
         4.22  Year 2000...................................................65
         4.23  Industrial Chemicals Business...............................65
         4.24  Senior Indebtedness.........................................65

SECTION 5.  CONDITIONS PRECEDENT...........................................66
         5.1  Conditions to Effectiveness..................................66
         5.2  Conditions to Initial Loans and Letters of Credit............68
         5.3  Conditions to Each Extension of Credit.......................69

SECTION 6.  AFFIRMATIVE COVENANTS..........................................70
         6.1  Financial Statements.........................................70
         6.2  Certificates; Other Information..............................71
         6.3  Payment of Obligations.......................................72
         6.4  Conduct of Business and Maintenance of Existence.............72
         6.5  Maintenance of Property; Insurance...........................72
         6.6  Inspection of Property; Books and Records; Discussions.......72
         6.7  Notices......................................................73
         6.8  Environmental Laws...........................................73
         6.9  Further Assurances...........................................74
         6.10  Additional Collateral.......................................74
         6.11  GC Canada Senior Notes......................................77
         6.12  Canadian Pension Plans and Benefit Plans....................77
         6.13  Post-Closing Real Estate Matters............................77

SECTION 7.  NEGATIVE COVENANTS ............................................78
         7.1  Financial Condition Covenants................................78
         7.2  Limitation on Indebtedness...................................79
         7.3  Limitation on Liens..........................................81
         7.4 Limitation on Guarantee Obligations...........................83
         7.5  Limitation on Fundamental Changes............................83
         7.6  Limitation on Sale of Assets ................................83
         7.7  Amendments to Spin-Off Documents.............................84
         7.8  Limitations on Restricted Payments...........................84





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
         7.9  Limitation on Capital Expenditures...........................85
         7.10  Limitation on Investments, Loans and Advances...............86
         7.11  Limitations on Optional Payments and Modifications
               of Agreements...............................................88
         7.12  Limitation on Transactions with Affiliates..................89
         7.13  Limitation on Sales and Leasebacks..........................90
         7.14  Limitation on Changes in Fiscal Year........................90
         7.15  Limitation on Negative Pledge Clauses.......................90
         7.16  Limitation on Lines of Business.............................90

SECTION 8.  EVENTS OF DEFAULT..............................................91
         8.1  Events of Default............................................91
         8.2  Certain Provisions Applicable to Letters of Credit...........94
         8.3  Certain Waivers..............................................95

SECTION 9.  THE AGENTS.....................................................95
         9.1  Appointment..................................................95
         9.2  Delegation of Duties.........................................95
         9.3  Exculpatory Provisions.......................................96
         9.4  Reliance by Administrative Agent.............................96
         9.5  Notice of Default............................................96
         9.6  Non-Reliance on Administrative Agent and Other Lenders.......97
         9.7  Indemnification..............................................97
         9.8  Administrative Agent in Its Individual Capacity..............98
         9.9  Successor Administrative Agent...............................98
         9.10  Canadian Administrative Agent...............................98
         9.11  Documentation Agent and Syndication Agent...................99

SECTION 10.  MISCELLANEOUS.................................................99
         10.1  Amendments and Waivers......................................99
         10.2  Notices....................................................100
         10.3  No Waiver; Cumulative Remedies.............................102
         10.4  Survival of Representations and Warranties.................102
         10.5  Payment of Expenses and Taxes..............................102
         10.6  Successors and Assigns; Participations and Assignments.....103
         10.7  Adjustments; Set-off.......................................106
         10.9  Severability ..............................................107
         10.10  Integration ..............................................107
         10.11  GOVERNING LAW.............................................107
         10.12  Submission To Jurisdiction; Waivers.......................108
         10.13  Acknowledgments...........................................108
         10.14  WAIVERS OF JURY TRIAL.....................................109
         10.15  Confidentiality...........................................109
         10.16  Conversion of Currencies..................................109




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ANNEX A  PRICING GRID

SCHEDULES
         Schedule I        Lenders, Commitments and Addresses
         Schedule II       Subsidiaries of the Company
         Schedule III      Outstanding Indebtedness; Existing Liens
         Schedule IV       Existing Letters of Credit
         Schedule V        Canadian Benefit Plans and Canadian Pension Plans
         Schedule VI       Canadian Mortgaged Properties

EXHIBITS
         Exhibit A-1          Form of Opinion of Debevoise & Plimpton
         Exhibit A-2          Form of Opinion of Blake, Cassels & Graydon
         Exhibit A-3          Form of Opinion of General Counsel of Company
         Exhibit B            Form of Compliance Certificate
         Exhibit C            Form of Assignment and Acceptance
         Exhibit D            Form of Confidentiality Agreement
         Exhibit E-1          Form of Guarantee and Collateral Agreement
         Exhibit E-2          Form of Canadian Guarantee and Collateral
                                Agreement
         Exhibit E-3          Form of Canadian Mortgage
         Exhibit F-1          Form of Revolving Credit Note
         Exhibit F-2          Form of Canadian Revolving Credit Note
         Exhibit G            Form of U.S. Tax Compliance Certificate
         Exhibit H            Form of Acceptance





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                  CREDIT AGREEMENT, dated as of April 30, 1999, among GENERAL
CHEMICAL INDUSTRIAL PRODUCTS INC., a Delaware corporation (the "Company"), GENERAL CHEMICAL CANADA LTD., a Canadian corporation (the "Canadian Borrower"), the several banks and other financial institutions from time to time parties to this Agreement (the "Lenders"), THE CHASE MANHATTAN BANK, a New York banking corporation, as administrative agent for the Lenders (in such capacity, the "Administrative Agent"), THE CHASE MANHATTAN BANK OF CANADA, a Canadian chartered bank, as Canadian administrative agent for the Lenders under the Canadian Revolving Credit Facility (in such capacity, the "Canadian Administrative Agent"), THE BANK OF NOVA SCOTIA, as syndication agent for the Lenders (in such capacity, the "Syndication Agent"), and THE FIRST NATIONAL BANK OF CHICAGO, as documentation agent for the Lenders (in such capacity, the "Documentation Agent").

                                    RECITALS

                  WHEREAS, pursuant to the Separation Agreement dated as of April 15, 1999 (as amended, modified or supplemented from time to time in accordance with subsection 7.7, the "Separation Agreement") between The General Chemical Group Inc., a Delaware corporation ("Holdings"), and GenTek, Inc., a Delaware corporation ("GenTek") which is a wholly-owned Subsidiary (such term and the other capitalized terms used in these recitals having the meaning set forth in this Agreement unless the context otherwise requires) of New Hampshire Oak, a Delaware corporation ("Intermediate Holdings"), which is a wholly-owned Subsidiary of Holdings, Holdings has agreed to separate and divide the existing businesses of Holdings so that (a) the industrial chemicals businesses (the "Industrial Chemicals Business") of Holdings shall be owned directly and indirectly by the Company, and (b) the manufacturing and performance products businesses of Holdings shall be owned directly and indirectly by GenTek;

                  WHEREAS, following the separation and division described in the preceding paragraph (the "Separation") (a) Intermediate Holdings will distribute to Holdings all of the Capital Stock of GenTek (the "NHO Distribution") and (b) Holdings shall distribute, as a dividend to the holders of the shares of its common stock, all of the Capital Stock of GenTek (the transactions described in paragraph 1 above and this paragraph 2, all as more particularly described in the Form 10 Filing, the "Spin-Off");

                  WHEREAS, pursuant to the Separation Agreement and in connection with the Spin-Off, certain pre-existing indebtedness of Holdings, the Company and GenTek and their respective Subsidiaries will be paid in full and canceled and certain other transactions will be consummated (the Spin-Off and the other transactions to be performed pursuant to and in connection with the Spin-Off, the "Spin-Off Transactions");

                  WHEREAS, the Company has requested that the Lenders make available to the Company an $85,000,000 five-year revolving credit facility (as hereinafter defined, the "Revolving Credit Facility"), a portion of which will be available to the Canadian Borrower as a revolving credit subfacility (the "Canadian Revolving Credit Facility"), the proceeds of which will be used by the Borrowers to finance working capital and general corporate purposes, including financing permitted acquisitions and permitted investments and funding the Spin-Off Transactions; and






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                                       2

                  WHEREAS, the Lenders are willing to make available the Revolving Credit Facility and the Canadian Revolving Credit Facility pursuant to this Agreement upon the terms and conditions hereinafter set forth.

                  NOW THEREFORE, the parties hereto hereby agree as follows:

                    SECTION 1. DEFINITIONS AND INTERPRETATION

                  1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

                  "ABR": for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by Chase as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by Chase in connection with extensions of credit to debtors); "Base CD Rate" shall mean the sum of (a) the product of (i) the Three-Month Secondary CD Rate and (ii) a fraction, the numerator of which is one and the denominator of which is one minus the C/D Reserve Percentage and (b) the C/D Assessment Rate; "Three-Month Secondary CD Rate" shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 A.M., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by the Administrative Agent from three New York City negotiable certificate of deposit dealers of recognized standing selected by it; and "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Base CD Rate or the Federal Funds Effective Rate, or both, for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms thereof, the ABR shall be determined without regard to clause (b) or (c), or both, of the first sentence of this definition, as







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                                       3

         appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the ABR due to a change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate, respectively.

                  "ABR Loans": Loans the rate of interest applicable to which is based upon the ABR.

                  "Acceptance" and "B/A": a banker's acceptance or a depository bill within the meaning of the Depository Bills and Notes Act (Canada), in either case denominated in C$ issued by the Canadian Borrower and accepted and, if applicable, purchased by a Canadian Revolving Credit Lender in accordance with this Agreement.

                  "Acceptance Exposure": at any time, the aggregate face amount of Canadian B/A Loans.

                  "Acceptance Reimbursement Obligations": the obligation of the Canadian Borrower to reimburse the Canadian Revolving Credit Lenders pursuant to subsections 2.3(h) and 2.3(i).

                  "Adjustment Date":  as defined in the Pricing Grid.

                  "Affiliate": as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, whether or not exercised, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise or through the direct or indirect ownership of 10% (or, for purposes of subsection 10.6, 50%) or more of any class of Capital Stock of such Person.

                  "Agents": the collective reference to the Administrative Agent, the Canadian Administrative Agent, the Documentation Agent and the Syndication Agent.

                  "AGI":  The Andover Group, Inc., a Delaware corporation.

                  "Agreement": this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

                  "Allocable Tax Obligations": (a) the Company's share (based on the ratio of the book value of the Company and its Subsidiaries to the book value of Holdings and its Subsidiaries (including the Company and its Subsidiaries)) of any state or local taxes, other than taxes imposed on or measured by income or receipts, that are imposed on Holdings or Intermediate Holdings by virtue of Holdings or Intermediate Holdings (as the case may be) (i) being incorporated in such state or locality, (ii) having Capital Stock







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                                       4

         outstanding or (iii) owning the stock of the Company (but excluding any taxes imposed on or attributable to any dividends received from the Company), (b) any payments in respect of taxes required to be made by Holdings under the Spin-Off Documents (less any refunds of such taxes that are received by Holdings or Intermediate Holdings and not repaid to the Company) and (c) any taxes of the Company or its Subsidiaries that are measured by income and for which Holdings or Intermediate Holdings is liable up to an amount not to exceed with respect to such federal taxes, the amount of any such taxes that the Company would have been required to pay on a consolidated basis if the Company had filed a consolidated return on behalf of an affiliated group (as defined in section 1504 of the Code) of which it was the common parent, or with respect to such state, local and foreign taxes, the amount of taxes that the Company would have been required to pay if the Company and its eligible Subsidiaries had filed an unaffiliated, combined or unitary return with respect to such state, local or foreign taxes.

                  "Allocation Lender": either (a) an Affiliate of a Canadian Revolving Credit Lender, which Affiliate has a Revolving Credit Commitment or is the holder of Revolving Credit Loans, or (b) a Canadian Revolving Credit Lender having such an Affiliate.

                  "Applicable Agent": (i) the Administrative Agent with respect to the Revolving Credit Commitments and (ii) the Canadian Administrative Agent with respect to the Canadian Revolving Credit Commitments.

                  "Applicable Margin": for each Type of Loan, the rate per annum set forth under the relevant column heading below:

                         Type                                 Applicable Margin

                   Eurodollar Loans                                 2.75%
                   Canadian B/A Loans (Stamping Fee)                2.75
                   ABR Loans                                        1.50
                   Canadian Base Rate Loans                         1.50
                   Canadian Prime Rate Loans                        1.50

          provided, that on and after the first Adjustment Date after December 31, 1999, the Applicable Margin will be determined pursuant to the Pricing Grid.

                   "Applicable Percentage": (x) with respect to any Revolving Credit Lender, the percentage of the Total Revolving Credit Commitments represented by such Revolving Credit Lender's Revolving Credit Commitment, or (y) with respect to any Canadian Revolving Credit Lender, the percentage of the Total Canadian Revolving Credit Commitments represented by such Canadian Revolving Credit Lender's Canadian Revolving Credit Commitment.

                  "Application": an application, in such form as the relevant Issuing Bank may specify from time to time, requesting such Issuing Bank to open a Letter of Credit.






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                                       5

                   "Asset Sale": (a) any Disposition of any assets or rights other than sales of (i) inventory in the ordinary course of business consistent with past practices and (ii) obsolete assets, and (b) any issuance or sale by the Company or any of its Subsidiaries of Equity Interests of any of the Company's Subsidiaries, in the case of either clause (a) or (b), whether in a single transaction or a series of related transactions (x) that have a fair market value in excess of $2,000,000 or (y) for net proceeds in excess of $2,000,000. Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales: (A) a transfer of assets by (1) the Company to the Canadian Borrower, a Subsidiary Guarantor or a Canadian Subsidiary Guarantor, (2) a Subsidiary to the Company, the Canadian Borrower, a Subsidiary Guarantor or a Canadian Subsidiary Guarantor or (3) a Subsidiary (other than the Canadian Borrower) that is not a Subsidiary Guarantor or a Canadian Subsidiary Guarantor to any Subsidiary that is not a Subsidiary Guarantor or a Canadian Subsidiary Guarantor, (B) an issuance of Equity Interests by (1) a Subsidiary to the Company, the Canadian Borrower, a Subsidiary Guarantor or a Canadian Subsidiary Guarantor or (2) a Subsidiary (other than the Canadian Borrower) that is not a Subsidiary Guarantor or a Canadian Subsidiary Guarantor to any other Subsidiary that is not a Subsidiary Guarantor or a Canadian Subsidiary Guarantor, (C) a Lien that is permitted under subsection 7.3, (D) any Disposition constituting a Permitted Investment and (E) any Disposition constituting a Mineral Rights Exchange.

                   "Assignee":  as defined in subsection 10.6(c).

                   "Available Canadian Revolving Credit Commitment": as to any Canadian Revolving Credit Lender at any time, an amount equal to the excess, if any, of (a) such Lender's Canadian Revolving Credit Commitment then in effect over (b) such Lender's Canadian Revolving Extensions of Credit then outstanding.

                  "Available Revolving Credit Commitment": as to any Revolving Credit Lender at any time, an amount equal to the excess, if any, of
         (a) such Lender's Revolving Credit Commitment then in effect over (b) such Lender's Revolving Extensions of Credit then outstanding.

                  "Board": the Board of Governors of the Federal Reserve System and any successor thereto.

                  "Borrowers": the collective reference to the Company and the Canadian Borrower; either of them, a "Borrower."

                  "Borrowing Date": any Business Day specified in a notice pursuant to subsection 2.2, 2.3, 2.4 or 3.2 as a date on which a Borrower requests the Lenders to make Loans hereunder or an Issuing Bank to issue a Letter of Credit hereunder.

                   "Business":  as defined in subsection 4.16.






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                                       6

                  "Business Day": (i) for all purposes other than as covered by clause (ii) below, a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, (ii) with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) (or clause (iii) with respect to Eurodollar Loans made by a Canadian Revolving Credit Lender) and which is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market, and (iii) with respect to the making of Canadian Revolving Credit Loans or the issuance of Letters of Credit under the Canadian Revolving Credit Commitment, any payment in respect thereof, or any other dealing in Canadian Dollars pursuant to this Agreement, any day which is a Business Day described in clause (i) and which is also not a Saturday, Sunday or other day on which chartered banks in Toronto, Ontario are authorized or required by law to close.

                  "C$ Prime Rate": on any day, the annual rate of interest equal to the annual rate of interest published from time to time by the Canadian Administrative Agent as its prime rate in effect at its principal office in Toronto on such day for determining interest rates on C$ denominated commercial loans in Canada.

                  "Canadian Administrative Agent": Chase Canada and its successors, as administrative agent for the Canadian Revolving Credit Lenders and as collateral agent for the Canadian Revolving Credit Lenders under the Canadian Security Documents.

                  "Canadian B/A Loan": a Canadian Revolving Credit Loan comprised of Acceptances. The principal amount of any Canadian B/A Loan shall be deemed to be the aggregate face amount of the relevant Acceptances.

                  "Canadian Base Rate Loan": a Canadian Revolving Credit Loan denominated in $ which bears interest based upon the US Base Rate.

                  "Canadian Benefit Plans": all material employee benefit plans of any nature or kind whatsoever that are not Canadian Pension Plans and are maintained or contributed to by any Borrower or any of its respective Subsidiaries, in each case covering employees in Canada.

                  "Canadian Borrower": as defined in the preamble to this Agreement.

                  "Canadian Borrower Obligations": the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans, Acceptance Reimbursement Obligations and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Canadian Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans made to the Canadian Borrower and all other obligations and liabilities of the Canadian Borrower to the Administrative Agent, the Canadian Administrative Agent or any Lender (or, in the case of Interest Rate Protection







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                                       7

         Arrangements or Currency Agreements, any Affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, of the Canadian
         Borrower which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Interest Rate Protection Arrangement or Currency Agreement entered into with any Lender or any Affiliate of any Lender or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Administrative Agent, the Canadian Administrative Agent or to any Lender that are required to be paid by the Canadian Borrower pursuant hereto) or otherwise.

                  "Canadian Dollars" and "C$": lawful currency of Canada.

                  "Canadian Guarantee and Collateral Agreement": the Canadian Guarantee and Collateral Agreement to be executed and delivered by the Canadian Borrower and each Canadian Subsidiary Guarantor, substantially in the form of Exhibit E-2, as the same may be amended, supplemented or otherwise modified from time to time.

                  "Canadian Holdings": General Chemical Canada Holding Inc., an Ontario corporation.

                  "Canadian Mortgaged Properties": the real properties listed on
         Schedule VI (which shall include the Canadian Borrower's plant and "settling ponds/basins" located in Amherstburg, Ontario), as to which the Canadian Administrative Agent for the benefit of the Canadian Revolving Credit Lenders shall be granted a Lien pursuant to the Canadian Mortgages.

                  "Canadian Mortgages": each of the Charge/Mortgage of Land, the Fixed and Floating Charge Debenture, the Pledge Agreement and the related documents, in each case made by the Canadian Borrower and/or the Canadian Subsidiary Guarantors in favor of, or for the benefit of, the Canadian Administrative Agent for the benefit of the Canadian Revolving Credit Lenders, substantially in the form of Exhibit E-3 (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage is to be recorded), as the same may be amended, supplemented or otherwise modified from time to time.

                  "Canadian Pension Plan": each plan which is considered to be a pension plan for the purposes of any applicable pension benefits standards statute and/or regulation in Canada established, maintained or contributed to by any Borrower or any of its respective Subsidiaries for its employees or former employees.

                  "Canadian Prime Rate Loan": a Canadian Revolving Credit Loan denominated in C$ which bears interest at a rate based upon the C$ Prime Rate.

                  "Canadian Revolving Credit Commitment": as to any Lender, the obligation of such Lender, if any, to make Canadian Revolving Credit Loans and participate in Letters of Credit issued under the Canadian Revolving Credit Commitments in Dollars or Canadian Dollars, as applicable, in an aggregate principal and/or face amount the Dollar Equivalent Amount of which shall not exceed of the amount set forth under the heading "Canadian Revolving Credit Commitment" opposite such Lender's name on Schedule I, as the same may be changed from time to time pursuant to the terms hereof. The Canadian Revolving Credit Commitments shall be denominated in Dollars although extensions of credit thereunder may be denominated in Dollars or Canadian Dollars as provided in this Agreement.

                  "Canadian Revolving Credit Lender": each Lender which has a Canadian Revolving Credit Commitment or which is the holder of Canadian Revolving Credit Loans. Each Canadian Revolving Credit
         Lender must be a Canadian Scheduled Lender.

                  "Canadian Revolving Credit Loans": as defined in subsection 2.1(b).

                  "Canadian Revolving Credit Percentage": as to any Canadian Revolving Credit Lender at any time, the percentage which such Lender's Canadian Revolving Credit Commitment then constitutes of the Total Canadian Revolving Credit Commitments (or, at any time after the Canadian Revolving Credit Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender's Canadian Revolving Credit Loans then outstanding constitutes of the aggregate principal amount of the Canadian Revolving Credit Loans then outstanding).

                  "Canadian Revolving Extensions of Credit": as to any Canadian Revolving Credit Lender at any time, an amount equal to the Dollar Equivalent Amount of the sum of (a) the aggregate principal amount of all Canadian Revolving Credit Loans made by such Lender then outstanding and (b) such Lender's Canadian Revolving Credit Percentage of the L/C Obligations then outstanding under the Canadian Revolving Credit Commitments.

                  "Canadian Schedule I Lender": each Canadian Revolving Credit Lender that is a bank listed on Schedule I to the Bank Act (Canada), as amended.

                  "Canadian Schedule II Lender": each Canadian Revolving Credit Lender that is a bank listed on Schedule II to the Bank Act (Canada), as amended.

                  "Canadian Scheduled Lender": a Canadian Schedule I Lender or a Canadian Schedule II Lender.

                  "Canadian Security Documents": the collective reference to the Canadian Guarantee and Collateral Agreement, the Canadian Mortgages and all other documents or instruments hereafter delivered to or for the benefit of the Canadian Administrative Agent and the Canadian Revolving Credit Lenders granting a Lien on any asset or assets of any Person to secure the obligations and liabilities of the Canadian Borrower hereunder, under the Notes and/or under any of the other Loan Documents or to secure any guarantee of any such obligations and liabilities by any Canadian Subsidiary Guarantors.

                  "Canadian Subsidiary Guarantors": (a) NHO Canada, Canadian Holdings and each Subsidiary of the Canadian Borrower 80% or more of the common Equity Interests of which is owned directly or indirectly by the Canadian Borrower, and (b) each other Subsidiary of Canadian Holdings or the Canadian Borrower that becomes a party to the Canadian Guarantee and Collateral Agreement.

                  "Capital Expenditures": as defined in subsection 7.9.

                  "Capital Stock": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, options or other rights to purchase any of the foregoing.

                  "Cash": money, currency or a credit balance in a deposit account, in each case which is free of Liens (except Liens in favor of the Administrative Agent and the Canadian Administrative Agent and Liens consisting of bankers' set-off rights).

                  "Cash Equivalents: (i) any evidence of Indebtedness with a maturity of two years or less issued or directly and fully guaranteed or insured by the United States of America, Canada (or any province thereof) or any agency or instrumentality of any of the foregoing (provided that the full faith and credit of the United States of America or Canada, as applicable, is pledged in support thereof); (ii) certificates of deposit or acceptances with a maturity of one year or less of any Lender or any financial institution that is a member of the Federal Reserve System (or is a chartered bank incorporated in Canada) having combined capital and surplus and undivided profits of not less than $500,000,000; (iii) master notes, loan participations and commercial paper with a maturity of two years or less issued by any Lender or any corporation (except an Affiliate or Subsidiary of the Company) organized under the laws of any State of the United States or the District of Columbia or under the laws of Canada (or any province thereof) and rated at least A-1 by S&P or at least P-1 by Moody's; (iv) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States Government or Canada (or any province therof) or issued by any agency of the forgoing and backed by the full faith and credit of the United States of America (or Canada, as applicable), in each case maturing within one year from the date of acquisition; provided that the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions With Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985; (v) time deposits of foreign banks having a combined capital and surplus of not less than $500,000,000; (vi) repurchase agreements with nationally recognized securities dealers having total capital funds in excess of $100,000,000; provided that the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions With Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985; and (vii) institutional money market funds investing principally in obligations permitted in clauses (i)-(vi) above.

                  "C/D Assessment Rate": for any day as applied to any ABR Loan, the annual assessment rate in effect on such day which is payable by a member of the Bank Insurance Fund classified as well-capitalized and within supervisory subgroup "B" (or a comparable successor assessment risk classification) within the meaning of 12 C.F.R. 'SS' 327.3(d) (or any successor provision) to the Federal Deposit Insurance Corporation (or any successor) for such Corporation's (or such successor's) insuring time deposits at offices of such institution in the United States.

                  "C/D Reserve Percentage": for any day as applied to any ABR Loan, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board, for determining the maximum reserve requirement for a Depositary Institution (as defined in Regulation D of the Board) in respect of new non-personal time deposits in Dollars of $100,000 or more having a maturity of 30 days or more.

                  "Change in Control": (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders in the aggregate or an ESOP, is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of Holdings at any time that the Permitted Holders in the aggregate "beneficially own" (as so defined), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of Holdings than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of Holdings (for the purposes of this clause (i), such other person shall be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation, if such other person beneficially owns (as so defined), directly or indirectly, more than 35% of the total voting power of the Voting Stock of such parent corporation and the Permitted Holders in the aggregate beneficially own (as so defined), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of such parent corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent corporation); (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Holdings (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of Holdings was approved by either (A) a vote of 66-2/3% of the directors of Holdings then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved or (B) a vote of Permitted Holders who beneficially own, directly or indirectly, a majority in the aggregate of the total voting power of the Voting Stock of Holdings) cease for any reason to constitute a majority of the Board of Directors of Holdings then in office; or (iii) the occurrence of a "change of control" (however denominated) under and as defined in any credit agreement, indenture or similar agreement to which Holdings or any of its Subsidiaries is a party providing for commitments of credit in excess of $10,000,000, if the occurrence of such change of control results in a default or event of default under such credit agreement, indenture or similar agreement pursuant to the terms thereof (and such default or event of default has not been cured within any applicable period set forth in such credit agreement, indenture or similar agreement), or the lenders, noteholders or other creditors have a right to have their loans, notes or other extensions of credit repaid or repurchased by the Company or such Subsidiary prior to the stated maturity thereof by reason of such change of control (and such repayment or repurchase has not occurred in accordance with such credit agreement, indenture or similar agreement).

                  "Chase": The Chase Manhattan Bank.

                  "Chase Canada": The Chase Manhattan Bank of Canada.

                  "Closing Date": as defined in subsection 5.2.

                  "Code": the Internal Revenue Code of 1986, as amended from time to time.

                  "Collateral": all assets of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

                  "Collateral Agent": Chase in its capacity as collateral agent under the Security Documents (other than the Canadian Security Documents).

                  "Commitment": as to any Lender, the sum of the Revolving Credit Commitment and the Canadian Revolving Credit Commitment of such Lender; the Revolving Credit Commitments and the Canadian Revolving Credit Commitments, collectively, the "Commitments".

                  "Commitment Fee Rate": 1/2 of 1% per annum.

                  "Commitment Period": the period from and including the Effective Date to the Termination Date.

                   "Commonly Controlled Entity": an entity, whether or not incorporated, which is under common control with the Company within the meaning of Section 4001 of ERISA or is part of a group which includes the Company and which is treated as a single employer under
          Section 414(b) or (c) of the Code.

                  "Company": as defined in the preamble to this Agreement.

                  "Company Obligations": the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and Reimbursement

         Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans made to the Company and all other obligations and liabilities of the Company to the Administrative Agent, the Canadian Administrative Agent or to any Lender (or, in the case of Interest Rate Protection Arrangements or Currency Agreements, any Affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Interest Rate Protection Arrangement or Currency Agreement entered into with any Lender or any Affiliate of any Lender or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Administrative Agent, the Canadian Administrative Agent or to any Lender that are required to be paid by the Company pursuant hereto) or otherwise.

                  "Company Pro Forma Balance Sheet": as defined in subsection 4.1(b).

                  "Compliance Certificate": a certificate substantially in the form of Exhibit B.

                  "Confidential Information Memorandum": the Confidential Information Memorandum dated March 1999 prepared in connection with the Facilities.

                  "Consolidated Cash Flow": for any period, the aggregate of (i) Consolidated Net Income for such period plus (ii) Consolidated Interest Expense deducted in computing such Consolidated Net Income plus (iii) Consolidated Tax Expense deducted in computing such Consolidated Net Income plus (iv) Consolidated Non-Cash Charges deducted in computing such Consolidated Net Income minus (v) the net gain incurred in the retirement of Indebtedness plus (vi) the net loss incurred in the retirement of Indebtedness minus (vii) Consolidated Non-Cash Gains included in computing such Consolidated Net Income minus (viii) cash gains from sales of assets (other than inventory) to the extent included in computing such Consolidated Net Income plus (ix) cash losses from sales of assets (other than inventory) to the extent deducted in computing such Consolidated Net Income.

                  "Consolidated Interest Expense": for any period, the aggregate of the interest expense of the Company and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, including amortization of original issue discount and the interest portion of any deferred payment obligations, excluding, to the extent included in computing interest expense, any amortization or write-off of debt issuance costs.

                  "Consolidated Net Income": for any period, net income of the Company and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, but excluding (i) any item classified as an extraordinary, unusual or nonrecurring gain, loss or charge, including, but not limited to, any such item related to, or arising in connection with, the Spin-Off, (ii) any amortization of deferred financing costs, (iii) all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness and (iv) non-cash gains or losses resulting from fluctuations in currency exchange rates.

                  "Consolidated Net Worth": as of the date of determination, all items which in accordance with GAAP would be included under shareholders' equity on a consolidated balance sheet of the Company and its Subsidiaries at such date.

                  "Consolidated Non-Cash Charges": for any period, the aggregate depreciation, amortization and other non-cash expenses of the Company and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

                  "Consolidated Non-Cash Gains": for any period, the aggregate non-cash revenue items of the Company and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

                  "Consolidated Tangible Assets": as of any date of determination, the total assets, less goodwill and other intangibles, shown on the balance sheet of the Company and its Subsidiaries as of the most recent date for which such a balance sheet has been delivered pursuant to subsection 6.2(b), determined on a consolidated basis in accordance with GAAP.

                  "Consolidated Tax Expense": for any period, the aggregate of the U.S. federal, state and local income tax expense and foreign tax expense of the Company and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

                  "Consolidated Total Indebtedness": as of the date of determination, all Indebtedness and Guarantee Obligations of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, except that Indebtedness and Guarantee Obligations of the Company and its Subsidiaries in respect of reclamation bonds, performance bonds, letters of credit (other than Letters of Credit) and surety bonds (in each of the foregoing cases, except to the extent financed by Indebtedness under this Agreement) required by the applicable statutes or laws of the relevant jurisdiction or by relevant Government Authorities (or, in the case of such letters of credit, issued for insurance purposes) shall be excluded for purposes of determining Consolidated Total Indebtedness.

                  "Contract Period": the term of a B/A selected by the Canadian Borrower in accordance with subsection 2.3 commencing on the Borrowing Date, rollover date or conversion date, as the case may be, of such B/A and expiring on a Business Day which shall be either 30 days, 60 days, 90 days or 180 days thereafter, in all cases subject to availability, provided that no Contract Period shall extend beyond the Termination Date.

                   "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

                   "CSI": Chase Securities Inc.

                   "Currency Agreement": with respect to any Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect such Person or any of its Subsidiaries against fluctuations in currency values.

                   "Default": any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

                   "Designated Issuer": Chase Manhattan Bank Delaware, a Delaware banking corporation, in its individual capacity.

                   "Discount Proceeds": for any B/A, an amount (rounded to the nearest whole cent, and with one-half of one cent being rounded up) calculated on the applicable Borrowing Date, rollover date or conversion date, as the case may be, by multiplying:

                   (i)   the face amount of the B/A; by

                   (ii) the quotient of one divided by the sum of one plus the product of:

                   1. the Discount Rate (expressed as a decimal) applicable to such B/A, and

                   2. a fraction, the numerator of which is the number of days in the Contract Period of the B/A (inclusive of the first day and exclusive of the last day) and the denominator of which is 365.

          with such quotient being rounded up or down to the fifth decimal place and .000005 being rounded up.

                   "Discount Rate": with respect to any issue of B/As with the same maturity date, (a) for a Canadian Revolving Credit Lender that is a Canadian Schedule I Lender, (i) the average B/A discount rate for the appropriate term as quoted on Reuters Screen CDOR Page determined at or about 10:00 A.M. (Toronto time) on that day or (ii) if the discount rate for a particular term is not quoted on Reuters Screen CDOR Page, the arithmetic average of the actual discount rates for bankers' acceptances for the appropriate term accepted by the Schedule I Reference Banks at or about 10:00 A.M. (Toronto time) on that day and (b) for a Canadian Revolving Credit Lender that is a Canadian
          Schedule II Lender, the actual discount rates applicable to B/As for the appropriate term accepted by Chase Canada but not to exceed the actual rate of discount determined in accordance with clause (a) above plus 0.10%.

                   "Disposition": with respect to any assets or rights, any sale, lease, assignment, conveyance, transfer or other disposition thereof (including, without limitation, by way of a sale and leaseback).

                   "Dollar Equivalent Amount": with respect to (i) any Canadian Revolving Credit Loan or Letter of Credit denominated in C$ or any B/A or any payment obligation in respect thereof, the equivalent amount in Dollars of such Canadian Revolving Credit Loan, Letter of Credit, B/A or payment obligation as determined by the Canadian Administrative Agent using the spot rate at which The Bank of Canada would, on such date at or about 12:00 Noon (Toronto time), be prepared to sell a similar amount of Canadian Dollars in Toronto (and if such date is not a Business Day, on the immediately preceding Business Day) and (ii) any amount denominated in Dollars, such amount in Dollars.

                   "Dollars" and "$": dollars in lawful currency of the United States of America.

                   "Domestic Subsidiary": any Subsidiary organized under the laws of the United States or any jurisdiction therein or thereof.

                   "Effective Date":  as defined in subsection 5.1.

                   "Environmental Laws": any and all foreign, Federal, state, provincial, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, guidelines, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of health, safety or the environment, as now or may at any time hereafter be in effect.

                   "Equity Interests": Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

                   "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

                   "ESOP": an employee stock ownership plan for the benefit of the Company's or a Subsidiary's employees.

                   "Eurocurrency Reserve Requirements": for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

                   "Eurodollar Base Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, (a) in the case of the Revolving Credit Loans, the rate per annum equal to the rate at which Chase is offered Dollar deposits at or about 10:00 A.M., New York City time, and (b) in the case of the Canadian Revolving Credit Loans, the rate per annum equal to the rate at which Chase Canada is offered Dollar deposits at or about 10:00 A.M., Toronto time, in each case two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where the eurodollar and foreign currency and exchange options in respect of its Eurodollar Loans are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurodollar Loan to be outstanding during such Interest Period.

                   "Eurodollar Loans": Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

                   "Eurodollar Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, (i) in the case of a Eurodollar Loan made by a Canadian Revolving Credit Lender, the Eurodollar Base Rate, and (ii) otherwise, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                             Eurodollar Base Rate
                   ----------------------------------------
                   1.00 - Eurocurrency Reserve Requirements

                   "Eurodollar Tranche": the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

                   "Event of Default": any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

                   "Exchange Act": the Securities Exchange Act of 1934, as amended.

                   "Excluded Issuer": any Subsidiary of the Company that is a direct or indirect Subsidiary of a Foreign Subsidiary, a Foreign Subsidiary Holding Company or Soda Ash Partners.

                   "Existing Credit Agreement": the Credit Agreement dated as June 15, 1998 among Holdings, the lenders party thereto, Chase, as administrative agent, and the other agents named therein.

                   "Extensions of Credit": the collective reference to the Revolving Extensions of Credit and the Canadian Revolving Extensions of Credit.

                   "Facility": each of (a) the Revolving Credit Commitments and the extensions of credit made thereunder (the "Revolving Credit Facility") and (b) the Canadian Revolving Credit Commitments and the extensions of credit made thereunder (the "Canadian Revolving Credit Facility").

                   "Federal Funds Effective Rate": as defined in the definition of "ABR."

                   "Financing Lease": any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

                   "Foreign Subsidiary": any Subsidiary other than a Domestic Subsidiary.

                   "Foreign Subsidiary Holding Company": any Domestic Subsidiary that has no material assets other than the Capital Stock or other securities of one or more Foreign Subsidiaries or other Foreign Subsidiary Holding Companies, and other assets relating solely to an ownership interest in such Capital Stock or other securities.

                   "Form 10 Filing": the Registration Statement on Form 10 (File No. 001-14789), together with all Exhibits thereto, initially filed by GenTek with the Securities and Exchange Commission on on January 27, 1999, as amended by Amendment No. 1 filed with the Securities and Exchange Commission on March 22, 1999 and by Amendment No. 2 filed with the Securities and Exchange Commission on April 8, 1999, with respect to the Spin-Off.

                   "GAAP": generally accepted accounting principles in the United States of America in effect from time to time.

                   "GC Canada Senior Notes": the 9.09% Senior Notes of the Canadian Borrower due May 20, 1999 in the original principal amount of $52,000,000, as the same may be amended, modified, supplemented, replaced or refinanced from time to time.

                   "GenTek": as defined in the recitals hereto.

                   "GenTek Credit Facility": the Credit Agreement, dated as of the date hereof, among GenTek, Noma Acquisition Corp., The Chase Manhattan Bank, as administrative agent, the Lenders parties thereto and the other agents parties thereto.

                   "Governmental Authority": any nation or government, any state, province or other political subdivision thereof and any entity (including the National Association of Insurance Commissioners or a Minister of the Crown) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                   "Guarantee and Collateral Agreement": the Guarantee and Collateral Agreement to be executed and delivered by Intermediate Holdings, the Company and each

          Subsidiary Guarantor, substantially in the form of Exhibit E-1, as the same may be amended, supplemented or otherwise modified from time to time.

                   "Guarantee Obligation": as to any Person (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith.

                   "Hazardous Materials": any hazardous materials, hazardous wastes, hazardous constituents, pollutants, contaminants, waste or hazardous or toxic substances defined or regulated as such in or under any Environmental Law, and including, without limitation, petroleum products (including crude oil or any fraction thereof), asbestos in friable form, polychlorinated biphenyls, and urea formaldehyde insulation.

                   "Holdings": as defined in the recitals to this Agreement.

                   "Indebtedness": of any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (d) all obligations of such Person under Financing Leases,
          (e) all
          obligations of such Person in respect of acceptances issued or created for the account of such Person and (f) the lesser of (i) all liabilities secured by any Lien on any property owned by such Person when such Person has not assumed or otherwise become liable for the payment thereof and (ii) the fair market value of any such property; provided that Indebtedness shall not be deemed to include any indebtedness which has been "economically defeased" or "in-substance defeased" within the meaning of and in accordance with Standard No. 76 of the Financial Accounting Standards Board.

                   "Industrial Chemicals Business": as defined in the recitals to this Agreement.

                   "Insolvency": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

                   "Insolvent":  pertaining to a condition of Insolvency.

                   "Interest Coverage Ratio": as at the last day of any fiscal quarter of the Company, the Pro Forma Ratio of (a) Consolidated Cash Flow for the period of four fiscal quarters ending on such day to (b) Consolidated Interest Expense for the period of four fiscal quarters ending on such day.

                   "Interest Payment Date": (a) as to any ABR Loan, Canadian Prime Rate Loan or Canadian Base Rate Loan, the last day of each March, June, September and December to occur while such Loan is outstanding (or if such day is not a Business Day, the next succeeding Business Day), (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Loan (other than any ABR Loan, Canadian Prime Rate Loan or Canadian Base Rate Loan or an Acceptance), the date on which such Loan is converted into another Type of Loan or on which any repayment or prepayment is made in respect thereof, (e) as to any Revolving Credit Loan, the Termination Date or such earlier date as the Revolving Credit Commitments shall terminate as provided herein and (f) as to any Canadian Revolving Credit Loan, the Termination Date or such earlier date as the Canadian Revolving Credit Commitments shall terminate as provided herein.

                   "Interest Period":  with respect to any Eurodollar Loan:

                         (i) initially, the period commencing on the borrowing
                   or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the relevant Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

                         (ii) thereafter, each period commencing on the last day
                   of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the relevant Borrower by irrevocable notice to the Applicable Agent not less than three Business Days prior to the last day of then current Interest Period with respect thereto;

           provided that, each of the foregoing provisions relating to Interest Periods is subject to the following:

                         (1) if any Interest Period would otherwise end on a day
                   that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

                         (2) any Interest Period that would otherwise extend
                   beyond the Termination Date shall end on the Termination
                   Date;

                         (3) any Interest Period that begins on the last
                   Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

                         (4) the relevant Borrower shall select Interest Periods
                   so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

                   "Interest Rate Protection Arrangement": as defined in the definition of "Interest Rate Protection Obligations" below.

                   "Interest Rate Protection Obligations": the obligations of any Person pursuant to any arrangement (an "Interest Rate Protection Arrangement") with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include without limitation, interest rate swaps, caps, floors, collars and similar agreements.

                   "Intermediate Holdings":  as defined in the recitals hereto.

                   "Investment":  as defined in subsection 7.10.

                   "IRS Ruling": the private letter ruling of the Internal Revenue Service, dated March 16, 1999 and received by Holdings on March 18, 1999, to the effect that the Spin-Off generally will be tax free to Holdings and its shareholders, as more fully described in the Form 10 Filing.

                   "Issuing Bank": (a) with respect to any Letter of Credit issued under the Revolving Credit Commitments, Chase or any Affiliate thereof, including the Designated Issuer, or any successor thereto, each in its capacity as issuer of any such Letter of Credit, and (b) with respect to any Letter of Credit issued under the Canadian Revolving Credit Commitments, a Canadian Revolving Credit Lender to be agreed upon by the Canadian Administrative Agent and the Canadian Borrower, or any successor thereto, in such Lender's (or such successor's, as the case may be) capacity as issuer of any such Letter of Credit.

                   "L/C Commitment": $15,000,000, as such amount may be reduced from time to time in accordance with this Agreement.

                   "L/C Fee Payment Date": the last day of each March, June, September and December.

                   "L/C Obligations": at any time, an amount equal to the Dollar Equivalent Amount of the sum of (a) the aggregate then undrawn and unexpired amount of then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to subsection 3.5(a).

                   "Lenders":  as defined in the preamble to this Agreement.

                   "Letters of Credit": as defined in subsection 3.1(a).

                   "Leverage Ratio": as at the last day of any fiscal quarter of the Company, the Pro Forma Ratio of (a) Consolidated Total Indebtedness as at such day to (b) Consolidated Cash Flow for the period of four fiscal quarters ending on such day.

                   "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing).

                   "Loan Documents": the collective reference to this Agreement, the Notes, the Applications and the Security Documents.

                   "Loan Parties": Intermediate Holdings, the Borrowers and each of their respective Subsidiaries party to a Loan Document.

                   "Loans": any loan made by any Lender pursuant to this Agreement.

                   "Majority Facility Lenders": with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Total Revolving Extensions of Credit or Total Canadian Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or prior to any termination of a Facility, the holders of more than 50% of the Commitments under such Facility).

                   "Management Agreement": the Amended and Restated Management Agreement dated as of April 30, 1999 between Holdings and Latona Associates Inc., as such agreement may be amended, supplemented or otherwise modified or replaced from time to time in accordance with subsection 7.11.

                   "Material Adverse Effect": a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) or prospects of the Company and its Subsidiaries taken as a whole, or
          (b) the validity or enforceability of this Agreement, any of the Notes, any Application or any of the other Loan Documents or the rights or remedies of the Administrative Agent, the Canadian Administrative Agent or the Lenders hereunder or thereunder.

                   "Material Foreign Subsidiary": any Material Subsidiary organized under the laws of any jurisdiction (other than the United States or any jurisdiction therein).

                   "Material Subsidiary": at any date of determination, any Subsidiary of the Company (i) the gross revenues of which aggregated at least 5% of the aggregate gross revenues of the Company and its Subsidiaries for the most recent period of twelve consecutive months ending prior to such date or (ii) the book value of the assets of which aggregated at least 10% of the aggregate book value of the assets of the Company and its Subsidiaries as at the last day of the most recently ended fiscal month of the Company.

                   "Maximum Canadian Revolving Credit Commitments": $60,000,000.

                   "Mineral Agreement": an agreement between the Company or a Subsidiary of the Company and a customer of the Company or such Subsidiary for the purpose of mining minerals pursuant to which the Company or such Subsidiary contributes minerals leases to such Person, or agrees to mine minerals for such Person, in the ordinary course of business.

                   "Mineral Rights Exchange": any sale, conveyance, transfer or other disposition, in the ordinary course of business of the Company and its Subsidiaries, of leases, licenses or other interests in mineral rights in exchange for other leases, licenses or interests in mineral rights to be used by the Company and its Subsidiaries and having an equivalent fair market value (taking into account the value to the Company and its Subsidiaries of the location and quality of the new mineral rights relative to the existing mineral rights).

                   "Moody's":  Moody's Investors Services, Inc.

                   "Multiemployer Plan": a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

                   "Net Cash Proceeds": (a) when used in respect of any Asset Sale or Recovery Event by or with respect to the Company or any of its Subsidiaries, the gross proceeds received by such Person in Cash and Cash Equivalents (including payment in respect of deferred payment obligations but only when received in the form of Cash and Cash Equivalents), from such Asset Sale or Recovery Event less (i) all legal, accounting, title, recording and transfer tax expenses, commissions and other customary fees and expenses incurred, and all other federal, state and local taxes assessed, in connection therewith, (ii) the principal amount of, premium, if any, and interest on, any Indebtedness (other than the Loans and L/C Obligations) which is secured by the assets which are the subject of such Asset Sale or Recovery Event and which is required to be repaid in connection with such Asset Sale or Recovery Event and (iii) amounts to be provided by such Person as a reserve, in accordance with GAAP, against any liabilities associated with any such Asset Sale or Recovery Event and retained by such Person after such Asset Sale or Recovery Event, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such Asset Sale or Recovery Event, provided that any such net proceeds received by Soda Ash Partners or any Subsidiary of Soda Ash Partners shall constitute Net Cash Proceeds only when and to the extent such net proceeds are distributed to the Company, and (b) when used in respect of the incurrence of Indebtedness by the Company or any of its Subsidiaries, the gross proceeds received by such Person in Cash and Cash Equivalents from such incurrence less all legal expenses, commissions and other fees and expenses incurred or to be incurred in connection therewith.

                   "NHO Canada": NHO Canada Holding, Inc., a Delaware corporation.

                   "NHO Distribution": as defined in the recitals hereto.

                   "1998 10-K": Holdings' annual report on Form 10-K filed with the Securities and Exchange Commission for its fiscal year ended December 31, 1998.

                   "Non-Excluded Taxes":  as defined in subsection 2.18.

                   "Notes": the collective reference to any promissory notes evidencing the Loans.

                   "Obligations": the collective reference to the Canadian Borrower Obligations and the Company Obligations.

                   "Participant":  as defined in subsection 10.6(b).

                   "Participating Bank": as applicable, (a) any Revolving Credit Lender (other than the applicable Issuing Bank) with respect to its participating interest in each Letter of

          Credit issued under the Revolving Credit Commitments; provided that each Revolving Credit Lender (including the Issuing Bank, if a Lender) shall be deemed to be a Participating Bank with respect to any Letter of Credit issued by the Designated Issuer and (b) any Canadian Revolving Credit Lender (other than the applicable Issuing Bank) with respect to its participation in each Letter of Credit issued under the Canadian Revolving Credit Commitments.

                   "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

                   "Permitted Acquisition": any acquisition made pursuant to subsection 7.10(g).

                   "Permitted Designee": with respect to any Permitted Holder
          (i) a spouse or a child (in the case of an individual) of such Permitted Holder, (ii) any trust for the benefit of such Permitted Holder or a spouse or child of such Permitted Holder, (iii) in the event of the death or incompetence of such Permitted Holder, such Permitted Holder's estate, heirs, executor, administrator, committee or other court appointed representative, (iv) any foundation or not for profit organization established by a Permitted Holder or (v) any Person so long as a Permitted Holder is the "beneficial owner" (as defined in clause (i) of the definition of "Change in Control") of at least 51% of the Voting Stock of such Person.

                   "Permitted Holders": Paul M. Meister, Paul M. Montrone, Richard R. Russell, John Kehoe, Jr. and their Permitted Designees.

                   "Permitted Investments": Investments permitted by subsection 7.10.

                   "Person": an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

                   "Plan": at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Company or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

                   "Pledged Stock": as defined in the Guarantee and Collateral Agreement.

                   "Pricing Grid":  the pricing grid attached hereto as Annex A.

                   "Productive Assets": assets (including Capital Stock of a Person that directly or indirectly owns assets) of a kind used or usable in the Company's business, or related to such business, as conducted on the date of the relevant Asset Sale or Recovery Event.

                   "Pro Forma Ratio": as used in the definitions of "Interest Coverage Ratio", "Leverage Ratio", "Pricing Ratio" and "Senior Leverage Ratio", the ratio indicated determined using Consolidated Cash Flow, Consolidated
          Interest Expense, Funded Debt and Consolidated Total Indebtedness, as the case may be, each calculated (as provided herein as though this Agreement had been effective at such time) for the period indicated giving pro forma effect (as determined in good faith by the Chief Financial Officer of the Company, based on reasonable assumptions) to any of the following transactions that shall have occurred after the beginning of such period as if such transaction had occurred at the beginning of such period: (a) the Spin-Off and the Refinancing Transactions; (b) any transaction pursuant to which any Person becomes a Subsidiary of the Company or the Company or any Subsidiary acquires all or substantially all of the assets of any Person; or (c) any transaction of the type described in the preceding clauses (a) and (b) by any Person that, since the beginning of such period became a Subsidiary of the Company or was merged with or into the Company or any Subsidiary of the Company.

                   "Properties":  as defined in subsection 4.16.

                   "Quarterly Date": the last Business Day of each March, June, September and December to occur while any Loan is outstanding.

                   "Reallocation Date":  as defined in subsection 2.4(a).

                   "Reallocation Notice":  as defined in subsection 2.4(a).

                   "Recovery Event": any settlement of or payment in excess of $500,000 in any transaction or series of related transactions in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Company or any of its Subsidiaries.

                   "Redeemable Stock": any class or series of Capital Stock that
          (i) by its terms or otherwise is required to be redeemed prior to May 15, 2004, (ii) is redeemable at the option of the holder thereof at any time prior to May 15, 2004 or (iii) is exchangeable into any Capital Stock described in clause (i) or (ii) above.

                   "Refinancing Transactions": the collective reference to (a) the issue and sale of the Senior Subordinated Notes, (b) the distribution by the Company to Holdings of a portion of the proceeds of the issue and sale of the Senior Subordinated Notes, (c) the initial borrowing hereunder by the Canadian Borrower and the repayment in full of the GC Canada Senior Notes with the proceeds of such borrowing, (d) the initial borrowing by GenTek under the GenTek Credit Facility, (e) the loan by GenTek to GCC of the proceeds of such borrowing and the repayment in full of outstanding amounts due Holdings from GCC and (f) the repayment in full by Holdings (or the applicable Subsidiary, as the case may be) of all amounts owing under, and the termination of, the Existing Credit Agreement and all other long-term Indebtedness of the Company and its Subsidiaries (other than Indebtedness permitted to exist under subsection 7.2), and the termination of all Liens thereunder (other than Liens permitted to exist under subsection 7.3).

                   "Register":  as defined in subsection 10.6(d).

                   "Regulation U": Regulation U of the Board as in effect from time to time.

                   "Reimbursement Obligation": the obligation of each Borrower to reimburse the Issuing Banks pursuant to subsection 3.5(a) for amounts drawn under Letters of Credit.

                   "Reinvestment Deferred Amount": with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Company or any of its Subsidiaries in connection therewith which are not applied to reduce the Total Commitments pursuant to subsection 2.9(d) as a result of the delivery of a Reinvestment Notice.

                   "Reinvestment Event": any Asset Sale or Recovery Event in respect of which the Company has delivered a Reinvestment Notice.

                   "Reinvestment Notice": a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Company (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire Productive Assets.

                   "Reinvestment Prepayment Amount": with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire Productive Assets.

                   "Reinvestment Prepayment Date": with respect to any Reinvestment Event, the earlier of (a) the date occurring 360 days after such Reinvestment Event and (b) the date on which the Company shall have determined not to acquire Productive Assets with all or any portion of the relevant Reinvestment Deferred Amount.

                   "Related Business": any business that is similar or reasonably related to any business engaged in by the Company or any Subsidiary, or any other business complementary or incidental thereto, or a reasonably related development thereof.

                   "Reorganization": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of
          Section 4241 of ERISA.

                   "Reportable Event": any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. 'SS' 4043.

                   "Required Lenders": at any time, Lenders the Total Credit Percentages of which aggregate more than 50%.

                   "Requirement of Law": as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

                   "Responsible Officer": the chief executive officer, the president or any vice president of a Borrower or Holdings or, with respect to financial matters, the chief financial officer of a Borrower or Holdings.

                   "Restricted Payments":  as defined in subsection 7.8.

                   "Revolving Credit Commitment": as to any Lender, the obligation of such Lender, if any, to make Revolving Credit Loans to the Company and participate in Letters of Credit issued for the account of the Company, in an aggregate principal and/or face amount not to exceed the amount set forth under the heading "Revolving Credit Commitment" opposite such Lender's name on Schedule I, as the same may be changed from time to time pursuant to the terms hereof.

                   "Revolving Credit Lender": each Lender which has a Revolving Credit Commitment or which is the holder of Revolving Credit Loans.

                   "Revolving Credit Loans":  as defined in subsection 2.1(a).

                   "Revolving Credit Percentage": as to any Revolving Credit Lender at any time, the percentage which such Lender's Revolving Credit Commitment then constitutes of the Total Revolving Credit Commitments (or, at any time after the Revolving Credit Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender's Revolving Credit Loans then outstanding constitutes of the aggregate principal amount of the Revolving Credit Loans then outstanding).

                   "Revolving Extensions of Credit": as to any Revolving Credit Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, and (b) such Lender's Revolving Credit Percentage of the L/C Obligations then outstanding under the Revolving Credit Commitments.

                   "Schedule I Reference Banks":  The Bank of Nova Scotia.

                   "Security Documents": the collective reference to the Guarantee and Collateral Agreement, the Canadian Guarantee and Collateral Agreement, the Canadian Mortgages and all other documents or instruments hereafter delivered to or for the benefit of the Administrative Agent, the Canadian Administrative Agent or the Collateral Agent and the Lenders, including the Canadian Security Documents, granting a Lien on any asset or assets of any Person to secure the obligations and liabilities of the Borrowers hereunder, under the Notes and/or under any of the other Loan Documents or to secure any guarantee of any such obligations and liabilities.

                   "Senior Leverage Ratio": as at the last day of any fiscal quarter of the Company, the Pro Forma Ratio of (a) Consolidated Total Indebtedness, less the aggregate outstanding principal amount of (i) the Senior Subordinated Notes (or Refinancing Indebtedness in respect thereof, as the case may be) and (ii) any other Indebtedness permitted under subsection 7.2 constituting "Pari Passu Debt" or "Subordinated Debt" as defined in the Senior Subordinated Note Indenture as in effect on the Closing Date, as at such day to (b) Consolidated Cash Flow for the period of four fiscal quarters ending on such day.

                   "Senior Subordinated Note Indenture": the Indenture entered into by the Company in connection with the issuance of the Senior Subordinated Notes, together with all instruments and other agreements entered into by the Company in connection therewith, as the same may be amended, supplemented or otherwise modified from time to time in accordance with subsection 7.12.

                   "Senior Subordinated Notes": the subordinated notes of the Company issued on the Closing Date pursuant to the Senior Subordinated
          Note Indenture.

                   "Separation": as defined in the recitals hereto.

                   "Separation Agreement": as defined in the recitals hereto.

                   "Single Employer Plan": any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

                   "Soda Ash Parent Agreement": the Amended and Restated Parent Guaranty and Transfer Agreement dated June 30, 1992 and executed by New Hampshire Oak, Inc., ACI International Limited and TOSOH America, Inc., as the same may be amended, modified or supplemented from time to time.

                   "Soda Ash Partners": General Chemical (Soda Ash) Partners, a Delaware general partnership.

                   "Soda Ash Partnership Agreement": the Second Amended and Restated Partnership Agreement of General Chemical (Soda Ash) Partners, dated June 30, 1992 and executed by General Chemical Corporation, the Andover Group, Inc and TOSOH Wyoming, Inc., setting forth the respective rights and duties of the general partners of Soda Ash Partners, as such agreement may be amended, supplemented, replaced or otherwise modified from time to time in accordance with subsection 7.12.

                   "Solvent": when used with respect to any Person, means that, as of any date of determination, (a) the amount of the "present fair saleable value" of the assets of such Person will, as of such date, exceed the amount of all "liabilities of such Person, contingent or otherwise", as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) "debt" means liability on a "claim", and (ii) "claim" means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

                   "Spin-Off":  as defined in the recitals hereto.

                   "Spin-Off Documents": the collective reference to (i) the Separation Agreement and (ii) the Ancillary Agreements (as defined in the Separation Agreement as in effect on the date hereof), as the same may be amended, modified or supplemented from time to time.

                   "Spin-Off Transactions": as defined in the recitals to this Agreement.

                   "S&P": Standard & Poor's Ratings Services Group, a division of The McGraw-Hill Companies, Inc.

                   "Stamping Fee": a fee payable in C$ by the Canadian Borrower to the Canadian Administrative Agent for the benefit of a Canadian Revolving Credit Lender with respect to the acceptance of a B/A, calculated on the face amount of the B/A at the rate per annum equal to the Applicable Margin for Canadian B/A Loans on the basis of the number of days in the applicable Contract Period (inclusive of the first day and exclusive of the last day) and a year of 365 days.

                   "Subsidiary": as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company, which shall include, without limitation, Soda Ash Partners.

                   "Subsidiary Guarantor": each Domestic Subsidiary of the Company (other than Soda Ash Partners) (a) 80% or more of the common Equity Interests of which is owned by the Company, directly or indirectly (other than indirectly through any Foreign






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                                       30

          Subsidiary, any Foreign Subsidiary Holding Company or Soda Ash Partners), (b) that is or becomes a party to the Guarantee and Collateral Agreement or (c) that is designated by the Company as a Subsidiary Guarantor and becomes a party to the Guarantee and Collateral Agreement.

                   "Supply Partnership": any Person (a) in which the Company beneficially owns Equity Interests and (b) which has been organized for the purpose of toll manufacturing, marketing or selling industrial chemical products, mining minerals and/or supplying energy, raw materials or transportation services for the benefit of (x) the Company and its Subsidiaries in the ordinary course of business, (y) one or more of its customers or raw material (including energy) suppliers and (z) if applicable, other Persons similarly situated as the Company and its Subsidiaries with respect to such benefits.

                   "Termination Date":  April 30, 2004.

                   "TOSOH":  TOSOH Wyoming, Inc., a Delaware corporation.

                   "Total Canadian Revolving Credit Commitments": at any time, the aggregate amount of the Canadian Revolving Credit Commitments then in effect. The original amount of the Total Canadian Revolving Credit Commitments as of the Effective Date is $60,000,000.

                   "Total Canadian Revolving Extensions of Credit": at any time, the Dollar Equivalent Amount of the aggregate amount of the Canadian Revolving Extensions of Credit of the Canadian Revolving Credit Lenders outstanding at such time.

                   "Total Commitments": at any time, the aggregate amount of the Revolving Credit Commitments and Canadian Revolving Credit Commitments then in effect. The original amount of the Total Commitments as of the Effective Date is $85,000,000.

                   "Total Credit Percentage": as to any Lender at any time, the percentage of the aggregate Revolving Credit Commitments and Canadian Revolving Credit Commitments then constituted by its Revolving Credit Commitment and Canadian Revolving Credit Commitment (or, if the Revolving Credit Commitments or Canadian Revolving Credit Commitments have terminated or expired, the percentage of the aggregate Dollar Equivalent Amount of outstanding Loans and interests in the outstanding L/C Obligations then constituted by its outstanding Loans and interests in outstanding L/C Obligations).

                   "Total Revolving Credit Commitments": at any time, the aggregate amount of the Revolving Credit Commitments then in effect. The original amount of the Total Revolving Credit Commitments as of the Effective Date is $25,000,000.






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                                       31

                   "Total Revolving Extensions of Credit": at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Credit Lenders outstanding at such time.

                   "Transferee":  as defined in subsection 10.6(f).

                   "Type": as to any Revolving Credit Loan, its nature as an ABR Loan or a Eurodollar Loan; and as to any Canadian Revolving Credit Loan, its nature as a Canadian Prime Rate Loan, a Canadian Base Rate Loan, a Eurodollar Loan or a Canadian B/A Loan.

                   "Uniform Customs": the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time.

                   "US Base Rate": the rate of interest per annum in effect from time to time that is equal to the greater of (a) the rate of interest publicly announced by the Canadian Administrative Agent from time to time as being its reference rate then in effect for determining interests rates for commercial loans in Dollars made in Canada and (b) the Federal Funds Effective Rate plus 1/2 of 1%.

                   "Voting Stock": Capital Stock of a Person normally entitled to vote in the election of directors (or other persons exercising similar functions) of such Person.

                   1.2 (a) Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Notes and the other Loan Documents or any certificate or other document made or delivered pursuant hereto.

                   (b) As used herein and in the Notes and the other Loan Documents, and any certificate or other document made or delivered pursuant hereto, accounting terms relating to Holdings and its Subsidiaries not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

                   (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

                   (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.






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                                       32

                   1.3 Conflict Between Credit Agreement and other Loan Documents . If there is any conflict between this Agreement and any other Loan Document, this Agreement and such other Loan Document shall be interpreted and construed, if possible, so as to avoid or minimize such conflict but, to the extent (and only to the extent) of such conflict, this Agreement shall prevail and control.

                   SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

                   2.1 Commitments. (a) (i) Subject to the terms and conditions hereof, each Revolving Credit Lender severally agrees to make revolving credit loans denominated in Dollars ("Revolving Credit Loans") to the Company from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender's Revolving Credit Percentage of then outstanding L/C Obligations under the Revolving Credit Commitments, does not exceed the amount of such Lender's Revolving Credit Commitment. During the Commitment Period the Company may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

                   (ii) The Revolving Credit Loans may from time to time be (A) Eurodollar Loans, (B) ABR Loans or (C) a combination thereof, as determined by the Company and notified to the Administrative Agent in accordance with subsections 2.2 and 2.10, provided that no Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Termination Date.

                   (b) (i) Subject to the terms and conditions hereof, each Canadian Revolving Credit Lender severally agrees to make revolving credit loans denominated in Dollars or Canadian Dollars ("Canadian Revolving Credit Loans") to the Canadian Borrower from time to time during the Commitment Period in an aggregate principal amount having a Dollar Equivalent Amount at any one time outstanding which, when added to such Lender's Canadian Revolving Credit Percentage of then outstanding L/C Obligations under the Canadian Revolving Credit Commitments, does not exceed the amount of such Lender's Canadian Revolving Credit Commitment. During the Commitment Period the Canadian Borrower may use the Canadian Revolving Credit Commitments by borrowing, prepaying the Canadian Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

                   (ii) The Canadian Revolving Credit Loans may from time to time be (A) Canadian Base Rate Loans, (B) Eurodollar Loans, (C) Canadian Prime Rate Loans, (D) Canadian B/A Loans or (E) a combination thereof, as determined by the Canadian Borrower and notified to the Canadian Administrative Agent in accordance with subsections 2.2, 2.3 and 2.10, provided that no Canadian B/A Loan may be made after the day that is 30 days prior to the Termination Date.

                   2.2 Procedure for Borrowing. (a) The Company may borrow under the Revolving Credit Commitments during the Commitment Period on any Business Day, provided that the Company shall give the Administrative Agent irrevocable notice (which notice must be






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                                       33

received by the Administrative Agent prior to 11:00 A.M., New York City time,
(i) three Business Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Credit Loans are to be initially Eurodollar Loans or (ii) one Business Day prior to the requested Borrowing Date, otherwise), specifying (A) the amount to be borrowed, (B) the requested Borrowing Date, (C) whether the borrowing is to be of Eurodollar Loans, ABR Loans or a combination thereof and (D) if the borrowing is to be entirely or partly of Eurodollar Loans, the amounts of such Type of Loan and the lengths of the initial Interest Periods therefor. Each borrowing under the Revolving Credit Commitments shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple thereof (or, if then Available Revolving Credit Commitments are less than $1,000,000, such lesser amount) and
(y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Upon receipt of any such notice from the Company, the Administrative Agent shall promptly notify each Revolving Credit Lender thereof. Each Revolving Credit Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Company at the office of the Administrative Agent specified in subsection 10.2 prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Company in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Company by the Administrative Agent crediting the account of the Company on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Credit Lenders and in like funds as received by the Administrative Agent.

                   (b) The Canadian Borrower may borrow under the Canadian Revolving Credit Commitments during the Commitment Period on any Business Day, provided that the Canadian Borrower shall give the Canadian Administrative Agent irrevocable notice (which notice must be received by the Canadian Administrative Agent prior to 11:00 A.M., Toronto time, (i) three Business Days prior to the requested Borrowing Date, if all or any part of the requested Canadian Revolving Credit Loans are to be initially Eurodollar Loans, (ii) two Business Days prior to the requested Borrowing Date, if all or any part of the requested Canadian Revolving Credit Loans are to be initially Canadian B/A Loans or (iii) one Business Day prior to the requested Borrowing Date, otherwise), specifying (A) the amount to be borrowed, (B) the requested Borrowing Date, (C) whether the borrowing is to be of Canadian B/A Loans, Canadian Prime Rate Loans, Eurodollar Loans, Canadian Base Rate Loans or a combination thereof, (D) whether the requested Loans are to be denominated in Dollars or Canadian Dollars and (E) if the borrowing is to be entirely or partly by way of Canadian B/A Loans, the aggregate face amount of such B/As and the lengths of the initial Contract Periods therefor. Each borrowing under the Canadian Revolving Credit Commitments shall be in an amount equal to (w) in the case of Canadian Base Rate Loans, $1,000,000 or a whole multiple thereof (or, if then Available Canadian Revolving Credit Commitments are less than $1,000,000, such lesser amount), (x) in the case of Canadian Prime Rate Loans, C$1,000,000 or a whole multiple thereof (or, if the then Available Canadian Revolving Credit Commitments are less than C$1,000,000, such lesser amount), (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if the then Available Canadian Revolving Credit Commitments are less than $5,000,000, such lesser amount) and (z) in the case of Canadian B/A Loans, C$5,000,000 or a whole multiple of C$1,000,000 in excess thereof (or, if the then Available Canadian Revolving Credit Commitments are less than C$5,000,000, such lesser amount). Upon receipt of any such notice from the Canadian Borrower, the Canadian Administrative Agent shall promptly notify





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                                       34

each Canadian Revolving Credit Lender thereof. Each Canadian Revolving Credit Lender will make the amount of its pro rata share of each borrowing available to the Canadian Administrative Agent for the account of the Canadian Borrower at the office of the Canadian Administrative Agent specified in subsection
10.2 prior to 12:00 Noon, Toronto time, on the Borrowing Date requested by the Canadian Borrower in funds immediately available to the Canadian Administrative Agent. Such borrowing will then be made available to the Canadian Borrower by the Canadian Administrative Agent crediting the account of the Canadian Borrower on the books of such office with the aggregate of the amounts made available to the Canadian Administrative Agent by the Canadian Revolving Credit Lenders and in like funds as received by the Canadian Administrative Agent. Notwithstanding the foregoing, Canadian B/A Loans shall be made in accordance with the provisions of subsection 2.3.

                   2.3 Canadian B/A Loans; Acceptances. (a) Subject to the terms and conditions of this Agreement, the Canadian Borrower may request a Canadian B/A Loan by presenting drafts for acceptance and purchase as B/As by the Canadian Revolving Credit Lenders.

                   (b) No Contract Period with respect to a B/A shall extend beyond the Termination Date.

                   (c) To facilitate availment of the Canadian B/A Loans, the Canadian Borrower hereby appoints each Canadian Revolving Credit Lender as its attorney to sign and endorse on its behalf, in handwriting or by facsimile or mechanical signature as and when deemed necessary by such Canadian Revolving Credit Lender, blank forms of B/As substantially in the form of Exhibit H. In this respect, it is each Canadian Revolving Credit Lender's responsibility to maintain an adequate supply of blank forms of B/As for acceptance under this Agreement. The Canadian Borrower recognizes and agrees that all B/As signed and/or endorsed on its behalf by a Canadian Revolving Credit Lender as required hereunder shall bind the Canadian Borrower as fully and effectually as if signed in the handwriting of and duly issued by the proper signing officers of the Canadian Borrower. Each Canadian Revolving Credit Lender is hereby authorized to issue such B/As endorsed in blank in such face amounts as may be determined by such Canadian Revolving Credit Lender; provided that the aggregate amount thereof is equal to the aggregate amount of B/As required by the Canadian Borrower to be accepted and purchased by such Canadian Revolving Credit Lender. No Canadian Revolving Credit Lender shall be liable for any damage, loss or other claim arising by reason of any loss or improper use of any such instrument except the gross negligence or wilful misconduct of the Canadian Revolving Credit Lender or its officers, employees, agents or representatives. Each Canadian Revolving Credit Lender shall maintain a record with respect to B/As
(a) received by it from the Canadian Administrative Agent in blank hereunder,
(b) voided by it for any reason, (c) accepted and purchased by it hereunder, and
(d) canceled at their respective maturities. Each Canadian Revolving Credit Lender further agrees to retain such records in the manner and for the statutory periods provided in the various provincial or federal statutes and regulations which apply to such Canadian Revolving Credit Lender. Each Canadian Revolving Credit Lender agrees to provide such records to the Canadian Borrower at the Canadian Borrower's expense upon request. On request by or on behalf of the Canadian Borrower, a Canadian Revolving Credit Lender shall cancel all forms of B/A which have been pre-signed or pre-endorsed on behalf of the Canadian






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
                                       35

Borrower and which are held by the said Canadian Revolving Credit Lender and are not required to be issued in accordance with the Canadian Borrower's irrevocable notice.

                   (d) Drafts of the Canadian Borrower to be accepted as B/As hereunder shall be signed as set forth in this subsection 2.3. Notwithstanding that any Person whose signature appears on any B/A may no longer be an authorized signatory for any of the Canadian Revolving Credit Lenders or the Canadian Borrower at the date of issuance of a B/A, such signature shall nevertheless be valid and sufficient for all purposes as if such authority had remained in force at the time of such issuance and any such B/A so signed shall be binding on the Canadian Borrower.

                   (e) Promptly following receipt of a notice of borrowing, notice of rollover or notice of conversion by way of B/As, in accordance with subsection 2.2(b), 2.3(h) or 2.3(k), as applicable, the Canadian Administrative Agent shall so advise the Canadian Revolving Credit Lenders and shall advise each Canadian Revolving Credit Lender of the aggregate face amount of the B/As to be accepted by it and the applicable Contract Period (which shall be identical for all Canadian Revolving Credit Lenders). The aggregate face amount of the B/As to be accepted by a Canadian Revolving Credit Lender shall be an integral multiple of C$100,000 and such face amount shall be in each Canadian Revolving Credit Lender's Applicable Percentage of such Canadian B/A Loan; provided, that the Canadian Administrative Agent may, in its sole discretion, increase or reduce any Canadian Revolving Credit Lender's portion of such B/A to the nearest C$100,000.

                   (f) Upon acceptance of a B/A by a Canadian Revolving Credit Lender, such Canadian Revolving Credit Lender shall purchase, or arrange for a resident of Canada under the Income Tax Act (Canada) to purchase, each B/A from the Canadian Borrower at the Discount Rate for such Canadian Revolving Credit Lender applicable to such B/A accepted by it and provide to the Canadian Administrative Agent the Discount Proceeds for the account of the Canadian Borrower. The Stamping Fee payable by such Canadian Borrower to a Canadian Revolving Credit Lender under subsection 2.12 in respect of each B/A accepted by such Canadian Revolving Credit Lender shall be set off against the Discount Proceeds payable by the Canadian Revolving Credit Lender under this subsection 2.3.

                   (g) Each Canadian Revolving Credit Lender may at any time and from time to time hold, sell, rediscount or otherwise dispose of any or all B/As accepted and purchased by it.

                   (h) With respect to each Canadian B/A Loan which is outstanding hereunder, at or before 11:00 a.m. (Toronto time) two Business Days before the maturity date of such B/As, the Canadian Borrower shall notify the Canadian Administrative Agent at the Canadian Administrative Agent's address set forth in subsection 10.2 by irrevocable telephone notice, followed by a notice of rollover on the same day, if the Canadian Borrower intends to issue B/As on such maturity date to provide for the payment of such maturing B/As. If the Canadian Borrower fails to notify the Canadian Administrative Agent of its intention to issue B/As on such maturity date, the Canadian Borrower shall provide on the maturity date of such B/As payment to the Canadian Administrative Agent on behalf of the Canadian Revolving Credit Lenders of an amount equal to the aggregate face amount of such B/As. If the Canadian Borrower fails to






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                                       36

make such payment, such maturing B/As shall be deemed to have been converted on their maturity date into a Canadian Prime Rate Loan in an amount equal to the face amount of such B/As.

                   (i) The Canadian Borrower waives presentment for payment and any other defense to payment of any amounts due to a Canadian Revolving Credit Lender in respect of a B/A accepted and purchased by it pursuant to this Agreement which might exist solely by reason of such B/A being held, at the maturity thereof, by such Canadian Revolving Credit Lender in its own right and the Canadian Borrower agrees not to claim any days of grace if such Canadian Revolving Credit Lender as holder sues the Canadian Borrower on the B/A for payment of the amount payable by the Canadian Borrower thereunder. On the specified maturity date of a B/A, or such earlier date as may be required or permitted pursuant to the provisions of this Agreement, the Canadian Borrower shall pay the Canadian Revolving Credit Lender that has accepted and purchased such B/A the full face amount of such B/A and after such payment, the Canadian Borrower shall have no further liability in respect of such B/A and such Canadian Revolving Credit Lender shall be entitled to all benefits of, and be responsible for all payments due to third parties under, such B/A.

                   (j) If any Event of Default shall occur and be continuing and the Loans are accelerated pursuant to Section 8, the Canadian Borrower shall, on the Business Day it receives notice from the Canadian Administrative Agent, deposit in an account with the Canadian Administrative Agent for the benefit of the Canadian Revolving Credit Lenders, an amount in cash equal to its Acceptance Exposure as of such date. Such deposit shall be held by the Canadian Administrative Agent as collateral for the payment and performance of the Canadian Borrower Obligations. So long as such Event of Default is continuing, the Canadian Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits in Cash Equivalents, which investments shall be made at the option and sole discretion of the Canadian Administrative Agent, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall automatically be applied by the Canadian Administrative Agent to reimburse the applicable Canadian Revolving Credit Lenders for Acceptance Exposure and, if the maturity of the Loans has been accelerated, to satisfy the Canadian Borrower Obligations. All remaining amounts on deposit shall be returned to the Canadian Borrower within three Business Days after all Events of Default have been cured or waived.

                   (k) The Canadian Borrower shall have the right at any time upon irrevocable notice to the Canadian Administrative Agent not later than 11:00 A.M., Toronto time, two Business Days prior to conversion, to convert Canadian Prime Rate Loans to Canadian B/A Loans, subject to the following conditions:

                   (i) each conversion shall be made pro rata among the Canadian Revolving Credit Lenders in accordance with the respective principal amounts of the Canadian Prime Rate Loans comprising the converted Loans;






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
                                       37

                   (ii) if less than all of the outstanding principal amount of Canadian Prime Rate Loans shall be converted, the aggregate principal amount converted shall not be less than C$5,000,000;

                   (iii) each conversion shall be effected by each Canadian Revolving Credit Lender's converting the applicable principal amount of its applicable Canadian Prime Rate Loans into Canadian B/A Loans having Discount Proceeds equal to such principal amount, and accrued interest on any Prime Rate Loans being converted shall be paid by the Canadian Borrower at the time of conversion;

                   (iv) all Acceptances to be issued as a result of the conversion of the Canadian Prime Rate Loans shall be issued in accordance with the provisions of this subsection 2.3; and

                   (v) Canadian Prime Rate Loans may not be converted into Canadian B/A Loans if a Default or an Event of Default has occurred and is continuing and the Canadian Administrative Agent has determined that such conversion is not appropriate.

                   (l) At the option of the Canadian Borrower and any Canadian Revolving Credit Lender, Acceptances under this Agreement to be accepted by such Canadian Revolving Credit Lender may be issued in the form of depository bills for deposit with The Canadian Depository for Securities Limited pursuant to the Depository Bills and Notes Act (Canada). All depository bills so issued shall be governed by the provisions of this subsection 2.3.

                   2.4 Reallocation. (a) The Borrowers may, from time to time during the Commitment Period (but not more than once per calendar quarter), temporarily reduce, in whole or in part, or increase, the Canadian Revolving Credit Commitments by giving an irrevocable joint written notice (each, a "Reallocation Notice") to the Canadian Administrative Agent and the Administrative Agent at least ten (10) Business Days prior to the day (which day shall be a Business Day) specified in such notice as the effective date for such reduction or increase in the Canadian Revolving Credit Commitments, which day shall (unless otherwise agreed by all of the Canadian Revolving Credit Lenders in their sole discretion) be the first Business Day of the next following calendar quarter (the "Reallocation Date"). Any reductions or increases in the Canadian Revolving Credit Commitments shall take effect on the Reallocation Date. Each reduction or increase in the Canadian Revolving Credit Commitments shall result in an automatic corresponding increase or reduction in the Revolving Credit Commitments; provided that (A) the amount of the Canadian Revolving Credit Commitments shall not, at any time, (i) be reduced to an amount that is less than the Total Canadian Revolving Extensions of Credit at such time or (ii) exceed the Maximum Canadian Revolving Credit Commitments, and (B) the amount of the Revolving Credit Commitments shall not, at any time, (i) be reduced to an amount that is less than the Total Revolving Extensions of Credit at such time or (ii) exceed the Total Commitments as of the Effective Date, as the Total Commitments may, from time to time, be permanently reduced or canceled in accordance with subsection 2.8 or 2.9 and (C) the sum of the Revolving Credit Commitments and the Canadian Revolving Credit Commitments shall not, at any time, exceed the Total Commitments as of the Effective Date, as the Total Commitments may, from






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                                       38

time to time, be permanently reduced or canceled in accordance with subsection
2.8 or 2.9. Any amount of the Canadian Revolving Credit Commitments reallocated under this subsection 2.4 as Revolving Credit Commitments will not be available to the Canadian Borrower, and any amount of the Revolving Credit Commitments reallocated under this subsection 2.4 as Canadian Revolving Credit Commitments will not be available to the Company, unless and until such amounts are reallocated back to the Canadian Revolving Credit Commitments or the Revolving Credit Commitments, as the case may be, in accordance with the terms and conditions of this subsection 2.4.

                   (b) The ability of the Borrowers to reallocate the Revolving Credit Commitments and the Canadian Revolving Credit Commitments in accordance with this subsubsection 2.4 shall be subject to the conditions that (A) the representations and warranties set forth in each Loan Document shall be true and correct in all material respects on and as of the date of such reallocation with the same effect as though made on and as of such date, except to the extent that such representations and warranties expressly relate to an earlier date and (B) at the time of and immediately following such reduction or increase, no Event of Default or Default shall have occurred and be continuing. Each Reallocation Notice shall specify the amount (expressed in Dollars) of any reduction or increase in the Canadian Revolving Credit Commitments and the corresponding increase or reduction in the Revolving Credit Commitments. Each reallocation requested under this subsection 2.4 shall be in a minimum aggregate principal amount of $5,000,000 (or, if less, the remaining amount of the Total Canadian Revolving Credit Commitments) and in integral multiples of $1,000,000. Each reduction or increase in the Canadian Revolving Credit Commitments under this subsection 2.4 shall be made ratably among the Canadian Revolving Credit Lenders based on their respective Canadian Revolving Credit Commitments. Each reduction or increase in the Revolving Credit Commitments under this subsection 2.4 shall be made ratably among the Revolving Credit Lenders based on their respective Revolving Credit Commitments. The Canadian Administrative Agent or the Administrative Agent, as the case may be, shall promptly after receiving a Reallocation Notice notify each Canadian Revolving Credit Lender or Revolving Credit Lender, as the case may be, of the amount of its Canadian Revolving Credit Commitment or Revolving Credit Commitment, as the case may be, to be reallocated and the date of such reallocation.

                   2.5 Canadian Borrower. Notwithstanding anything in this Agreement or in any other Loan Document to the contrary, wherever in this Agreement or any other Loan Document a representation or warranty, indemnity, covenant or other obligation is expressed to be given or made by or imposed upon the Canadian Borrower, such representation, warranty, indemnity, covenant or obligation shall in each case not impose on the Canadian Borrower any obligation to give financial assistance by way of loan, guarantee, the giving of security, the payment of money or otherwise within the meaning of Section 44 of the Canada Business Corporations Act to or for the benefit of any person other than a holding body corporate as referred to in clause 44(2)(c) of the Canada Business Corporations Act.

                   2.6 Repayment of Loans; Evidence of Debt. (a) The Company hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate Revolving Credit Lender the then unpaid principal amount of each Revolving Credit Loan of such Revolving Credit Lender on the Termination Date (or such earlier date on which the Loans





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                                       39

become due and payable pursuant to Section 8 or the Revolving Credit
Commitments are otherwise terminated). The Canadian Borrower hereby unconditionally promises to pay to the Canadian Administrative Agent for the account of the appropriate Canadian Revolving Credit Lender the then unpaid principal amount of each Canadian Revolving Credit Loan of such Canadian Revolving Credit Lender on the Termination Date (or such earlier date on which the Loans became due and payable pursuant to Section 8 or the Canadian Revolving Credit Commitments are otherwise terminated). Each Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in subsection 2.12.

                   (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of each Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

                   (c) (i) The Administrative Agent, on behalf of the Company, shall maintain the Register pursuant to subsection 10.6(d), and a subaccount therein for each Lender, in which shall be recorded (A) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type thereof and each Interest Period applicable thereto, (B) the amount of any principal or interest due and payable or to become due and payable from the Company to each Lender hereunder and (C) both the amount of any sum received by the Administrative Agent hereunder from the Company and each Lender's share thereof.

                   (ii) The Canadian Administrative Agent, on behalf of the Canadian Borrower, shall maintain the Register pursuant to subsection 10.6(d), and a subaccount therein for each Canadian Revolving Credit Lender, in which shall be recorded (A) the amount of each Canadian Revolving Credit Loan made hereunder and any Note evidencing such Loan, the Type thereof and each Contract Period (if any) applicable thereto, (B) the amount of any principal or interest due and payable or to become due and payable from the Canadian Borrower to each Canadian Revolving Credit Lender hereunder and (C) both the amount of any sum received by the Canadian Administrative Agent hereunder from the Canadian Borrower and each Canadian Revolving Credit Lender's share thereof.

                   (d) The entries made in the Register and the accounts of each Lender maintained pursuant to subsection 2.6(b) shall, to the extent permitted by applicable law and in the absence of manifest error, be prima facie evidence of the existence and amounts of the obligations of each Borrower therein recorded; provided, however, that the failure of any Lender, the Administrative Agent or the Canadian Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of either Borrower to repay (with applicable interest) the Loans made to such Borrower by such Lender in accordance with the terms of this Agreement.

                   (e) Each Borrower agrees that, upon the request to the Applicable Agent by any Lender, such Borrower will execute and deliver to such Lender a promissory note of such Borrower evidencing any Loans of such Lender, substantially in the forms of Exhibit F-1 in the





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                                       40

case of Revolving Credit Loans or F-2 in the case of Canadian Revolving Credit Loans, with appropriate insertions as to date and principal amount.

                   2.7 Commitment Fee. (a) (i) Subject to subsection 2.15(b)(ii), the Company agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender a commitment fee in Dollars for the period from and including the first day of the Commitment Period to the Termination Date, computed at the Commitment Fee Rate on and after the Effective Date, on the average daily amount of the Available Revolving Credit Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Termination Date or such earlier date as the Revolving Credit Commitments shall terminate as provided herein, commencing on the first of such dates to occur after the Effective Date.

                   (ii) Subject to subsection 2.15(b)(ii), the Canadian Borrower agrees to pay to the Canadian Administrative Agent for the account of each Canadian Revolving Credit Lender a commitment fee in Dollars for the period from and including the first day of the Commitment Period to the Termination Date, computed at the Commitment Fee Rate on and after the Effective Date, on the average daily amount of the Available Canadian Revolving Credit Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Termination Date or such earlier date as the Canadian Revolving Credit Commitments shall terminate as provided herein, commencing on the first of such dates to occur after the Effective Date.

                   (b) The Company agrees to pay to the Agents the fees in the amounts and on the dates from time to time agreed to in writing by Holdings or the Company and the respective Agents.

                   2.8 Optional Termination or Reduction of Commitments . The Company shall have the right, upon not less than five Business Days' notice to the Administrative Agent, to terminate the Total Commitments or, from time to time, to reduce the amount of the Total Commitments, provided that (i) in the event of a partial reduction of the Total Commitments, such notice shall specify how such reduction is to be applied to the Total Revolving Credit Commitments and the Total Canadian Revolving Credit Commitments, and (ii) no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Loans made on the effective date thereof, (A) the aggregate principal amount of the Revolving Credit Loans then outstanding, when added to the then outstanding L/C Obligations under the Revolving Credit Commitments, would exceed the Revolving Credit Commitments then in effect or (B) the Dollar Equivalent Amount of the aggregate principal amount of the Canadian Revolving Credit Loans then outstanding, when added to the then outstanding L/C Obligations under the Canadian Revolving Credit Commitments, would exceed the Canadian Revolving Credit Commitments then in effect. Any such partial reduction of the Total Commitments, the Total Revolving Credit Commitments and/or the Total Canadian Revolving Credit Commitments shall be in an amount equal to $1,000,000 or a whole multiple thereof and shall reduce permanently the Total Commitments and, subject to any reallocation permitted under subsection 2.4, the Revolving Credit Commitments or the Canadian Revolving Credit Commitments, as applicable, then in effect.

                   2.9 Optional Prepayments; Mandatory Prepayments and Commitment Reductions. (a) Each Borrower may on the last day of any Interest Period with respect thereto, in the case of Eurodollar Loans, on the last day of any Contract Period with respect thereto, in the case of Canadian B/A Loans, or at any time and from time to time, in the case of ABR Loans, Canadian Base Rate Loans and Canadian Prime Rate Loans, prepay the Loans, in whole or in part, without premium or penalty, upon at least three Business Days' irrevocable notice in the case of Eurodollar Loans, upon at least two Business Days' irrevocable notice in the case of Canadian B/A Loans, and upon at least one Business Day's irrevocable notice in the case of ABR Loans, Canadian Base Rate Loans and Canadian Prime Rate Loans, to the Applicable Agent, specifying the date and amount of prepayment and whether the prepayment is of (i) Revolving Credit Loans, Canadian Revolving Credit Loans or a combination thereof and (ii) Eurodollar Loans, ABR Loans, Canadian B/A Loans, Canadian Base Rate Loans, Canadian Prime Rate Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of any such notice the Applicable Agent shall promptly notify each affected Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to subsection 2.19.

                   (b) (i) If, at any time during the Commitment Period, the Total Revolving Extensions of Credit exceed the Total Revolving Credit Commitments then in effect, the Company shall, without notice or demand, immediately repay the Revolving Credit Loans in an aggregate principal amount equal to such excess, together with interest accrued to the date of such payment or prepayment and any amounts payable under subsection 2.19. To the extent that after giving effect to any prepayment of the Revolving Credit Loans required by the preceding sentence, the Total Revolving Extensions of Credit exceed the Total Revolving Credit Commitments then in effect, the Company shall, without notice or demand, immediately cash collateralize the then outstanding L/C Obligations under the Revolving Credit Commitments in an amount equal to such excess in accordance with paragraph (f) below.

                   (ii) If, at any time during the Commitment Period, the Total Canadian Revolving Extensions of Credit exceed the aggregate Canadian Revolving Credit Commitments then in effect, the Canadian Borrower shall, without notice or demand, immediately repay the Canadian Revolving Credit Loans (other than Canadian B/A Loans) in an aggregate principal amount equal to such excess, together with interest accrued to the date of such payment or prepayment and any amounts payable under subsection 2.19. To the extent that after giving effect to any prepayment of the Canadian Revolving Credit Loans required by the preceding sentence, the Total Canadian Revolving Extensions of Credit exceed the Total Canadian Revolving Credit Commitments then in effect, the Canadian Borrower shall, without notice or demand, immediately cash collateralize the then outstanding L/C Obligations under the Canadian Revolving Credit Commitments and Acceptance Exposure in an amount equal to such excess in accordance with paragraph (f) below.

                   (c) If any Capital Stock or Indebtedness shall be issued or incurred by the Company or any of its Subsidiaries (other than Indebtedness permitted to be incurred under subsection 7.2 as in effect on the Closing Date, including Indebtedness the proceeds of which are used to finance Permitted Acquisitions), an amount equal to (i) in the case of issuances of Capital Stock, 50%, and (ii) in the case of incurrences of Indebtedness, 100%, of the Net Cash Proceeds





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
                                       42

thereof shall be applied on the date of such issuance or incurrence toward the permanent reduction of the Total Commitments as set forth in subsection 2.9(e).

                   (d) If on any date the Company or any of its Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then (i) unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied on such date toward the permanent reduction of the Total Commitments as set forth in subsection 2.9(e) or (ii) if a Reinvestment Notice has been delivered in respect thereof, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the permanent reduction of the Total Commitments as set forth in subsection 2.9(e). Notwithstanding the foregoing, all Net Cash Proceeds in excess of $30,000,000 received in any fiscal year shall be applied toward the permanent reduction of the Total Commitments as set forth in subsection 2.9(e).

                   (e) (i) Total Commitment reductions made pursuant to this subsection 2.9 shall be applied to reduce the Total Revolving Credit Commitments and the Total Canadian Revolving Credit Commitments in any order designated by the Company, subject to any reallocation permitted under subsection 2.4.

                   (ii) Any such reduction of the Total Revolving Credit Commitments shall be accompanied by prepayment of the Revolving Credit Loans to the extent, if any, that the Total Revolving Extensions of Credit exceed the amount of the Total Revolving Credit Commitments as so reduced, provided that if the aggregate principal amount of Revolving Credit Loans then outstanding is less than the amount of such excess (because L/C Obligations under the Revolving Credit Commitments constitute a portion thereof), the Company shall, to the extent of the balance of such excess, replace outstanding Letters of Credit and/or deposit an amount in cash in a cash collateral account established with the Administrative Agent for the benefit of the Lenders in accordance with paragraph (f) below. The application of any prepayment pursuant to this subsection shall be made first to ABR Loans and second to Eurodollar Loans. Each prepayment of the Revolving Credit Loans under this subsection 2.9(e)(ii) (except in the case of Revolving Credit Loans that are ABR Loans) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid and any amounts payable under subsection 2.19.

                   (iii) Any such reduction of the Total Canadian Revolving Credit Commitments shall be accompanied by prepayment of the Canadian Revolving Credit Loans (other than Canadian B/A Loans) to the extent, if any, that the Total Canadian Revolving Extensions of Credit exceed the amount of the Total Canadian Revolving Credit Commitments as so reduced, provided that if the aggregate principal amount of Canadian Revolving Credit Loans (other than Canadian B/A Loans) then outstanding is less than the amount of such excess (because Canadian B/A Loans or L/C Obligations under the Canadian Revolving Credit Commitments constitute a portion thereof), the Canadian Borrower shall, to the extent of the balance of such excess, replace outstanding Letters of Credit, terminate outstanding Acceptances and/or deposit an amount in cash in a cash collateral account established with the Canadian Administrative Agent for the benefit of the Canadian Revolving Credit Lenders in accordance with paragraph (f) below. Each prepayment of the Loans under this subsection 2.9
(e)(iii) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid and any amounts payable under subsection 2.19.

                   (f) The cash collateralization of L/C Obligations and Acceptance Reimbursement Obligations shall be accomplished by the applicable Borrower's depositing an amount equal to such L/C Obligations or Acceptance Reimbursement Obligations, as the case may be, in a cash collateral account opened by the Applicable Agent. This account shall bear interest which shall, so long as no Event of Default has occurred and is continuing, be payable to the applicable Borrower (and, if an Event of Default shall have occurred, such interest shall remain in such account until such Event of Default ceases to exist or the Applicable Agent has applied such interest to payment of the Company Obligations or the Canadian Borrower Obligations, as the case may be). Neither Borrower shall have any right to withdraw any amount from such cash collateral account; provided that, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Applicable Agent shall, at the request of the applicable Borrower, from time to time, release an amount of cash collateral equal to the excess of all cash collateral then on deposit in such cash collateral account over the then applicable outstanding L/C Obligations and Acceptance Reimbursement Obligations and accrued interest thereon. Each Borrower hereby grants to the Applicable Agent, for the benefit of the applicable Issuing Banks and the applicable Participating Banks, a security interest in such cash collateral (in whatever form) and the proceeds thereof to secure all such L/C Obligations. Amounts held in such cash collateral account shall be applied by the Applicable Agent to the payment of such L/C Obligations and Acceptance Reimbursement Obligations. Each Borrower shall execute and deliver to the Applicable Agent, for the account of the applicable Issuing Banks and Participating Banks, such further documents and instruments as the Applicable Agent may reasonably request to evidence the creation and perfection of such security interest in such cash collateral account.

                   (g) If, on any Quarterly Date, the outstanding balance of the Total Canadian Revolving Extensions of Credit exceeds 105% of the Canadian Revolving Credit Commitments (as a result of the fluctuation of currency values or otherwise), the Canadian Borrower shall immediately repay the aggregate outstanding Canadian Revolving Credit Loans (other than Canadian B/A Loans) to the extent required to eliminate such excess. If any such excess remains after repayment in full of such Canadian Revolving Credit Loans, the Canadian Borrower shall provide cash collateral for the L/C Obligations under the Canadian Revolving Credit Commitments and Acceptance Exposure in the manner set forth in subsections 2.3(j) and 2.10(f), as applicable, to the extent required to eliminate such excess.

                   2.10 Conversion and Continuation Options. (a) Either Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans, in the case of the Company, or Canadian Base Rate Loans, in the case of the Canadian Borrower, by giving the Applicable Agent at least two Business Days' prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. Either Borrower may elect from time to time to convert ABR Loans, in the case of the Company, or Canadian Base Rate Loans, in the case of the Canadian Borrower, to Eurodollar Loans by giving the Applicable Agent at least three Business Days' prior irrevocable notice of such election. Any such notice of conversion to Eurodollar Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Applicable Agent shall promptly notify each affected Lender thereof. All or any part of outstanding Eurodollar
Loans and ABR Loans, in the case of the Company, or Canadian Base Rate Loans, in the case of the Canadian Borrower, may be converted as provided herein, provided that (i) no Loan may be converted into a Eurodollar Loan under a particular Facility when any Event of Default has occurred and is continuing and the Applicable Agent has or the Majority Facility Lenders under such Facility have determined not to permit such conversions and
(ii) no Loan under a particular Facility may be converted into a Eurodollar Loan after the date that is one month prior to the final scheduled termination or maturity date of such Facility.

                   (b) Any Eurodollar Loans may be continued as such upon the expiration of then current Interest Period with respect thereto by the relevant Borrower giving notice to the Applicable Agent, in accordance with the applicable provisions of the term "Interest Period" set forth in subsection 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under a particular Facility may be continued as such (i) when any Event of Default has occurred and is continuing and the Applicable Agent has or the Majority Facility Lenders under such Facility have determined not to permit such continuations or (ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility and provided, further, that if the relevant Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans, in the case of the Company, or Canadian Base Rate Loans, in the case of the Canadian Borrower, on the last day of such then expiring Interest Period.

                   (c) Canadian B/A Loans and Canadian Prime Rate Loans may be converted and continued as provided in subsection 2.3.

                   2.11 Minimum Amounts of Tranches. All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods and Contract Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and the aggregate amount of any Canadian B/A Loans having identical Contract Periods commencing on the same date shall be equal to C$5,000,000 or a whole multiple of C$1,000,000 in excess thereof.

                   2.12 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

                   (b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

                   (c) Each Acceptance shall be subject to a Stamping Fee payable on the date of acceptance thereof.

                   (d) Each Canadian Base Rate Loan shall bear interest at a rate per annum equal to the US Base Rate plus the Applicable Margin.

                   (e) Each Canadian Prime Rate Loan shall bear interest at a rate per annum equal to the Canadian Prime Rate plus the Applicable Margin.

                   (f) If all or a portion of (i) the principal amount of any Loan, (ii) any interest payable thereon or (iii) any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this subsection plus 2% (or, in the case of overdue Acceptance Reimbursement Obligations, the rate that would be applicable to Canadian Prime Rate Loans plus 2%) or (y), to the extent permitted by applicable law, in the case of overdue interest, commitment fee or other amount due in Dollars, the rate described in paragraph (b) or (d) of this subsection for the applicable Facility (or, if there is no applicable Facility, for the Revolving Credit Facility) plus 2%, in each case from the date of such non-payment until such amount is paid in full (as well after as before judgment), or (z) to the extent permitted by applicable law, in the case of overdue interest, commitment fee or other amount due in Canadian Dollars, the rate described in paragraph (e) of this subsection plus 2%, in each case from the date of such non-payment until such amount is paid in full (as well after as before judgment); provided that, for purposes of this subsection 2.12(f), any amount secured by mortgages on real property, if required by the Interest Act (Canada), shall bear interest at the same rate as such principal or interest amount not in arrears.

                   (g) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (f) of this subsection shall be payable from time to time on demand.

                   2.13 Computation of Interest and Fees. (a) Commitment fees, commissions and interest shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, Canadian Prime Rate Loans and Canadian Base Rate Loans, interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Applicable Agent shall as soon as practicable notify the relevant Borrower and the affected Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR, the Canadian Prime Rate, the US Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Applicable Agent shall as soon as practicable notify the affected Borrower and the affected Lenders of the effective date and the amount of each such change in interest rate.

                   (b) Each determination of an interest rate by the Administrative Agent or the Canadian Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Company, deliver to the Company a statement





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                                       46

showing the quotations used by the Administrative Agent in determining any interest rate pursuant to subsection 2.12(a).

                   (c) For purposes of the Interest Act (Canada), whenever any interest under this Agreement is calculated using an annual rate based on a period which is less than the actual number of days in a year (the "Lesser Period"), such rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (i) the applicable rate based on such Lesser Period, (ii) multiplied by the actual number of days in the calendar year in which the period for which such interest is payable ends, and (iii) divided by the number of days in such Lesser Period. The rates of interest specified in this Agreement are nominal rates and all interest payments and computations are to be made without allowance or deduction for deemed reinvestment of interest.

                   2.14 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

                   (a) the Applicable Agent shall have determined (which determination shall be conclusive and binding upon the relevant Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

                   (b) the Applicable Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Applicable Agent shall give telecopy or telephonic notice thereof to the relevant Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans under such Facility shall be converted to or continued as ABR Loans, in the case of the Company, or Canadian Base Rate Loans, in the case of the Canadian Borrower, and (z) any outstanding Eurodollar Loans under such Facility shall be converted, on the first day of such Interest Period, to ABR Loans, in the case of the Company, or Canadian Base Rate Loans, in the case of the Canadian Borrower. Until such notice has been withdrawn by the Applicable Agent, no further Eurodollar Loans under such Facility shall be made or continued as such, nor shall the relevant Borrower have the right to convert Loans under such Facility to Eurodollar Loans.

                   2.15 Pro Rata Treatment and Payments. (a) Each borrowing by a Borrower from the Lenders hereunder, each payment by a Borrower on account of any commitment fee hereunder and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Revolving Credit Commitment Percentages or Canadian Revolving Credit Commitment Percentages, as the case may be, of the relevant Lenders. Each payment

(other than prepayments) on account of principal of and interest on the Loans, each payment in respect of fees payable hereunder and each payment in respect of Reimbursement Obligations and Acceptance Reimbursement Obligations shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders, except to the extent otherwise required by clause (ii) of subsection
2.15(b), by subsection 2.18 or by subsection 2.21. All payments (including prepayments) to be made by the Company hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set off or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Administrative Agent's office specified in subsection 10.2, in Dollars and in immediately available funds, and all payments (including prepayments) to be made by the Canadian Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, Toronto time, on the date thereof to the Canadian Administrative Agent, for the account of the Lenders, at the Canadian Administrative Agent's office specified in subsection 10.2, in Dollars or Canadian Dollars, as required by the Loan Documents, and in immediately available funds. Each of the Administrative Agent and the Canadian Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

                   (b) Unless an Applicable Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to such Applicable Agent, such applicable Agent may assume that such Lender is making such amount available to such Applicable Agent, and such Applicable Agent may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. If such amount is not made available to such Applicable Agent by the required time on the Borrowing Date therefor, such Lender shall pay to such Applicable Agent, on demand, such amount with interest thereon at a rate equal to (i) in the case of amounts to be made available in Dollars, the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to such Applicable Agent, and (ii) in the case of amounts to be made available in Canadian Dollars, the Canadian Administrative Agent's reasonable estimate of its average daily cost of funds. A certificate of such Applicable Agent submitted to any Lender with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error. If such Lender's share of such borrowing is not made available to such Applicable Agent by such Lender (any such Lender, a "Non-Funding Lender") within three Business Days of such Borrowing Date, (i) the Applicable Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans (in the case of amounts to be made available in Dollars) or to Canadian

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                                       48

Prime Rate Loans (in the case of amounts to be made available in Canadian Dollars), on demand, from the applicable Borrower, (ii) the commitment fee of such Non-Funding Lender referred to in subsection 2.7 shall not accrue during the period commencing on such Borrowing Date and ending on the date on which such Non-Funding Lender makes available to the Applicable Agent its share of such borrowing and (iii) the Company shall have the right to replace such Non-Funding Lender in accordance with subsection 2.21.

                   (c) Each obligation of the Loan Parties under the Loan Documents related to any Loans or Letters of Credit denominated in Dollars (including reimbursement obligations, interest, fees and commissions) shall be paid in Dollars. Each obligation of the Loan Parties under the Loan Documents related to any Loans or Letters of Credit denominated in Canadian Dollars (including reimbursement obligations, interests, fees and commissions) shall be paid in Canadian Dollars.

                   2.16 Illegality. (a) Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by any central bank or other Governmental Authority shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement (i) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert ABR Loans, in the case of the Company, or Canadian Base Rate Loans, in the case of the Canadian Borrower, to Eurodollar Loans shall forthwith be canceled; provided that any request by the relevant Borrower pursuant to subsection 2.2 or 2.10 for a Eurodollar Loan shall, as to such Lender, be deemed to be a request for an ABR Loan, in the case of the Company, or a Canadian Base Rate Loan, in the case of the Canadian Borrower, and (ii) such Lender's Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to ABR Loans, in the case of the Company, or Canadian Base Rate Loans, in the case of the Canadian Borrower, on the respective last days of then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of then current Interest Period with respect thereto, the relevant Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to subsection 2.19.

                   (b) Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by any central bank or other Governmental Authority shall make it unlawful for any Lender to create or maintain Acceptances as contemplated by this Agreement (i) the commitment of such Lender hereunder to accept drafts, purchase Acceptances, continue Acceptances as such and convert Canadian Prime Rate Loans to Acceptances shall forthwith be canceled and (ii) the full face amount of such Lender's then outstanding Acceptances, if any, shall be converted automatically to Canadian Prime Rate Loans on the respective maturities thereof, or within such earlier period as required by law.

                   2.17 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by any central bank or other Governmental Authority or compliance by any Lender with any request or directive (whether or






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                                       49

not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof (or, if later, the date on which such Lender becomes a Lender):

                   (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes and changes in the rate of net income taxes, branch profits taxes or franchise taxes imposed in lieu of net income taxes of such Lender);

                   (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurodollar Rate; or

                   (iii) shall impose on such Lender any other condition (excluding any tax of any kind whatsoever);

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender reasonably deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the relevant Borrower shall promptly pay such Lender, within 15 days after receipt by such Borrower of a certificate referred to in the second succeeding sentence, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify the relevant Borrower, through the Applicable Agent, of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this subsection (setting forth in reasonable detail the calculation of such amounts) submitted by such Lender, through the Applicable Agent, to the relevant Borrower shall be conclusive in the absence of manifest error. This covenant shall survive for one hundred eighty (180) days after the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

                   (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof by any Governmental Authority or compliance by such Lender or any corporation controlling such Lender with any request, guideline or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof (or, if later, the date on which such Lender becomes a Lender) does or shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder or under any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount reasonably deemed by such Lender to be material, then from time to time, after





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                                       50

submission by such Lender to the applicable Borrower (with a copy to the Applicable Agent) of a written request therefor (setting forth in reasonable detail the calculation of amounts to be paid hereunder as a result thereof), such Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

                   2.18 Taxes. (a) All payments made by the Borrowers under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes or branch profits taxes or franchise taxes imposed in lieu of net income taxes imposed on any Agent or any Lender as a result of a present or former connection between such Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees deductions or withholdings ("Non-Excluded Taxes") are required to be withheld from any amounts payable to any Agent or any Lender hereunder, the amounts so payable to such Agent or such Lender shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the Notes, provided, however, that the Borrowers shall be entitled to deduct and withhold any Non-Excluded Taxes and neither Borrower shall not be required to increase any such amounts payable to any Revolving Credit Lender that fails to comply with the requirements of paragraph (b) of this subsection. Each Lender shall promptly notify the Company of a change in such Lender's tax status that would require a Borrower to withhold and/or pay any amounts under this paragraph
(a). Whenever any Non-Excluded Taxes are payable by a Borrower, as promptly as possible thereafter such Borrower shall send to the Applicable Agent for its own account or for the account of such Agent or Lender, as the case may be, a certified copy of an original official receipt received by such Borrower showing payment thereof. If a Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Applicable Agent the required receipts or other required documentary evidence within 30 days of written request therefor by any Agent or such Lender and the date such receipt or evidence first becomes available to such Borrower, such Borrower shall indemnify the Agents and the Lenders for any incremental taxes, interest or penalties that may become payable by any Agent or any Lender as a result of any such failure. The agreements in this subsection shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

                   (b) Each Revolving Credit Lender that is not a United States person as defined in Section 7701(a)(30) of the Code shall:

                   (X) (1) before the first payment date after it becomes a party to this Agreement deliver to the Company and the Administrative Agent two duly completed copies of (A) Internal Revenue Service Form W-8BEN, in the case of a Lender claiming treaty benefits with respect to payments under this Agreement and any Notes, or Internal






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                                       51

          Revenue Service Form W-8ECI, in the case of a Lender claiming payments under this Agreement and any Notes are effectively connected with the conduct of a trade or business within the United States, or successor applicable form, as the case may be, and covering all amounts receivable by it under this Agreement and any Notes, together with such other forms, documentation or certifications as may be necessary to establish an available exemption from deduction or withholding of U.S. federal income taxes with respect to payments under this Agreement and any Notes;

                   (ii) deliver to the Company and the Administrative Agent two further copies of any such form or certification on or before the date that any such form, documentation or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Company; and

                   (iii) obtain such extensions of time for filing and file such forms, documentation or certifications as may reasonably be requested by the Company or the Administrative Agent; and

                   (Y) in the case of any such Lender that is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code and that cannot comply with the requirements of subsection 2.18(b)(X) above, (i) represent to the Company (for the benefit of the Company and the Agents) that it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (ii) agree to furnish to the Company on or before the date of any payment by the Company, with a copy to the Administrative Agent, (A) a certificate substantially in the form of Exhibit H (any such certificate a "U.S. Tax Compliance Certificate") and (B) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN, or successor applicable form certifying to such Lender's legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 871(h) or 881(c) of the Code with respect to payments to be made under this Agreement and any Notes (and to deliver to the Company and the Administrative Agent two further copies of such form on or before the date it expires or becomes obsolete and after the occurrence of any event requiring a change in the most recently provided form, and, if necessary, obtain any extensions of time reasonably requested by the Company or the Administrative Agent for filing and completing such forms), and (iii) agree, to the extent legally entitled to do so, upon reasonable request by the Company, to provide to the Company (for the benefit of the Company and the Agents) such other forms, documentation or certification as may be reasonably required in order to establish the legal entitlement of such Lender to an exemption from withholding with respect to payments under this Agreement and any Notes;

unless in any such case any change in treaty, law or regulation has occurred after the date on which such Lender becomes a Lender under this Agreement which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Company and the Administrative Agent. Such Lender shall certify (i) in the case of a Lender claiming treaty benefits with respect






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                                       52

payments under this Agreement and any Notes, or in the case of a Lender claiming amounts receivable by it under this Agreement any Notes are effectively connected with the conduct of a trade or business within the United States, that it is entitled to receive payments under this Agreement and any Notes without deduction or withholding of any United States federal income taxes and (ii) that it is entitled to an exemption from United States backup withholding tax. Each Person that shall become a Lender or a Participant pursuant to subsection 10.6 shall, upon the effectiveness of the related transfer, be required to provide all of the forms, documentation and certifications required pursuant to this subsection, provided that in the case of a Participant such Participant shall furnish all such required forms, documentation and certifications to the Lender from which the related participation shall have been purchased, and such Lender shall in turn furnish all such required forms, documentation and certifications to the Borrowers and the Administrative Agent, together with such other forms (including, without limitation, Internal Revenue Service Form W-8IMY), documentation or certifications as may be necessary to establish an available exemption from deduction or withholding of U.S. federal income taxes on payments under this Agreement and any Notes.

                   (c) If any Lender, the Administrative Agent or the Canadian Administrative Agent shall become aware in its sole and good faith judgment that it is entitled to receive a refund in respect of Non-Excluded Taxes as to which it has received additional amounts from either Borrower pursuant to subsection 2.18(a), it shall promptly notify such Borrower of the availability of such refund and within 30 days after receipt of a request by such Borrower, apply for such refund at such Borrower's expense. If any Lender, the Administrative Agent or the Canadian Administrative Agent receives a refund in respect of Non-Excluded Taxes as to which it has received additional amounts from either Borrower pursuant to subsection 2.18(a), it shall promply repay such refund to such Borrower, provided, however, that if any Lender, the Administrative Agent or the Canadian Administrative Agent receives a refund which it must subsequently return to the applicable taxing authority after such Borrower has already been repaid, such Borrower agrees to promptly return the amount of such repayment to the Lender, the Administrative Agent or the Canadian Administrative Agent.

                   (d) For the purposes of this subsection 2.18 and subsection 2.17, a change in treaty, law, rule or regulation shall not include (i) the ratification or entry into force of the income tax treaty between the United States and Luxembourg or (ii) the new United States withholding regulations (Treasury Decision 8734 and Treasury Decision 8804) which become effective on January 1, 2000.

                   2.19 Indemnity. Each Borrower agrees to indemnify each Lender and to hold each Lender harmless from any reasonably foreseeable loss or expense which such Lender may sustain or incur caused by (a) default by such Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after such Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by such Borrower in making any prepayment after such Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a payment or prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnification shall include an amount equal to the excess, if any, of (i) the amount of interest






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                                       53

which would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

                   2.20 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.17 or 2.18(a) with respect to such Lender, it will, if requested by a Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event, including avoiding the need for, or reducing the amounts of, additional costs of the Borrower pursuant to subsection 2.17 or 2.18(a); provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this subsection shall affect or postpone any of the obligations of either Borrower or the rights of any Lender pursuant to subsection 2.17 or 2.18(a).

                   2.21 Replacement of Lenders under Certain Circumstances. Each Borrower shall be permitted to replace any Lender (a) which requests reimbursement for amounts owing pursuant to Section 2.17 or 2.18, (b) which defaults in its obligation to make Loans or create Acceptances hereunder or (c) if such Lender or its affiliated Allocation Lender shall be unable, for any reason, to permit the Borrowers to effect a reallocation in accordance with subsection 2.4; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall not have designated a different lending office under subsection 2.20 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.17 or 2.18, (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) such Borrower shall be liable to such replaced Lender under subsection 2.19 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) if the Lender to be replaced has an Acceptance Exposure and is to be replaced on any day other than the last day of the applicable Contract Period, such Borrower shall cash collateralize such Acceptance Exposure in a manner acceptable to such Lender, (vii) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (viii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of subsection 10.6 (provided that such Borrower shall be obligated to pay the registration and processing fee referred to therein), (ix) until such time as such replacement shall be consummated, such Borrower shall pay all additional amounts (if any) required pursuant to subsection 2.17 or 2.18, as the case may be, (x) any such replacement shall not be deemed to be a waiver of any rights which the Borrowers, the Administrative Agent, the








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                                       54


Canadian Administrative Agent or any other Lender shall have against the replaced Lender and (xi) any Lender may be replaced only if its affiliated Allocation Lender also is replaced in accordance with this subsection 2.21, and any replacement financial institution in respect of such Allocation Lender shall assume, or such financial institution together with its Affiliate shall assume on a pro rata basis, each of the Commitments of such replaced Allocation Lenders.




                          SECTION 3. LETTERS OF CREDIT

                   3.1. L/C Commitment. (a) Subject to the terms and conditions hereof, each Issuing Bank, in reliance on the agreements of the Lenders set forth in subsection 3.4(a), agrees to issue letters of credit ("Letters of Credit") for the account of a Borrower on any Business Day during the Commitment Period in such form as may be approved from time to time by such Issuing Bank and the Applicable Agent; provided that no Issuing Bank shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the sum of the L/C Obligations under the Revolving Credit Commitments and the L/C Obligations under the Canadian Revolving Credit Commitments would exceed the L/C Commitment, (ii) the aggregate Available Revolving Credit Commitments would be less than zero or (iii) the aggregate Available Canadian Revolving Credit Commitments would be less than zero.

                   (b) Letters of Credit issued for the account of the Company shall be issued under the Revolving Credit Commitments, and Letters of Credit issued for the account of the Canadian Borrower shall be issued under the Canadian Revolving Credit Commitments. Each Letter of Credit issued under the Revolving Credit Commitments shall be denominated in Dollars and each Letter of Credit issued under the Canadian Revolving Credit Commitments shall be denominated in Dollars or Canadian Dollars. Each Letter of Credit shall expire no later than the earlier of (i) 365 days after its date of issuance and (ii) five Business Days prior to the Termination Date, provided that any Letter of Credit with a one-year term may provide for an annual renewal (which shall in no event extend beyond the date referred to in clause (ii) above) if such renewal is consented to by the applicable Issuing Bank and all conditions precedent to the issuance of Letters of Credit are met at the time of such renewal.

                   (c) Each Letter of Credit shall be subject to the Uniform Customs and, to the extent not inconsistent therewith, (i) if such Letter of Credit is issued under the Revolving Credit Commitments, the laws of the State of New York and (ii) if such Letter of Credit is issued under the Canadian Revolving Credit Commitments, the laws of the Province of Ontario.

                   (d) No Issuing Bank shall at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause such Issuing Bank or any Participating Bank to exceed any limits imposed by, any applicable Requirement of Law.

                   (e) The letters of credit listed on Schedule IV shall be deemed to be Letters of Credit issued under this Agreement on the Closing Date.






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                                       55

                   3.2. Procedure for Issuance of Letters of Credit. A Borrower may from time to time request that an Issuing Bank issue a Letter of Credit by delivering to such Issuing Bank (with a copy to the Applicable Agent) at its address for notices specified herein an Application therefor, completed to the satisfaction of such Issuing Bank and such Applicable Agent, and such other certificates, documents and other papers and information as such Issuing Bank may reasonably request. Upon receipt of any Application, such Issuing Bank will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall an Issuing Bank be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by such Issuing Bank and the applicable Borrower. The Issuing Bank shall furnish a copy of such Letter of Credit to the applicable Borrower and to each applicable Participating Bank promptly following the issuance thereof.

                   3.3. Fees, Commissions and Other Charges. (a) Each Borrower will pay a fee on all outstanding Letters of Credit issued for the account of such Borrower at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Credit Facility, shared ratably among the Revolving Credit Lenders or Canadian Revolving Credit Lenders, as the case may be, and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date. In addition, each Borrower shall pay to the applicable Issuing Lender for its own account a fronting fee on all outstanding Letters of Credit issued for the account of such Borrower of 1/8 of 1% per annum, payable quarterly in arrears on each L/C Fee Payment Date after the Issuance Date.

                   (b) In addition to the foregoing fees and commissions, each Borrower shall pay or reimburse each Issuing Bank for such normal and customary costs and expenses as are incurred or charged by such Issuing Bank in issuing, effecting payment under, amending or otherwise administering any Letter of Credit issued for the account of such Borrower; provided that such costs and expenses are not paid by such Borrower under subsections 2.19, 3.5 and/or 10.5 of this Agreement.

                   3.4. L/C Participations. (a) Each Issuing Bank irrevocably agrees to grant and hereby grants to each applicable Participating Bank, and, to induce the Issuing Banks to issue Letters of Credit hereunder, each Participating Bank irrevocably agrees to accept and purchase and hereby accepts and purchases from each applicable Issuing Bank, on the terms and conditions hereinafter stated, for such Participating Bank's own account and risk an undivided interest equal to such Participating Bank's Applicable Percentage in the relevant Issuing Bank's obligations and rights under each Letter of Credit issued by it hereunder in accordance with the terms hereof and the amount of each draft paid by such Issuing Bank thereunder. Each Participating Bank unconditionally and irrevocably agrees with each applicable Issuing Bank that, if a draft is paid under any Letter of Credit for which such Issuing Bank is not reimbursed in full by the applicable Borrower in accordance with the terms of this Agreement, such Participating Bank shall pay to such Issuing Bank upon demand at such Issuing Bank's address






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                                       56


for notices specified herein an amount equal to such Participating Bank's Applicable Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

                   (b) If any amount required to be paid by any Participating Bank to an Issuing Bank pursuant to paragraph in respect of any unreimbursed portion of any payment made by such Issuing Bank under any Letter of Credit is paid to such Issuing Bank after the date such payment is due, such Participating Bank shall pay to such Issuing Bank on demand an amount equal to the product of
(i) such amount, times (ii) (a) the daily average Federal funds rate, as quoted by such Issuing Bank, with respect to Letters of Credit issued under the Revolving Credit Commitments and (b) the average daily cost of funds as quoted by such Issuing Bank with respect to Letters of Credit issued under the Canadian Revolving Credit Commitments, in each case during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Bank, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. A certificate of an Issuing Bank submitted to any Participating Bank with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error.

                   (c) Whenever, at any time after an Issuing Bank has made payment under any Letter of Credit and has received from any Participating Bank its pro rata share of such payment in accordance with subsection 3.4(a), such Issuing Bank receives any payment related to such Letter of Credit (whether directly from the Borrowers or otherwise, including proceeds of collateral applied thereto by such Issuing Bank), or any payment of interest on account thereof, such Issuing Bank will distribute to such Participating Bank its pro rata share thereof; provided, however, that in the event that any such payment received by an Issuing Bank shall be required to be returned by such Issuing Bank, such Participating Bank shall return to such Issuing Bank the portion thereof previously distributed by such Issuing Bank to it.

                   3.5. Reimbursement Obligation of the Borrowers. (a) Each Borrower agrees to reimburse each Issuing Bank which has issued a Letter of Credit for the account of such Borrower on each date on which such Issuing Bank notifies such Borrower of the date and amount of a draft presented under any Letter of Credit and paid by such Issuing Bank for the amount of such draft so paid and any stamp taxes, fees, charges or other costs or expenses incurred by such Issuing Bank in connection with such payment. Each such payment shall be made to such Issuing Bank at its address for notices specified herein in lawful money of the United States of America or of Canada, as the case may be, and in immediately available funds.

                   (b) Subject to paragraph (c) immediately below, interest shall be payable on any and all amounts remaining unpaid by the applicable Borrower under this Section from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the rate which would be payable on any outstanding (i) ABR Loans under the Revolving Credit Facility which were then overdue in the case of Letters of Credit denominated in Dollars and issued under the Revolving Credit Facility, (ii) Canadian Prime Rate Loans under the Canadian Revolving Credit Facility which are then overdue in the case of Letters of Credit denominated in Canadian Dollars and (iii) Canadian Base Rate Loans under the Canadian Revolving Credit Facility which are then overdue in the case of Letters of Credit denominated in Dollars and issued under the Canadian Revolving Credit Facility.






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                                       57

                   (c) So long as each of the conditions precedent specified in subsection 5.3 is satisfied at such time, each drawing under any Letter of Credit shall constitute a request by the applicable Borrower to the Applicable Agent for a borrowing pursuant to subsection 2.2 of ABR Loans under the Revolving Credit Facility or Canadian Prime Rate Loans or Canadian Base Rate Loans under the Canadian Revolving Credit Facility, as the case may be, in an amount equal to the lesser of (i) the then aggregate Available Revolving Credit Commitments or the Available Canadian Revolving Credit Commitments, as the case may be, and (ii) the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the date of such drawing. Each Revolving Credit Lender or Canadian Revolving Credit Lender, as the case may be, will make the amount of its pro rata share of such borrowing available to the Applicable Agent at its office specified in subsection 10.2 by the close of business on such Borrowing Date (if such Lender receives notice of such borrowing in sufficient time to fund its portion of such borrowing on such Date, and otherwise on the next Business Day) in funds immediately available to the Applicable Agent. Such funds will then be made available by the Applicable Agent to the relevant Issuing Bank in satisfaction of the applicable Borrower's obligation to reimburse such Issuing Bank pursuant to clause (a) above. All ABR Loans deemed to be made pursuant to this paragraph (c) shall constitute Revolving Credit Loans for all purposes of this Agreement, and all Canadian Prime Rate Loans and Canadian Base Rate Loans deemed made pursuant to this paragraph (c) shall constitute Canadian Revolving Credit Loans for all purposes of this Agreement.

                   3.6. Obligations Absolute. (a) Each Borrower's obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrowers may have or have had against any Issuing Bank or any beneficiary of a Letter of Credit.

                   (b) Each Borrower also agrees with each Issuing Bank that such Issuing Bank shall not be responsible for, and such Borrower's Reimbursement Obligations under subsection 3.5(a) shall not be affected by, among other things, (i) the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or (ii) any dispute between or among the Borrowers and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any (iii) claims whatsoever of either Borrower against any beneficiary of such Letter of Credit or any such transferee.

                   (c) No Issuing Bank shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Issuing Bank's gross negligence or willful misconduct.

                   (d) Each Borrower agrees that any action taken or omitted by an Issuing Bank under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York (in the case of Letters of Credit Issued under the Revolving Credit Facility) or the Uniform Customs, as published from time to time by the International Chamber of Commerce (in the case of Letters of Credit Issued






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                                       58

under the Canadian Revolving Credit Facility), shall be binding on such Borrower and shall not result in any liability of such Issuing Bank to such Borrower.

                   3.7. Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the relevant Issuing Bank shall promptly notify the applicable Borrower of the date and amount thereof. The responsibility of any Issuing Bank to such Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with the requirements of such Letter of Credit.

                   3.8. Application. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

                    SECTION 4. REPRESENTATIONS AND WARRANTIES

                  To induce the Agents and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, each Borrower hereby represents and warrants to the Agents and each Lender that:

                   4.1 Financial Condition. (a) The combined balance sheets of the Industrial Chemicals Business as at December 31, 1998 and December 31, 1997 and the combined statements of operations, changes in equity (deficit) and cash flows for the fiscal years ended on December 31, 1998, December 31, 1997 and December 31, 1996, reported on by Deloitte & Touche LLP, copies of which have heretofore been furnished to each Lender, present fairly in all material respects the consolidated financial condition of the Industrial Chemicals Business as at such dates, and the consolidated results of its operations and its changes in equity (deficit) and consolidated cash flows for the fiscal years then ended.

                   (b) The combined pro forma balance sheet of the Industrial Chemicals Business as of December 31, 1998 (the "Company Pro Forma Balance Sheet"), certified by a Responsible Officer, a copy of which has heretofore been furnished to each Lender, presents fairly in all material respects the combined financial condition of the Industrial Chemicals Business as of December 31, 1998 after giving effect to the Spin-Off Transactions.

                   (c) The unaudited consolidated balance sheets of the Canadian Borrower and its consolidated Subsidiaries as at December 31, 1998 and December 31, 1997 and the consolidated statements of operations, changes in equity (deficit) and cash flows for the fiscal years ended on December 31, 1998 and December 31, 1997, copies of which have heretofore been furnished to each Lender, present fairly in all material respects the consolidated financial condition of the Canadian Borrower and its consolidated Subsidiaries as at such dates, and the consolidated results of their operations and their changes in equity (deficit) and consolidated cash flows for the fiscal years then ended.






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                                       59

                   (d) All financial statements referred to in the preceding paragraphs (a), (b) and (c), including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by such accountants or Responsible Officer, as the case may be, and as disclosed therein and, in the case of unaudited financial statements, except for the absence of footnotes thereto). Neither the Company nor any of its consolidated Subsidiaries had, at the date of the Company Pro Forma Balance Sheet and after giving effect to the Spin-Off Transactions, any material Guarantee Obligation, contingent liability or liability for taxes, or any long-term lease or unusual forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction, except as reflected in the Company Pro Forma Balance Sheet or in the notes thereto. Except as disclosed in the 1998 10-K, the Confidential Information Memorandum or the Form 10 Filing during the period from December 31, 1998 to and including the date hereof there has been no sale, transfer or other disposition by the Company or any of its consolidated Subsidiaries of any material part of its business or property and no purchase or other acquisition of any business or property (including any capital stock of any other Person) material in relation to the consolidated financial condition of the Company and its consolidated Subsidiaries at December 31, 1998.

                   4.2 No Change. Since December 31, 1998 there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect.

                   4.3 Corporate Existence; Compliance with Law. Each of the Company and its Subsidiaries (other than any non-Domestic Subsidiary which is not a Material Foreign Subsidiary) (a) is duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation, if applicable, and, if applicable, in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to be so qualified and in good standing could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and
(d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

                   4.4 Corporate Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and (in the case of each Borrower) to borrow hereunder and have the Letters of Credit issued for its account and has taken all necessary action (in the case of each Borrower) to authorize the borrowings and the issuance of the Letters of Credit for its account on the terms and conditions of this Agreement and the Applications and (in the case of each Loan Party) to authorize the execution, delivery and performance of the Loan Documents to which it is a party. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of the Loan Documents. This Agreement has been, and each other Loan Document will be, duly executed and delivered on behalf of the Loan Parties party thereto. This Agreement constitutes,





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                                       60

and each other Loan Document when executed and delivered will constitute, a legal, valid and binding obligation of the Loan Parties party thereto enforceable against such Loan Parties in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

                   4.5 No Legal Bar. (a) The execution, delivery and performance of the Loan Documents, the borrowings hereunder and the use of the proceeds thereof, after giving effect to the Spin-Off Transactions, will not violate any Requirement of Law or material Contractual Obligation of the Company or of any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation, other than any violations or Liens that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

                   (b) As of the Closing Date (i) all governmental and third-party approvals necessary or advisable in connection with the Spin-Off Transactions, the financing contemplated in connection therewith and the continuing operations of the Company and its Subsidiaries have been obtained, other than any approvals that, if not obtained, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and (ii) all applicable waiting periods have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Spin-Off Transactions or the financing thereof.

                   4.6 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrowers, threatened by or against the Company or any of its Subsidiaries or against any of its or their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or (b) which could reasonably be expected to have a Material Adverse Effect.

                   4.7 No Default. Neither the Company nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

                   4.8 Ownership of Property; Liens. Each of the Company and its Subsidiaries has (or upon the consummation of the Spin-Off Transactions will have) good record and insurable title (and, with respect to real property located in Canada, good and marketable title) in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material property, and none of their respective property is subject to any Lien except as permitted by subsection 7.3.






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                                       61

                   4.9 Intellectual Property. The Company and each of its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted except for those the failure to own or license which could not reasonably be expected to have a Material Adverse Effect (the "Intellectual Property"). No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor do the Borrowers know of any valid basis for any such claim, in each case, other than those claims which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The use of such Intellectual Property by the Borrowers and their Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

                   4.10 Taxes. Each of the Company and its Subsidiaries has filed or caused to be filed all U.S. federal income tax returns and all other material tax returns which, to the knowledge of the Company, are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than those not yet delinquent, those with respect to which the failure to pay could not reasonably be expected to have a Material Adverse Effect and those the amount or validity of which are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which reserves in conformity with GAAP have been provided on the books of the Company or its Subsidiaries, as the case may be); no tax Lien has been filed or registered, and, to the knowledge of the Company, no claim is being asserted, with respect to any such tax, fee or other charge.

                   4.11 Federal Regulations. No part of the proceeds of any Loans will be used for "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U or for any purpose which violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, each Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in Regulation U.

                   4.12 ERISA; Canadian Benefit and Pension Plans. Other than the Reportable Events resulting from the Spin-Off Transactions, neither a Reportable Event nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred and is continuing on the date on which this representation is made or deemed made with respect to any Single Employer Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen and remains in effect against the assets of the Company or any Commonly Controlled Entity, as of each date on which this representation is made or deemed made. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by an





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                                       62

amount in excess of $19,000,000. Neither the Company nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan, and neither the Company nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Company or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent. Notwithstanding the foregoing, there shall be no breach of the representations set forth in this subsection 4.12 unless the amount of any liability of the Company or any Commonly Controlled Entity which arises or which could reasonably be expected to arise in connection with the matters giving rise to such breach, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect

                   (b) Schedule V sets forth, as of the Closing Date, all Canadian Benefit Plans (other than, for greater certainty, universal plans created by and to which the Borrowers and their respective Subsidiaries are obligated to contribute by statute) and Canadian Pension Plans adopted by the Borrowers and their respective Subsidiaries. The Canadian Pension Plans are duly registered under the Income Tax Act (Canada) and all other applicable laws which require registration and no event has occurred which is reasonably likely to cause the loss of such registered status. All material obligations of the Borrowers and their respective Subsidiaries (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans and the funding agreements therefor have been performed in a timely fashion. There have been no improper withdrawals or applications of the assets of the Canadian Pension Plans or the Canadian Benefit Plans. There are no outstanding disputes concerning the assets of the Canadian Pension Plans or the Canadian Benefit Plans which could reasonably be expected to have a Material Adverse Effect. On a solvency basis (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities and which are consistent with generally accepted actuarial principles), none of the Canadian Pension Plans is under-funded by more than $8,000,000.

                   4.13 Investment Company Act; Other Regulations. Neither Borrower is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. Neither Borrower is subject to regulation under any Federal or State statute or regulation which limits its ability to incur Indebtedness.

                   4.14 Subsidiaries. Schedule II sets forth all the Subsidiaries of the Company as of the Closing Date.

                   4.15 Purpose of Loans. The proceeds of the Loans and Letters of Credit shall be used by each Borrower for working capital and general corporate purposes of such Borrower, including financing Permitted Acquisitions and Permitted Investments (and refinancing existing indebtedness in connection with the Spin-Off Transactions).

                   4.16 Environmental Matters. To the best knowledge of the Borrowers, the facilities and properties owned, leased or operated by the Company or any of its Subsidiaries (the






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                                       63

 "Properties") do not contain any Hazardous Materials in amounts or concentrations which constitute or constituted a violation of any Environmental Law except in either case insofar as such violations in the aggregate could not reasonably be expected to have a Material Adverse Effect.

                   (b) To the best knowledge of the Borrowers, the Properties and all operations at the Properties are in compliance with all applicable Environmental Laws except for instances of noncompliance that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect, and there is no contamination at, under or about the Properties nor any violation of any Environmental Law with respect to the Properties or the business operated by the Company or any of its Subsidiaries (the "Business") which in the aggregate could reasonably be expected to have a Material Adverse Effect.

                   (c) Neither the Company nor any of its Subsidiaries has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor do the Borrowers have knowledge that any such notice will be received or is being threatened except insofar as such notice or threatened notice, or any aggregation thereof, does not involve a matter or matters that could reasonably be expected to have a Material Adverse Effect.

                   (d) To the best knowledge of the Borrowers, no Hazardous Materials have been transported or disposed of from the Properties in violation of any Environmental Law, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of the Properties in violation of any applicable Environmental Law except insofar as any such violation or liability referred to in this paragraph, or any aggregation thereof, could not reasonably be expected to have a Material Adverse Effect.

                   (e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrowers, threatened, under any Environmental Law to which the Company or any Subsidiary is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business except insofar as such proceeding, action, decree, order or other requirement, or any aggregation thereof, could not reasonably be expected to have a Material Adverse Effect.

                   (f) To the best knowledge of the Borrowers, there has been no release or threat of release of Hazardous Materials at or from the Properties, or arising from or related to the operations of the Company or any Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could reasonably give rise to liability under Environmental Laws except insofar as any such violation or liability referred to in this paragraph, or any aggregation thereof, could not reasonably be expected to have a Material Adverse Effect.







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                                       64

                   4.17. Soda Ash Partners. Except as set forth in the Soda Ash Partnership Agreement and the Soda Ash Parent Agreement, there are no outstanding subscriptions, warrants, calls, options, rights (including unsatisfied preemptive rights), commitments or agreements by which the Company or any of its Subsidiaries, including Soda Ash Partners, is bound that permit or entitle any Person to purchase or otherwise receive from or to be issued any partnership interest in Soda Ash Partners or any security or obligation of any kind convertible into any shares of partnership capital of Soda Ash Partners, nor is Soda Ash Partners subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its partnership capital.

                   4.18 Solvency. Each Borrower, individually and together with its Subsidiaries, is Solvent.

                   4.19 Labor Matters. There are no strikes or other labor disputes against the Company or any of its Subsidiaries pending or, to the knowledge of the Borrowers, threatened that in the aggregate could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Company and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that in the aggregate could reasonably be expected to have a Material Adverse Effect. All payments due from the Company or any of its Subsidiaries on account of employee income taxes (including source deductions), employment insurance, workers safety and insurance, employers' health tax, vaction pay, employee health and welfare insurance and other social security or statutory obligations that in the aggregate could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the Company or the relevant Subsidiary, and to the extent required by GAAP.

                   4.20 Accuracy of Information, etc. None of this Agreement, any other Loan Document, the Confidential Information Memorandum, the Form 10 Filing or any other document, certificate, information or statement furnished to the Administrative Agent, the Canadian Administrative Agent or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement), any untrue statement of a material fact or, all such material taken as a whole, omitted to state a material fact necessary in order to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Company to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum, the Form 10 Filing or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.






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                                       65

                   4.21 Security Documents. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest (or hypothec, if applicable) in the Collateral described therein (other than the Collateral described in subsection 3.2(l) thereof) and proceeds thereof. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when stock certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements in appropriate form are filed in the offices specified in the Guarantee and Collateral Agreement, the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Company Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by subsection 7.3).

                   (b) Each of the Canadian Security Documents is effective to create in favor of the Canadian Administrative Agent, for the benefit of the Canadian Revolving Credit Lenders, a legal, valid and enforceable security interest (or hypothec, if applicable) in the Collateral described therein and proceeds thereof. Upon completion of the actions set forth in each Canadian Security Document, such Canadian Security Document, shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Canadian Borrower Obligations, in each case prior and superior in right to any other Person (except Liens permitted by subsection 7.3).

                   4.22 Year 2000. Any reprogramming required to permit the proper functioning, in and following the year 2000, of (i) the Company's and its Subsidiaries' material computer systems and material equipment containing embedded microchips (including systems and equipment supplied by others) and the testing of all such material systems and equipment, as so reprogrammed, are expected by the Company to be completed by June 30, 1999, and (ii) the Company's and its Subsidiaries' other computer systems and equipment containing embedded microchips, and the testing of such systems and equipment, as so reprogrammed, are expected by the Company to be completed by December 15, 1999. The cost to the Company of such reprogramming and testing and of the reasonably foreseeable consequences of year 2000 to the Company (including, without limitation, reprogramming errors) will not result in a Default or a Material Adverse Effect. Except for such of the reprogramming referred to in the preceding sentence as may be necessary, the computer and management information systems of the Company and its Subsidiaries are and, with ordinary course upgrading and maintenance, will continue for the term of this Agreement to be able to interpret dates after December 31, 1999.

                   4.23 Industrial Chemicals Business. On the Closing Date (after giving effect to the Spin-Off Transactions), (a) the Industrial Chemicals Business will be conducted by the Company and its Subsidiaries, and (b) the Company and its Subsidiaries will be conducting no business other than the Industrial Chemicals Business.

                   4.24 Senior Indebtedness. The Company Obligations constitute "Senior Indebtedness" of the Company under and as defined in the Senior Subordinated Note Indenture.






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                                       66

                         SECTION 5. CONDITIONS PRECEDENT

                   5.1 Conditions to Effectiveness. The effectiveness of this Agreement is subject to the satisfaction of the following conditions precedent (the date of effectiveness, the "Effective Date"):

                   (a) Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of each Borrower, (ii) each Security Document, executed and delivered by a duly authorized officer of each Loan Party, and (iii) for the account of each relevant Lender, Notes conforming to the requirements hereof and executed by a duly authorized officer of the applicable Borrower.

                   (b) Related Agreements. The Administrative Agent shall have received, with a copy for each Lender, true and correct copies, certified as to authenticity by the Company, of the Spin-Off Documents, the Soda Ash Partnership Agreement, the Management Agreement and such other documents or instruments as may be reasonably requested by the Administrative Agent, including, without limitation, a copy of any debt instrument, security agreement or other material contract to which the Company or its Subsidiaries may be a party.

                   (c) Corporate Proceedings of each Loan Party. The Administrative Agent shall have received, with a counterpart for each Lender, a copy of the resolutions (or comparable authorizing document), in form and substance satisfactory to the Administrative Agent, of the Board of Directors (or comparable governing body) of each Loan Party authorizing (i) the execution, delivery and performance of the Loan Documents to which it is a party, and (ii) the granting by it of the Liens created pursuant to the Security Documents, certified by the Secretary or an Assistant Secretary of such Loan Party as of the Effective Date, which certificate shall be in form and substance reasonably satisfactory to the Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

                   (d) Loan Party Incumbency Certificate. The Administrative Agent shall have received, with a counterpart for each Lender, a certificate of each Loan Party, dated the Effective Date, as to the incumbency and signature of the officers of such Loan Party executing any Loan Document reasonably satisfactory in form and substance to the Administrative Agent, executed by the President or any Vice President and the Secretary or any Assistant Secretary of such Loan Party.

                   (e) Actions to Perfect Liens; Items Related to Canadian Mortgages. (i) Each of the Administrative Agent and the Canadian Administrative Agent shall be reasonably satisfied that all filings, recordings, registrations and other actions (including actions required under Canadian law), including, without limitation, the filing of duly executed financing statements on form UCC-1, the payment of all applicable filing and recording fees and expenses and the delivery of stock certificates, necessary or, in the opinion of






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                                       67

          the Administrative Agent and the Canadian Administrative Agent, desirable to perfect, preserve and protect the Liens created by the Security Documents are in proper form for filing, registration, recordation and completion, as applicable.

                  (ii) Except with respect to the matters to be completed after the Closing Date in accordance with subsection 6.13, the Canadian Administrative Agent shall have received (x) a title opinion from counsel for the Canadian Borrower in respect of the Canadian Mortgaged Properties reasonably satisfactory in form and substance to the Canadian Administrative Agent and (y) evidence satisfactory to the Canadian Administrative Agent that counterparts of the Canadian Mortgages have been registered in all places to the extent necessary or desirable, in the judgment of the Canadian Administrative Agent, to create a valid and enforceable first priority Lien (subject to Liens permitted pursuant to subsection 7.3) on each Canadian Mortgaged Property in favor of the Canadian Administrative Agent for the benefit of the Canadian Revolving Credit Lenders (or in favor of such other trustee as may be required or desired under local law).

                   (f) Lien Searches. The Administrative Agent and the Canadian Administrative Agent shall have received the results of a recent search by a Person reasonably satisfactory to the Administrative Agent and the Canadian Administrative Agent of the Uniform Commercial Code, judgment and tax lien filings (and equivalent searches under Canadian law) which may have been filed with respect to personal property of the Holdings and its Subsidiaries, and such search shall reveal no Liens other than Liens permitted by subsection 7.3 or otherwise satisfactory to the Lenders.

                   (g) Financial Statements. The Lenders shall have received the financial statements of the Company and the Canadian Borrower referred to in subsection 4.1.

                   (h) Solvency. The Administrative Agent shall have received a solvency opinion from an independent valuation firm reasonably satisfactory to the Administrative Agent, in form and substance satisfactory to the Lenders, as to the Solvency of the Company and its Subsidiaries after giving effect to the Spin-Off and the other transactions contemplated hereby.

                   (i) Business Plan. The Lenders shall have received a certificate of a Responsible Officer of the Company confirming that there has been no material change to the detailed business plan for each fiscal year from 1999 through and including 2003 and the written analysis of the business and prospects of each Borrower and its Subsidiaries through the Termination Date previously delivered to the Lenders.

                   (j) Environmental Report. The Administrative Agent shall have received a Phase I environmental audit with respect to Soda Ash Partner's Amherstburg and Green River chemical plants from an independent environmental consulting firm reasonably satisfactory to the Administrative Agent, in form and substance satisfactory to the Lenders.






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                   (k) Conditions to Spin-Off. The Separation shall have been completed and each of the other conditions to the consummation of the Spin-Off set forth in Section 3.06 of the Separation Agreement (other than the completion of the Refinancing Transactions and the NHO Distribution) shall have been satisfied, including, but not limited to, the condition that the IRS Ruling shall not have been withdrawn or modified and shall be in full force and effect.

                   (l) Ratings Letter. The Administrative Agent shall have received a copy of a letter from S&P or Moody's, as the case may be, addressed to the Company and confirming that the Facilities have been assigned a rating of at least B+ by S&P or at least B1 by Moody's.

                   (m) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of subsection 5.2(b) of the Guarantee and Collateral Agreement, subsection 6.2(2) of the Canadian Guarantee and Collateral Agreement and subsection 13(4) of the Fixed and Floating Charge Debenture.

                   5.2 Conditions to Initial Loans and Letters of Credit. The obligation of each Lender to make its initial Loans and the obligation of each Issuing Lender to issue its initial Letter of Credit are subject to the satisfaction, immediately prior to or concurrently with the making of such Loans or the issuance of such Letter of Credit, as the case may be, of the following conditions precedent (the date of the initial Extensions of Credit, the "Closing Date"):

                   (a) Effective Date. The conditions set forth in subsection
          5.1 shall have been satisfied in accordance with the terms hereof.

                   (b) Consummation of Spin-Off. Concurrently with the initial borrowing hereunder by the Canadian Borrower, the Refinancing Transactions shall be completed and thereupon the NHO Distribution shall be effected and the Spin-Off shall be consummated, in all material respects in accordance with the Form 10 Filing and the Separation Agreement, and neither the Form 10 Filing nor the Separation Agreement shall have been amended in any manner which has had a material adverse effect on the structure or syndication of, or the credit analysis with respect to, the Facilities without the consent of the Administrative Agent. Upon the consummation of the Spin-Off, the corporate and capital structure of Holdings and each Loan Party shall be, in all material respects, as set forth in the Form 10 Filing.

                   (c) Legal Opinions. The Administrative Agent shall have received, with a counterpart for each Lender, the following executed legal opinions:

                   (i) the executed legal opinion of Debevoise & Plimpton, special counsel to the Borrowers and the other Loan Parties, substantially in the form of Exhibit A-1;






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                                       69

                   (ii) the executed legal opinion of Blake, Cassels & Graydon, special counsel to the Canadian Borrower and the other Loan Parties, substantially in the form of Exhibit A-2;

                   (iii) the executed legal opinion of Michael R. Herman, General Counsel of the Company, substantially in the form of Exhibit A-3;

                   (iv) the executed legal opinion of local counsel in New Jersey, in form and substance satisfactory to the Administrative Agent; and

                   (v) the executed legal opinion of Kirwin Partners, in form and substance satisfactory to the Canadian Administrative Agent, with respect to the Canadian Mortgaged Properties.

          Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

                   (d) Fees. The Administrative Agent, the Canadian Administrative Agent, the Syndication Agent, the Documentation Agent and the Lenders shall have received all fees to be received from, or reimbursed to them by, Holdings or the Borrowers on the Closing Date.

                   5.3 Conditions to Each Extension of Credit. The agreement of each Lender and each Issuing Bank to make any extension of credit requested to be made by it on any date (including, without limitation, its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

                   (a) Representations and Warranties. Each of the representations and warranties made by the Borrowers and the other Loan Parties in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (except for changes permitted by this Agreement and except that representations and warranties originally made as of a specified date shall be true and correct as of such specified date).

                   (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by a Borrower hereunder, each issuance of a Letter of Credit hereunder and the effectiveness of this Agreement under subsection 5.1, shall constitute a representation and warranty by each Borrower as of the date of such extension of credit or such initial effectiveness under subsection 5.1, as the case may be, that the conditions contained in this subsection 5.3 have been satisfied. No event shall be deemed an extension of credit unless such event results in an increase in the total principal amount of Loans outstanding or in the total face amount of Letters of Credit outstanding.






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                                       70

                         SECTION 6. AFFIRMATIVE COVENANTS

                  The Borrowers hereby agree that, so long as the Commitments remain in effect, any Note or any Letter of Credit remains outstanding and unpaid or any other amount is owing to any Lender, the Administrative Agent or the Canadian Administrative Agent hereunder, each Borrower (or, in the case of subsection 6.13, the Canadian Borrower) shall and (except in the case of delivery of financial information, reports and notices and the matters set forth in subsection 6.13) shall cause each of its Subsidiaries to:

                   6.1 Financial Statements. Furnish to each Lender:

                   (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Company, a copy of the consolidated balance sheet of the Company, and the related consolidated statements of operations, changes in equity (deficit) and cash flows for such year, setting forth in each case in compare form the figures for the previous year, reported on, without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by Deloitte & Touche LLP or other independent certified public accountants of nationally recognized standing;

                   (b) as soon as available, but in any event not later than 60 days after the end of each of the first three quarterly periods of each fiscal year of the Company (commencing with the second quarterly period of the 1999 fiscal year), the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of operations, changes in equity (deficit) and cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in compare form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments) and as having been prepared in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such officer and disclosed therein); and

                   (c) as soon as available, but in any event within 90 days after the end of each fiscal year of the Canadian Borrower, a copy of the consolidated balance sheet of the Canadian Borrower as at the end of such year and the related consolidated statements of operations, changes in equity (deficit) and cash flows for such year, setting forth in each case in compare form the figures for the previous year; and

                   (d) as soon as available, but in any event not later than 60 days after the end of each of the first three quarterly periods of each fiscal year of the Canadian Borrower (commencing with the second quarterly period of the 1999 fiscal year), the unaudited consolidated balance sheet of the Canadian Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of operations, changes in equity (deficit) and cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly






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                                       71

          stated in all material respects (subject to normal year-end audit adjustments) and as having been prepared in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such officer and disclosed therein).

All such financial statements shall present fairly in all material respects the consolidated financial condition of each of the Company and the Canadian Borrower and their respective consolidated Subsidiaries as at the applicable dates, and the consolidated results of their operations, their changes in equity (deficit) and their consolidated cash flows for the periods reflected therein, and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

                   6.2 Certificates; Other Information. Furnish to each Lender:

                   (a) concurrently with the delivery of the financial statements referred to in subsection 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor such accountants obtained no knowledge of any Default or Event of Default, except as specified in such certificate;

                   (b) concurrently with the delivery of the financial statements referred to in subsections 6.1(a) and 6.1(b), a Compliance Certificate, executed by a Responsible Officer, (i) demonstrating compliance with the covenants contained in subsections 7.1, 7.2(g), 7.2(j), 7.6, 7.8, 7.9, 7.10(g) and 7.10(i), (ii) setting forth calculations of the Interest Coverage Ratio, the Leverage Ratio and the Senior Leverage Ratio as of the last day of the most recent fiscal quarter covered by such financial statements and (iii) stating that, to the best of such Responsible Officer's knowledge, the Company during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and in the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate;

                   (c) within five days after the same are filed, copies of all financial statements and reports which Holdings, Intermediate Holdings or the Company may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority; and promptly, all press releases and other written statements made available generally by Holdings, Intermediate Holdings, the Company or any of its Subsidiaries to the public concerning material developments in the business of the Company or any of its Subsidiaries;

                   (d) promptly upon receipt thereof, copies of all reports submitted to the Company by its independent certified public accountants in connection with each annual, interim or special audit of the financial statements of the Company made by such accountants, including, without limitation, the comment letter submitted by such






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                                       72

          accountants to management in connection with their annual audit; and the Company agrees to obtain such a letter in connection with each of its annual audits;

                   (e) if requested by the Administrative Agent, promptly after the filing thereof by a Borrower or any of its Subsidiaries with any applicable Governmental Authority, copies of each annual and other return, report or valuation with respect to each Canadian Pension Plan; and

                   (f) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

                   6.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings diligently conducted and reserves in conformity with GAAP with respect thereto have been provided on the books of the Company or its Subsidiaries, as the case may be.

                   6.4 Conduct of Business and Maintenance of Existence. Continue to engage in business primarily of the same general types as now conducted by it or in any Related Business and preserve, renew and keep in full force and effect the corporate existence of each Borrower and each Material Subsidiary; and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except as otherwise permitted pursuant to subsection 7.5, and comply with all Contractual Obligations and Requirements of Law except to the extent that failure to maintain such rights, privileges and franchises and to comply with Contractual Obligations and Requirements of Law could not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

                   6.5 Maintenance of Property; Insurance. Keep all material property useful and necessary in its business in good working order and condition; maintain with financially sound and reputable insurance companies insurance (to the extent available at commercially reasonable rates) on all its property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to each Lender, upon written request, full information as to the insurance carried.

                   6.6 Inspection of Property; Books and Records; Discussions. Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of any Lender upon reasonable prior notice and at reasonable times to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Company and its Subsidiaries with officers and employees of the Company and its Subsidiaries and with its independent certified public accountants (each Lender will, in accordance with subsection 10.15, maintain the confidentiality of all information obtained by it pursuant to this subsection 6.6).






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                                       73

                   6.7 Notices. Promptly give notice to the Administrative Agent, the Canadian Administrative Agent and each Lender of:

                   (a) the occurrence of any Default or Event of Default;

                   (b) any default or event of default under any Contractual Obligation of Holdings or any or any of its Subsidiaries which if not cured could reasonably be expected to have a Material Adverse Effect;

                   (c) any litigation, investigation or proceeding affecting Holdings or any of its Subsidiaries (i) which is reasonably likely to involve a payment of $10,000,000 or more not covered by insurance,
          (ii) in which injunctive or similar relief reasonably likely to have a Material Adverse Effect is reasonably likely to be obtained or (iii) which if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

                   (d) (i) the following events, as soon as possible and in any event within 30 days after the Company knows or has reason to know thereof: (x) the occurrence or expected occurrence of any Reportable Event (other than Reportable Events resulting from the Spin-Off Transactions) with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (y) the institution of proceedings or the taking of any other action by the PBGC or the Company or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan and (ii) (w) any failure to make a contribution to any Canadian Pension Plan required by the terms of such plan or applicable law, in a timely manner, (x) any termination of any Canadian Pension Plan, (y) any material direction, order, notice, ruling or opinion that the Borrowers or any of their Subsidiaries shall receive from from any applicable Governmental Authority indicating that any Canadian Pension Plan is in default under any applicable law, together with a copy thereof, and (z) if requested by the Administrative Agent, a copy of any actuarial report prepared in respect of any Canadian Pension Plan; and

                   (e) any development or event known to the Company which could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this subsection shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Company proposes to take with respect thereto.

                   6.8 Environmental Laws. (a) Comply with, and ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by






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                                       74

applicable Environmental Laws, except for such instances of noncompliance that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

                   (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except for instances in which the obligation to comply or to conduct such investigations, studies, sampling, testing or remedial actions is being contested in good faith before a court or administrative body of competent jurisdiction or in which the failure to so comply or to conduct such activities in the aggregate could not reasonably be expected to have a Material Adverse Effect.

                   6.9 Further Assurances. At any time and from time to time, upon the Administrative Agent's request and at the expense of the Company, promptly and duly execute and deliver or cause to be executed and delivered any and all further instruments and documents and take such further action as the Administrative Agent may reasonably request to effect the purpose of the Security Documents, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code or other applicable laws in effect in any jurisdiction.

                   6.10 Additional Collateral. (a) With respect to any property acquired after the Closing Date by the Company or any Subsidiary Guarantor (other than (x) any property described in paragraph (b), (c), (d), (e), (f) or (g) below, (y) any property subject to a Lien expressly permitted by subsection 7.3(g) and (z) property acquired by any Foreign Subsidiary) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent.

                   (b) With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $500,000 acquired after the Closing Date by the Company or any Subsidiary Guarantor (other than (x) any such real property subject to a Lien expressly permitted by Section 7.3(g) and (z) real property acquired by any Foreign Subsidiary), promptly (i) execute and deliver a first priority mortgage or deed of trust, as applicable, in favor of the Administrative Agent, for the benefit of the Lenders, covering such real property, (ii) if requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor's certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such mortgage or deed of trust, each of the foregoing in form and substance reasonably






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                                       75

satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

                   (c) With respect to any new Subsidiary (other than a Foreign Subsidiary or Foreign Subsidiary Holding Company) created or acquired after the Closing Date (which, for the purposes of this paragraph, shall include any existing Subsidiary that ceases to be a Foreign Subsidiary or that becomes a Subsidiary described in clause (a) of the definition of "Subsidiary Guarantor"), by the Company or any Subsidiary Guarantor, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary which is owned by the Company or any Subsidiary Guarantor, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Company or such Subsidiary Guarantor, as the case may be, (iii) if 80% or more of the Equity Interests of such new Subsidiary are owned, directly or indirectly (other than indirectly through any Foreign Subsidiary) by the Company or any Subsidiary Guarantor, cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) to take such actions necessary or reasonably advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including, without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance reasonably satisfactory to the Administrative Agent.

                   (d) With respect to any new Foreign Subsidiary or Foreign Subsidiary Holding Company (other than any Excluded Issuer) created or acquired after the Closing Date by the Company or any Subsidiary Guarantor, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable in order to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Foreign Subsidiary which is owned by the Company or any Subsidiary Guarantor (provided that in no event shall more than 65% of the total outstanding Capital Stock of any such new Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Company or such Subsidiary Guarantor, as the case may be, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable under applicable law to perfect the Lien of the Administrative Agent thereon, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.






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                                       76

                   (e) With respect to any property acquired after the Closing Date by the Canadian Borrower or any Canadian Subsidiary Guarantor (other than any property subject to a Lien expressly permitted by subsection 7.3(g)) as to which the Canadian Administrative Agent, for the benefit of the Canadian Revolving Credit Lenders, does not have a perfected Lien, promptly (i) execute and deliver to the Canadian Administrative Agent such amendments to the Canadian Guarantee and Collateral Agreement or such other documents as the Canadian Administrative Agent deems necessary or advisable to grant to the Canadian Administrative Agent, for the benefit of the Canadian Revolving Credit Lenders, a security interest in such property and (ii) take all actions necessary or advisable to grant to the Canadian Administrative Agent, for the benefit of the Canadian Revolving Credit Lenders, a perfected first priority security interest (or hypothec, if applicable) in such property, including filings and other actions as may be required by the Canadian Guarantee and Collateral Agreement or by law or as may be requested by the Canadian Administrative Agent.

                   (f) With respect to any fee or similar ownership interest in any real property having a value (together with improvements thereof) of at least $500,000 or the equivalent amount thereof in Canadian Dollars acquired after the Closing Date by the Canadian Borrower or any of its Subsidiaries (other than any such real property subject to a Lien expressly permitted by Section 7.3(g)), promptly (i) execute and deliver a first priority mortgage, deed of trust or hypothec, as applicable, in favor of the Canadian Administrative Agent, for the benefit of the Canadian Revolving Credit Lenders, or in favor of the Canadian Revolving Credit Lenders (if such real property is located in the Province of Quebec) covering such real property, (ii) if requested by the Canadian Administrative Agent, provide the Canadian Revolving Credit Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Canadian Administrative Agent) as well as a current as-built survey thereof, together with a surveyor's certificate, and (y) any consents or estoppels reasonably deemed necessary or advisable by the Canadian Administrative Agent in connection with such mortgage, deed of trust or hypothec, each of the foregoing in form and substance reasonably satisfactory to the Canadian Administrative Agent, and
(iii) if requested by the Canadian Administrative Agent, deliver to it legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Canadian Administrative Agent.

                   (g) With respect to any new Subsidiary created or acquired after the Closing Date (which, for the purposes of this paragraph, shall include any existing Subsidiary that becomes a Subsidiary described in clause (a) of the definition of "Canadian Subsidiary Guarantor") by the Canadian Borrower or any Canadian Subsidiary Guarantor, promptly (i) execute and deliver to the Canadian Administrative Agent such amendments to the Canadian Guarantee and Collateral Agreement as the Canadian Administrative Agent deems necessary or advisable in order to grant to the Canadian Administrative Agent, for the benefit of the Canadian Revolving Credit Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary which is owned by the Canadian Borrower or any Canadian Subsidiary Guarantor, (ii) if 80% or more of the Equity Interests of such new Subsidiary are owned by the Canadian Borrower or any Canadian Subsidiary Guarantor, cause such new Subsidiary (A) to





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                                       77

become a party to the Canadian Guarantee and Collateral Agreement, (B) to comply with the terms and provisions of the Canadian Guarantee and Collateral Agreement with respect to the registration of shares of such Capital Stock and the delivery to the Canadian Administrative Agent of certificates representing such Capital Stock, and (C) to take such other actions as may be necessary or advisable to grant to the Canadian Administrative Agent, for the benefit of the Canadian Revolving Credit Lenders, a perfected first priority security interest in the Collateral described in the Canadian Guarantee and Collateral Agreement with respect to such new Subsidiary, and (iii) if requested by the Canadian Administrative Agent, deliver to the Canadian Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance reasonably satisfactory to the Canadian Administrative Agent.

                   6.11 GC Canada Senior Notes. Cause the GC Canada Senior Notes to be redeemed in full on or prior to May 15, 1999 and notify the Administrative Agent of such redemption promptly following the occurrence thereof.

                   6.12 Canadian Pension Plans and Benefit Plans. (a) For each Canadian Pension Plan existing on the Effective Date, ensure that such plan retains its registered status (except to the extent that the Borrowers shall have given notice of the termination of such plan in accordance with subsection 6.7(d)) under and is administered in a timely manner in all respects in accordance with the applicable pension plan text, funding agreement, the Income Tax Act (Canada) and all other applicable laws.

                   (b) For each Canadian Pension Plan hereafter adopted by the Borrowers and their Subsidiaries which is required to be registered under the Income Tax Act (Canada) or any other applicable laws, use its best efforts to seek and receive confirmation in writing from the applicable Governmental Authorities to the effect that such plan is unconditionally registered under the Income Tax Act (Canada) and such other applicable laws.

                   (c) For each Canadian Pension Plan and Canadian Benefit Plan hereafter adopted by the Borrowers and their Subsidiaries, in a timely fashion perform in all material respects all obligations (including fiduciary, funding, investment and administration obligations) required to be performed in connection with such plan and the funding media therefor.

                   6.13 Post-Closing Real Estate Matters. (a) Use its best efforts to obtain, deliver and register, on or prior to May 21, 1999, at its sole expense, discharges of claims for lien and orders vacating certificates of action, as mutually agreed upon by the Canadian Administrative Agent and the Canadian Borrower on the Closing Date, and deliver evidence, in form and substance reasonably satisfactory to the Canadian Administrative Agent, that such claims for lien and certificates of action have been discharged and vacated.

                   (b) Within 60 days following the Closing Date, deliver to the Canadian Administrative Agent an up-to-date survey for each of the Canadian Mortgaged Properties prepared, signed and sealed by an Ontario Land Surveyor, setting out bearings, boundaries and dimensions of the lands, front, rear and side yard dimensions and setbacks, the location of monuments and the buildings on the lands, the location of entrances to and exits from the lands, all rights-of-way and easements referable to the lands, any encroachments over the locations and the location of all fences on or separating the lands from adjacent lands, together with a surveyor's certificate setting out the area of the lands, or as otherwise reasonably acceptable to the Canadian Administrative Agent.

                   (c) On or prior to June 4, 1999 (subject to the customary cooperation of all relevant third parties), cause to be delivered to the Canadian Administrative Agent a summary of all off-title search results with respect to the Canadian Mortgaged Properties as reasonably requested by the Canadian Administrative Agent.

                   (d) Within 60 days following the Closing Date, cause to be delivered to the Canadian Administrative Agent with respect to the Canadian Mortgaged Property known as the "settling ponds/basins" located in Amherstburg, Ontario, the items listed in subsection 5.1(e)(ii).

                   (e) Within 150 days following the Closing Date, obtain and deliver to the Canadian Administrative Agent a title opinion of Kirwin & Partners in form and substance satisfactory to the Canadian Administrative Agent in respect of each of the Canadian Mortgaged Properties, including, without limitation, confirmation that: (i) subject to (x) the items (a) through (f) set forth in paragraph (2) of the opinion of Kirwin & Partners delivered on the Closing Date pursuant to subsection 5.2(c)(v) and item (h) set forth in such paragraph (2) (unless the Canadian Borrower has failed to use best efforts to eliminate the exception set forth in such item (h)) and (y) Liens permitted pursuant to subsection 7.3, the Canadian Borrower has good and marketable title in fee simple to the Canadian Mortgaged Properties and that no part thereof has been forfeited to the Crown and (ii) to the extent records are available from the applicable governmental agency, each of the corporate owners in the chain of title was validly subsisting during its period of ownership.

                   (f) Undertake to execute and deliver additional security documents, together with legal opinions in respect thereof, in form and substance as reasonably requested by counsel to the Canadian Administrative Agent, in order to perfect the Liens granted on property of the Canadian Borrower under the Canadian Security Documents to the extent that such property is located outside of Ontario, within 10 Business Days of receipt of such request by the Canadian Borrower.

                          SECTION 7. NEGATIVE COVENANTS

                  Each Borrower hereby agrees that, so long as the Revolving Credit Commitments and the Canadian Revolving Credit Commitments remain in effect, any Loans, any Letter of Credit or Reimbursement Obligations remains outstanding and unpaid or any other amount is owing to any Lender, the Administrative Agent or the Canadian Administrative Agent hereunder, such Borrower shall not, and (except with respect to subsection 7.1) shall not permit any of its Subsidiaries to, directly or indirectly:

                   7.1 Financial Condition Covenants.

                   (a) Senior Leverage Ratio. Permit the Senior Leverage Ratio as at the last day of any fiscal quarter of the Company occurring during any period set forth below to be greater than the ratio set forth below opposite such period:

                   Period                                 Senior Leverage Ratio
                   July 1, 1999 - December 31, 1999            2.50 : 1.00
                   January 1, 2000 - December 31, 2000         2.25 : 1.00
                   January 1, 2001 - December 31, 2001         2.00 : 1.00
                   January 1, 2002 - December 31, 2002         2.00 : 1.00
                   January 1, 2003 - Termination Date          2.00 : 1.00.

                   (b) Leverage Ratio. Permit the Leverage Ratio as at the last day of any fiscal quarter of the Company occurring during any period set forth below to be greater than the ratio set forth below opposite such period:

                   Period                                     Leverage Ratio
                   July 1, 1999 - December 31, 1999            5.40 : 1.00
                   January 1, 2000 - December 31, 2000         5.25 : 1.00
                   January 1, 2001 - December 31, 2001         5.00 : 1.00
                   January 1, 2002 - December 31, 2002         5.00 : 1.00
                   January 1, 2003 - Termination Date          5.00 : 1.00.

                   (c) Interest Coverage Ratio. Permit the Interest Coverage Ratio as at the last day of any fiscal quarter of the Company occurring during any period set forth below to be less than the ratio set forth below opposite such period:

                   Period                               Interest Coverage Ratio
                   July 1, 1999 - December 31, 1999            1.60 : 1.00
                   January 1, 2000 - December 31, 2000         1.75 : 1.00
                   January 1, 2001 - December 31, 2001         2.00 : 1.00
                   January 1, 2002 - December 31, 2002         2.25 : 1.00
                   January 1, 2003 - Termination Date          2.25 : 1.00.

                   7.2 Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

                   (a) (i) Indebtedness of the Borrowers under this Agreement and (ii) Indebtedness of the Company in respect of the Senior Subordinated Notes in an aggregate principal amount not to exceed $100,000,000;

                   (b) subject to subsection 6.11, Indebtedness of the Canadian Borrower under the GC Canada Senior Notes in an aggregate principal amount not to exceed $52,000,000 as long as such Indebtedness is fully defeased or cash collateralized;

                   (c) Indebtedness of the Company to any Subsidiary and of any Subsidiary to the Company or any other Subsidiary; provided that any such Indebtedness of a Subsidiary (other than the Canadian Borrower, any Subsidiary Guarantor or any Canadian Subsidiary Guarantor) to the Company, a Subsidiary Guarantor or a Canadian Subsidiary Guarantor shall be evidenced by a non-negotiable senior promissory note having terms reasonably satisfactory to the Administrative Agent;

                   (d) Indebtedness of a Person which becomes a Subsidiary after the date hereof, provided that (i) such Indebtedness existed at the time such corporation became a Subsidiary and was not created in anticipation thereof and (ii) immediately after giving effect to the acquisition of such Person by the Company, no Default or Event of Default shall have occurred and be continuing;

                   (e) (i) Interest Rate Protection Obligations of the Company entered into to hedge actual interest rate exposure and not for speculative purposes to the extent that the notional principal amount thereof does not exceed the amount of Indebtedness being hedged, (ii) Interest Rate Protection Obligations of the Canadian Borrower entered into to hedge actual interest rate exposure and not for speculative purposes to the extent that the notional principal amount thereof does not exceed the amount of Indebtedness being hedged and (iii) Guarantee Obligations (x) by Subsidiaries of the Company in respect of the Company's obligations described in the preceding clause (i) and (y) by the Company or any Subsidiary of the Canadian Borrower's obligations described in the preceding clause (ii) as long as the aggregate amount of such Guarantee Obligations described in this clause (iii) (as measured by the relevant swap termination values) does not exceed $2,500,000;

                   (f) Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company or the Canadian Borrower outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

                   (g) Indebtedness of the Company or any of its Subsidiaries incurred to finance the acquisition of fixed or capital assets (whether pursuant to a loan, a Financing Lease or otherwise) in an aggregate principal amount at any time outstanding not exceeding as to the Company and its Subsidiaries the greater of (x) $15,000,000 and
          (y) 5% of Consolidated Tangible Assets;

                  (g-1) obligations of the Company or any Subsidiary under energy or commodity hedge, exchange or similar agreements entered into in the ordinary course of business for the purpose of hedging the risk to the Company and its Subsidiaries of fluctuations in the cost of natural gas, other energy inputs or commodities used in the ordinary course of business of the Company and its Subsidiaries;

                   (h) Indebtedness of the Company or any of its Subsidiaries at any time outstanding incurred in the ordinary course of business in respect of reclamation bonds, performance bonds, letters of credit and surety bonds provided by the Company or any of its Subsidiaries required by and in compliance with the applicable statutes or laws of the relevant jurisdiction or by relevant Governmental Authorities;

                   (i) Indebtedness outstanding on the date hereof and listed on
          Schedule III and, until the Closing Date, Indebtedness outstanding under the Existing Credit Agreement;

                   (j) Indebtedness of the Company or any of its Subsidiaries not otherwise permitted under this subsection 7.2 in an aggregate principal amount not to exceed $25,000,000 at any time outstanding; and

                   (k). any Indebtedness ("Refinancing Indebtedness") incurred in connection with the extension, renewal, substitution, refinancing or replacement of any Indebtedness referred to in clauses (a)(ii) and
          (b) through (i) above; provided that (i) the principal amount of such Refinancing Indebtedness does not exceed the aggregate principal amount of, plus accrued interest on, the Indebtedness being extended, renewed, substituted, refinanced or replaced, plus the reasonable amount of fees, underwriting discount, premiums and all other costs and expenses reasonably incurred in connection therewith, (ii) such Refinancing Indebtedness does not require an increase in amortization payments payable by the Company or its Subsidiaries at any time prior to May 15, 2004, (iii) such Refinancing Indebtedness contains terms which, taken as a whole, are not less favorable to the Company and its Subsidairies than the terms of the Indebtedness being extended, renewed, substituted, refinanced or replaced and (iv) the only obligors on the applicable Refinancing Indebtedness are the obligors on the Indebtedness being refinanced unless otherwise permitted by subsections 7.2 and 7.4.

                   7.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

                   (a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings diligently conducted, provided that (i) adequate reserves with respect thereto are maintained on the books of the Company or its Subsidiaries, as the case may be, in conformity with GAAP and (ii) such Liens remain unfiled or unregistered, as the case may be;

                   (b) any carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens incidental to construction, maintenance, use or operation arising in the ordinary course of business which (i) secure amounts not overdue for a period of more than 60 days or (ii) are being contested in good faith by appropriate proceedings diligently conducted and which do not exceed $1,000,000 in the aggregate at any time;

                   (c) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation; and any attachment, judgment or similar

          Lien unless the writ, judgment or other process it secures shall not, within 60 days after the entry thereof, have been discharged or the execution thereof stayed pending appeal, or shall not have been discharged within 60 days after the expiration of any such stay;

                   (d) (i) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and (ii) purchase-money Liens on inventory incurred in the ordinary course of business and Liens on inventory held by third parties on consignment or a similar basis, in each case incurred in the ordinary course of business, provided that the aggregate fair market value of all inventory at any time subject to Liens described in this clause (ii) shall not exceed $5,000,000;

                   (e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which exist on the date hereof or which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company or such Subsidiary;

                   (f) (i) until the Closing Date, Liens securing Indebtedness under the Existing Credit Agreement, and (ii) Liens in existence on the date hereof listed on Schedule III, provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

                   (g) Liens securing Indebtedness of the Company and its Subsidiaries permitted by subsection 7.2(g) incurred in the ordinary course of business to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created within 180 days after the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (iii) the amount of Indebtedness secured thereby is not increased and (iv) the principal amount of Indebtedness secured by any such Lien shall at no time exceed 80% of the fair value (as determined in good faith by the Company and evidenced by a certificate of a Responsible Officer) of such property at the time it was acquired;

                   (h) Liens on the property or assets of a corporation which becomes a Subsidiary after the date hereof securing Indebtedness permitted by subsection 7.2(d), provided that (i) such Liens existed at the time such corporation became a Subsidiary and were not created in anticipation thereof, (ii) any such Lien is not spread to cover any property or assets of such corporation after the time such corporation becomes a Subsidiary (except after-acquired property to the extent such Lien includes after-acquired property) and (iii) the amount of Indebtedness secured thereby is not increased;

                   (i) Liens created pursuant to the Security Documents;

                   (j) Liens securing Refinancing Indebtedness permitted by subsection 7.2(k) provided that (i) such Liens cover only the property securing the Indebtedness being refinanced and (ii) the principal amount of Indebtedness secured thereby is not increased, except as permitted by subsection 7.2(k); and

                   (k) other Liens (other than on property constituting Collateral) securing up to $15,000,000 of obligations.

                   7.4 Limitation on Guarantee Obligations. Create, incur, assume or suffer to exist any Guarantee Obligation, unless such obligation would be permitted to be incurred as Indebtedness of such Person pursuant to subsection 7.2.

                   7.5 Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, except:

                   (a) (i) any Subsidiary of the Company may be merged or consolidated with or into the Company (provided that the Company shall be the continuing or surviving corporation), (ii) any Subsidiary of the Company may be merged, consolidated or amalgamated with or into a Subsidiary Guarantor or a Canadian Subsidiary Guarantor (provided that a Subsidiary Guarantor or a Canadian Subsidiary Guarantor shall be the continuing or surviving corporation or, if such Subsidiary is the Canadian Borrower, that the Canadian Borrower shall be the continuing or surviving corporation) and (iii) any Subsidiary of the Company (other than the Canadian Borrower) that is not a Subsidiary Guarantor or a Canadian Subsidiary Guarantor may be merged, consolidated or amalgamated with or into another Subsidiary that is not a Subsidiary Guarantor or a Canadian Subsidiary Guarantor;

                   (b) (i) any Subsidiary may sell, lease, transfer or otherwise dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Company, the Canadian Borrower, a Subsidiary Guarantor or a Canadian Subsidiary Guarantor and (ii) any Subsidiary of the Company (other than the Canadian Borrower) that is not a Subsidiary Guarantor or a Canadian Subsidiary Guarantor may sell, lease, transfer or otherwise dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Subsidiary that is not a Subsidiary Guarantor or a Canadian Subsidiary Guarantor; and

                   (c) in order to consummate an acquisition permitted by subsection 7.10(g), the Company or a Subsidiary may be merged with the acquired company as long as the surviving company is (i) the Company (if the Company consummates any such transaction) or the Canadian Borrower (if the Canadian Borrower consummates any such transaction) or (ii) otherwise, a Subsidiary Guarantor or a Canadian Subsidiary Guarantor.

                   7.6 Limitation on Sale of Assets. Consummate any Asset Sale except for the Disposition of assets and rights whose aggregate book value shall not exceed 15% of the aggregate book value of the consolidated assets of the Company and its Subsidiaries as of the Closing Date (after giving effect to the Spin-Off Transactions) during the term of this Agreement; provided that (i) the requirements of subsection 2.9(d) are complied with in connection therewith and
(ii) at least 80% of the consideration received by the Company or the applicable Subsidiary, as the case may be, pursuant to such Asset Sale is in the form of cash or Cash Equivalents.

                   7.7 Amendments to Spin-Off Documents. Amend, supplement or otherwise modify the terms and conditions of the Spin-Off Documents (other than the Management Agreement) except for any such amendment, supplement or modification that could not reasonably be expected to have a Material Adverse Effect or materially adversely affect the ability of the Loan Parties to perform their respective obligations under the Loan Documents.

                   7.8 Limitations on Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Company or any Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Company or any Subsidiary (collectively, "Restricted Payments"), except that:

                  (a) (i) any Subsidiary may make Restricted Payments to the Company, the Canadian Borrower, any Subsidiary Guarantor or any Canadian Subsidiary Guarantor, (ii) the Company and the Canadian Borrower may make Restricted Payments to any Subsidiary Guarantor or any Canadian Subsidiary Guarantor, (iii) the Company may make Restricted Payments to the Canadian Borrower, (iv) the Canadian Borrower may make Restricted Payments to the Company, (v) any Subsidiary (other than the Canadian Borrower) that is not a Subsidiary Guarantor or a Canadian Subsidiary Guarantor may make Restricted Payments to any other Subsidiary that is not a Subsidiary Guarantor or a Canadian Subsidiary Guarantor and (vi) Soda Ash Partners may make Restricted Payments pursuant to the Soda Ash Partnership Agreement;

                  (b) so long as no Default or Event of Default shall have occurred and be continuing, the Company may pay dividends to Intermediate Holdings as long as Intermediate Holdings concurrently pays such dividends to Holdings in order to permit Holdings to purchase Holdings' common stock or common stock options from present or former officers or employees of Holdings, the Company or any Subsidiary upon the death, disability or termination of employment of such officer or employee, provided, that the aggregate amount of payments under this paragraph (b) after the date hereof (net of any proceeds received by Holdings and contributed to the Company after the date hereof in connection with resales of any common stock or common stock options so purchased) shall not exceed $8,000,000;

                  (c) the Company may pay dividends to Intermediate Holdings to be used directly by Intermediate Holdings, or paid by Intermediate Holdings to Holdings and used by Holdings, to (i) pay Holdings' costs (including all professional fees and expenses) incurred to comply with its reporting obligations under federal or state laws, including any reports filed with respect to the Securities Act, Exchange Act or the respective rules and regulations promulgated thereunder, (ii) make payments in respect of Holdings' directors and officers insurance coverage, (iii) make payments in respect of indemnification obligations under any Contractual Obligation or Requirement of Law owing to (x) directors and officers of Holdings or (y) to employees or other Persons to the extent, in the case of this clause (y), such payments relate to services performed by any such Person on behalf of the Company and its Subsidiaries, (iv) pay all reasonable fees and expenses payable by it and relating to the Industrial Chemicals Business in connection with the Spin-Off, (v) pay amounts due pursuant to the Management Agreement,
         (vi) pay any amounts payable under the Spin-Off Documents, (vi) pay the Allocable Tax Obligations and (vii) pay Holdings' and Intermediate Holdings' other operational and corporate overhead expenses incurred in the ordinary course of business to the extent such expenses relate to acting as a holding company for the Company and its Subsidiaries or to the operation of the Company and its Subsidiaries; and

                  (d) in addition to the Restricted Payments otherwise permitted under this subsection 7.8, the Company shall be permitted to make (i) so long as the Leverage Ratio reflected on the most recent Compliance Certificate delivered pursuant to subsection 6.2(b) is less than 3.50 to 1.00, (x) Restricted Payments in an amount not to exceed the aggregate Net Cash Proceeds, to the extent not required to be applied to reduce the Total Commitments pursuant to subsection 2.9(c), received by the Company from any issue and sale (other than to a Subsidiary of the Company) of Equity Interests of the Company or capital contribution to the Company, less the aggregate amount of (A) any Investments made pursuant to subsection 7.10(g-1) and (B) any Capital Expenditures made pursuant to subsection 7.9(c)(i), and (y) in any fiscal quarter of the Company, Restricted Payments not exceeding in the aggregate 50% of Consolidated Net Income for the four preceding fiscal quarters less the aggregate amount of any Capital Expenditures made pursuant to subsection 7.9(c)(ii), and (ii) additional Restricted Payments in an aggregate amount not to exceed $5,000,000 during the term of this Agreement.

                   7.9 Limitation on Capital Expenditures. Make or commit to make (by way of the acquisition of securities of a Person or otherwise) any expenditure in respect of the purchase or other acquisition of fixed or capital assets (excluding any such asset acquired in connection with normal replacement and maintenance programs properly charged to current operations) ("Capital Expenditures") except (a) from the proceeds of any Reinvestment Deferred Amount,
(b) for expenditures in connection with the acquisition of mineral leases not exceeding $5,000,000 in the aggregate during the term of this Agreement, (c) so long as the Leverage Ratio reflected on the most recent Compliance Certificate delivered pursuant to subsection 6.2(b) is less than 3.50 to 1.00, (i) Capital Expenditures in an amount not to exceed the aggregate Net Cash Proceeds, to the extent not required to be applied to reduce the Total Commitments pursuant to subsection 2.9(c), received by the Company from any issue and sale (other than to a Subsidiary of the

Company) of Equity Interests of the Company or capital contribution to the Company, less the aggregate amount of (A) any Investments made pursuant to subsection 7.10(g-1) and (B) any Restricted Payments made pursuant to subsection 7.8(d)(i)(x), and (ii) in any fiscal quarter of the Company, Capital Expenditures in an amount not exceeding in the aggregate 50% of Consolidated Net Income for the four preceding fiscal quarters less the aggregate amount of any Restricted Payments made pursuant to subsection 7.8(d)(i)(y), and (d) for expenditures in the ordinary course of business not exceeding, in the aggregate for the Company and its Subsidiaries during any period set forth below, the sum of (i) the amount set forth opposite such period below:

                 Period                                   Amount
                 July 1, 1999 - December 31, 1999       $20,000,000
                 January 1, 2000 - December 31, 2000    $19,000,000
                 January 1, 2001 - December 31, 2001    $19,000,000
                 January 1, 2002 - December 31, 2002    $17,000,000
                 January 1, 2003 - Termination Date     $15,000,000

and (ii) beginning with the period from January 1, 2000 to December 31, 2000, any portion of such amount that was not so expended in any prior period (provided that Capital Expenditures made pursuant to this clause (d) during any period shall be deemed made, first, in respect of amounts permitted for such period as provided in the chart above and, second, in respect of amounts carried over from the prior period); provided that, for purposes of applying this subsection 7.9, the amount of any Capital Expenditures made by Soda Ash Partners shall be deemed to be in an amount equal to 51% of such amount.

                   7.10 Limitation on Investments, Loans and Advances. Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment in, any Person (each of the foregoing an "Investment"), except:

                   (a) extensions of trade credit in the ordinary course of business;

                   (b) Investments in Cash and Cash Equivalents;

                   (c) loans and advances to employees of the Company or its Subsidiaries for travel, entertainment and relocation expenses in the ordinary course of business;

                   (d) (i) Investments of the Company and its Subsidiaries in Subsidiaries of the Company as such investments are in effect on the date hereof and (ii) loans and advances by Subsidiaries of the Company to the Company;

                   (e) (i) Investments by the Company in the Canadian Borrower, a Subsidiary Guarantor or a Canadian Subsidiary Guarantor, (ii) Investments by Subsidiaries of the Company in the Company, the Canadian Borrower, a Subsidiary Guarantor or a Canadian Subsidiary Guarantor and (iii) Investments by Subsidiaries of the Company (other than the Canadian Borrower) that are not Subsidiary Guarantors or Canadian Subsidiary Guarantors in other Subsidiaries that are not Subsidiary Guarantors or Canadian Subsidiary Guarantors;

                   (f) Investments in the Capital Stock or the assets of Soda Ash Partners; provided that, except in the case of an Investment required pursuant to a capital call under the Soda Ash Partnership Agreement, at the time of the making of such Investment no Default or Event of Default shall have occurred and be continuing or shall result therefrom;

                   (g) Investments consisting of the acquisition of all or substantially all of the assets of, or a majority of the common Equity Interests of, a Person or division or line of business of a Person if immediately after giving effect thereto (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) the Company shall be in compliance, on a pro forma basis after giving effect to such acquisition, with the covenants contained in subsection 7.1 recomputed as at the last day of the most recently ended fiscal quarter of the Company as if such acquisition had occurred on the first day of each relevant period for testing such compliance, and the Company shall have delivered to the Administrative Agent, a certificate of its chief financial officer to such effect accompanied by all relevant financial information for such acquisition, (iii) if such acquisition is of assets other than Capital Stock, the acquiring Person shall be a Grantor under the Guarantee and Collateral Agreement (and/or other applicable Security Documents) and
          (iv) if such acquisition is of Equity Interests of another Person, such other Person shall become a Subsidiary Guarantor or a Canadian Subsidiary Guarantor, as the case may be; provided that (x) no acquisition may be made of the Capital Stock of any public company unless the Board of Directors (or other governing body) of such company approves such acquisition at the time it is commenced and (y) the aggregate consideration paid (including, without limitation, (A) the amount of cash paid in connection with each such acquisition, (B) the value (as determined for purposes of each such acquisition in accordance with the applicable acquisition agreement) of all Capital Stock of the Company and its Subsidiaries issued in connection with each such acquisition and (C) the principal amount (or, if less, the accreted value) at the time of each such acquisition of all Indebtedness assumed by the Company or its Subsidiaries with respect thereto) by the Company and its Subsidiaries in respect of all acquisitions made pursuant to this subsection 7.10(g) during the term of this Agreement shall not exceed $10,000,000;

                  (g-1) in addition to the Investments otherwise permitted under this subsection 7.10, so long as the Leverage Ratio reflected on the most recent Compliance Certificate delivered pursuant to subsection 6.2(b) is less than 3.50 to 1.00, Investments in an amount not to exceed the aggregate Net Cash Proceeds, to the extent not required to be applied to reduce the Total Commitments pursuant to subsection 2.9(c), received by the Company from any issue and sale (other than to a Subsidiary of the Company) of Equity Interests of the Company or capital contribution to the Company, less the aggregate amount of (A) any Restricted Payments made pursuant to subsection 7.8(d)(i)(x) and
         (B) any Capital Expenditures made pursuant to subsection 7.9(c)(i);






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                   (g-2) any Investment in any Supply Partnership in an
          aggregate amount at any time outstanding not to exceed 10% of Consolidated Tangible Assets;

                  (g-3)  any Investment pursuant to a Mineral Agreement;

                  (g-4) securities or other Investments received in settlement of debts created in the ordinary course of business and owing to the Company or any Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments, including in connection with any bankruptcy proceeding or other reorganization of another Person;

                  (g-5) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits;

                  (g-6) Investments in connection with any Currency Agreements, Interest Rate Protection Arrangements or energy or commodity hedge, exchange or similar agreements, provided, in each case, that such agreement, arrangement, hedge or exchange is otherwise permitted under subsection 7.2;

                   (g-7) promissory notes received as a portion of the consideration for any Asset Sale consummated in accordance with subsection 7.6;

                   (h) Capital Expenditures made pursuant to and in accordance with subsection 7.9; and

                   (i) in addition to the Investments otherwise permitted by this subsection 7.10, Investments not to exceed in the aggregate at any time outstanding the greater of $10,000,000 and 5% of Consolidated Tangible Assets, if immediately after giving effect thereto (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (ii) the Company shall be in compliance on a pro forma basis after giving effect to such Investment, with the covenants contained in subsection 7.1 recomputed as at the last day of the most recently ended fiscal quarter of the Company as if such Investment had occurred on the first day of each relevant period for testing such compliance, and the Company shall have delivered to the Administrative Agent, a certificate of its chief financial officer to such effect accompanied by all relevant financial information for such acquisition; provided that no acquisition may be made of the Capital Stock of any public company unless the Board of Directors (or other governing body) of such company approves such acquisition at the time it is commenced.

                   7.11 Limitations on Optional Payments and Modifications of Agreements.(a) Make any optional payment or prepayment on or redemption, defeasance or purchase of any Indebtedness or Guarantee Obligations, in each case, which are subordinated to any Obligations (or, if applicable, any guarantee thereof), except, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, in connection with the extension, renewal,






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                                       89

substitution, refinancing or replacement of any such Indebtedness with Refinancing Indebtedness (as defined in and to the extent permitted by subsection 7.2(k)), (b) amend, modify or change, or consent or agree to any amendment, modification or change to, any of the terms of any Indebtedness which is subordinated to any of the Obligations (or any guarantee thereof) in any material respect or in any way that is materially adverse to the interests of the Lenders or the Company, (c) amend, modify or change, or consent to any amendment, modification or change to (i) any of the terms of the Soda Ash Partnership Agreement that is materially adverse to the interests of the Lenders or the Borrowers or their Subsidiaries or the Management Agreement in any material respect or in any way that is in the aggregate materially adverse to the interests of the Lenders or the Borrowers or (ii) any of the terms of the Security Documents, except pursuant to the terms thereof. The Company shall provide the Administrative Agent and each Lender with prior written notice of
(i) any payment, prepayment, redemption, defeasance or purchase of any Indebtedness or Guarantee Obligation pursuant to clause (a) above and (ii) any amendment, modification or change to any of the terms of any Indebtedness of the Company and its Subsidiaries or of any agreement referred to in clause (c) above.

                   (b) Notwithstanding paragraph (a) above, (i) make or offer to make any payment, prepayment, repurchase or redemption of or otherwise defease or segregate funds with respect to the Senior Subordinated Notes, provided that the Company may make regularly scheduled payments of interest on the Senior Subordinated Notes, (ii) consent to any amendment, modification or change to the Senior Subordinated Notes of the Senior Subordinated Note Indenture which adversely affects the Lenders or (iii) designate any Indebtedness (other than obligations of the Loan Parties pursuant to the Loan Documents) as "Designated Senior Indebtedness" for the purposes of the Senior Subordinated Note Indenture.

                   7.12 Limitation on Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) otherwise permitted under this Agreement or, in the case of any of the Spin-Off Transactions, described in the Form 10 Filing, (b) in the ordinary course of the Company's or such Subsidiary's business and (c) upon fair and reasonable terms in the aggregate no less favorable to the Company or such Subsidiary, as the case may be, than it would obtain in a comparable arm's length transaction with a Person which is not an Affiliate; provided that (i) the Company may enter into the Management Agreement and renewals, modifications, replacements or amendments of such agreement permitted by subsection 7.11, (ii) the Company and its Subsidiaries may enter into the Spin-Off Documents and renewals, modifications, replacements or amendments thereof permitted by subsection 7.7 and (iii) the restrictions set forth in this subsection 7.12 shall not apply to (1) transactions pursuant to the Management Agreement or any Spin-Off Document, (2) any employment or separation agreement, collective bargaining agreement, benefit plan, program or arrangement, related trust agreement or any other similar arrangement for or with an employee, officer or director entered into by the Company or any Subsidiary in the ordinary course of business, (3) sales of soda ash, calcium chloride and other products to GenTek and its Subsidiaries pursuant to agreements in existence on the Closing Date,
(4) payments of indemnification or contribution required by any Contractual Obligation or Requirement of Law and made to any directors, officers, employees or agents of the Company or any Subsidiary as determined in good faith by





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the Board of Directors of the Company or such Subsidiary, (5) any Restricted
Payment otherwise permitted under subsection 7.8, (6) any payment of compensation, or any issuance, grant or award of stock, options, other equity related interests or other securities to employees, officers or directors in the ordinary course of business and (7) any transaction in the ordinary course of business between the Company or any Subsidiary and any Affiliate that is a joint venture or similar entity (including a supply partnership and Mineral Agreement) in which the Company and/or a Subsidiary has an Investment and which is primarily engaged in a Related Business.

                   7.13 Limitation on Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by the Company or any Subsidiary of real or personal property which has been or is to be sold or transferred by the Company or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Company or such Subsidiary, except as otherwise permitted under subsection 7.2(g).

                   7.14 Limitation on Changes in Fiscal Year. Permit the fiscal year of the Company to end on a day other than December 31, unless this Agreement shall have been amended as necessary to restore the parties hereto as nearly as possible to their respective positions prior to such change in fiscal year.

                   7.15 Limitation on Negative Pledge Clauses. Enter into with any Person any agreement which prohibits or limits the ability of the Company or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than (a) this Agreement and the other Loan Documents, (b) any agreement of any Person which becomes a Subsidiary of the Company or to which the Company or any Subsidiary becomes subject after the date hereof in connection with a Permitted Acquisition, which agreement was not created in anticipation thereof, including, but not limited to, any such agreement governing acquired Indebtedness permitted under subsection 7.2(d), provided that any agreement so permitted in accordance with this clause (b) shall apply only to the property or assets acquired, directly or indirectly, by the Company pursuant to such Permitted Acquisition, (c) agreements that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any lease, license or other contract, (d) customary provisions restricting dispositions of real property interests set forth in any easement or similar agreements, (e) agreements in connection with the sale or disposition of any assets of the Company or the sale or disposition of a Subsidiary (or any of its property or assets), in any such case as permitted under this Agreement, pending the closing of such sale or disposition, (f) any industrial revenue bonds, purchase money mortgages or Financing Leases permitted by this Agreement (in which cases, any prohibition or limitation shall only be effective against the assets financed thereby) and (g) agreements governing Indebtedness permitted to be incurred pursuant to subsection 7.2 which contain only restrictions customary for such type of Indebtedness, including agreements creating Liens permitted to be incurred pursuant to subsection 7.3, provided that, in the case of any agreement described in this clause (g), such agreement does not prohibit or limit in any manner the ability of Intermediate Holdings, the Company or any of its





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                                       91

Subsidiaries to create, incur, assume or suffer to exist any Lien securing any Obligations on any Collateral.

                   7.16 Limitation on Lines of Business. Enter into any significant business, either directly or through any Subsidiary, except for those businesses which are primarily of the same general types as those in which the Company and its Subsidiaries are engaged on the date of this Agreement or which are Related Businesses.

                           SECTION 8. EVENTS OF DEFAULT

                   8.1 Events of Default. If any of the following events shall occur and be continuing:

                   (a) The applicable Borrower shall fail to pay any principal of any Loan or any Reimbursement Obligation or Acceptance Reimbursement Obligation when due in accordance with the terms thereof; or the Borrowers shall fail to pay any interest on any Loan, or any other amount payable on account thereof hereunder, within three Business Days after any such interest or other amount becomes due in accordance with the terms thereof; or

                   (b) Any representation or warranty made or deemed made by either Borrower or any other Loan Party herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been incorrect or misleading in any material respect on or as of the date made or deemed made; or

                   (c) Either Borrower or any other Loan Party shall default in the observance or performance of any agreement contained in subsection
          6.11 or Section 7 hereof (other than subsections 7.3 and 7.7); or

                   (d) Either Borrower or any other Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after written notice to the Company by the Administrative Agent; or

                   (e) The Company or any of its Subsidiaries shall (i) default in any payment of principal of or interest on any Indebtedness (other than the Loans, the Reimbursement Obligations and the Acceptance Reimbursement Obligations) or in the payment of any Guarantee Obligation, aggregating $5,000,000 or more, beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created; or (ii) default in the observance or performance of any other agreement or condition following any applicable grace periods






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                                       92

          relating to any Indebtedness or Guarantee Obligation referred to in clause (i) immediately above or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of any Indebtedness referred to in clause (i) immediately above or beneficiary or beneficiaries of such Guarantee Obligation referred to in clause (i) immediately above (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice, lapse of time or both if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable, provided, however, that if the default described in this clause (ii) is cured, the Event of Default under this clause (ii) shall be simultaneously cured; or

                   (f) (i) (A) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (B) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Company or any Commonly Controlled Entity, (C) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (D) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (E) the Company or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (F) any other similar event or condition shall occur or exist with respect to a Plan; and in each case in clauses (A) through (F) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

                   (ii) (A) a Borrower or any of its Subsidiaries fails to remit in a timely manner any amount payable to a Canadian Pension Plan, (B) a Borrower or any of its Subsidiaries receives, directly or indirectly, payment of any amount from a Canadian Pension Plan, (C) any Canadian Pension Plan is terminated, wound up or otherwise ceases to be registered under the Income Tax Act (Canada) or the applicable provincial pension benefits standards legislation, or (D) any other similar event or condition shall occur or exist with respect to a Canadian Pension Plan; and in each case in clauses (A) through (D) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

                   (g) One or more judgments or decrees shall be entered against Holdings or any of its Subsidiaries involving in the aggregate a liability (to the extent not paid or covered by insurance less any applicable and customary retention or deductible) of $5,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or






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                                       93

                   (h) (i) Any of the Security Documents shall cease, for any reason, to be in full force and effect (other than pursuant to the terms hereof or thereof), or either Borrower or any other Loan Party which is a party to any of the Security Documents shall so assert in writing or (ii) the Lien created by any of the Security Documents on any material portion of the Collateral shall cease to be enforceable and of the same effect and priority purported to be created thereby and, if such condition is correctable, such condition is not corrected within 30 days; or

                   (i) Any guarantee under the Guarantee and Collateral Agreement or the Canadian Guarantee and Collateral Agreement shall cease for any reason to be in full force and effect (other than pursuant to the terms hereof or thereof) or any Loan Party shall so assert in writing; or

                   (j) A Change in Control shall have occurred; or

                   (k) Holdings shall cease to own legally and beneficially 100% of each class of Capital Stock of Intermediate Holdings free of Liens; Intermediate Holdings shall cease to own legally and beneficially 100% of each class of Capital Stock of the Company free of Liens (except for Liens created pursuant to the Security Documents); the Company shall cease to beneficially own 100% of each class of Capital Stock of the Canadian Borrower free of Liens (except for Liens created pursuant to the Security Documents); or the Company shall cease to beneficially own at least 51% of the economic interest in, or shall cease to be the sole managing partner of, Soda Ash Partners; or

                   (l) the Senior Subordinated Notes shall cease, for any reason, to be validly subordinated to the Company Obligations, as provided in the Senior Subordinated Note Indenture, or any Loan Party, any Affiliate of any Loan Party, the trustee in respect of the Senior Subordinated Notes or the holders of at least 25% in aggregate principal amount of the Senior Subordinated Notes shall so assert and, in the event of such assertion by the trustee or such holders, the Company does not within 30 days thereof deliver to the Administrative Agent an opinion of counsel (such counsel to be reasonably satisfactory to the Administrative Agent) stating that the subordination provisions of the Senior Subordinated Note Indenture are legal, valid and binding; or

                   (m) (i) The Company, NHO Canada, Canadian Holdings, the Canadian Borrower or any of the Company's Material Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Company, NHO Canada, Canadian Holdings, the Canadian Borrower or any of the Company's Material Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be





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                                       94

          commenced against the Company, NHO Canada, Canadian Holdings, the Canadian Borrower or any of the Company's Material Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Company, NHO Canada, Canadian Holdings, the Canadian Borrower or any of the Company's Material Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Company, NHO Canada, Canadian Holdings, the Canadian Borrower or any of the Company's Material Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or
          (iii) above; or (v) the Company, NHO Canada, Canadian Holdings, the Canadian Borrower or any of the Company's Material Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;

then, and in any such event:

                  (A) if such event is an Event of Default specified in clause
(i) or (ii) of paragraph (m) of this subsection 8.1 with respect to either Borrower, automatically the Revolving Credit Commitments and the Canadian Revolving Credit Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder, and all face amounts of Acceptances not drawn upon, expired, demanded or matured, in accordance with subsection 2.3(j)) shall immediately become due and payable; and

                   (B) if such event is any other Event of Default specified in this subsection 8.1, any or all of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent and/or the Canadian Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent and/or the Canadian Administrative Agent shall, by notice to the Borrowers declare the Revolving Credit Commitments and the Canadian Revolving Credit Commitments to be terminated forthwith, whereupon the Revolving Credit Commitments and the Canadian Revolving Credit Commitments shall immediately terminate and (ii) with the consent of the Required Lenders, the Administrative Agent and/or the Canadian Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent and/or the Canadian Administrative Agent shall, by notice to the Borrowers, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing on account thereof under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder, and all face amounts of Acceptances not drawn upon, expired, demanded or matured, in accordance with subsection 2.3(j)) to be due and payable forthwith, whereupon the same shall immediately become due and payable.






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                                       95

                   8.2 Certain Provisions Applicable to Letters of Credit. With respect to all Letters of Credit issued from the account of a Borrower with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to subsection 8.1, such Borrower shall at such time deposit in a cash collateral account opened by the Applicable Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Each Borrower hereby grants to each Applicable Agent, for the benefit of the applicable Issuing Banks and the applicable Participating Banks, a security interest in such cash collateral to secure all obligations of such Borrower in respect of such Letters of Credit under this Agreement and the other Loan Documents. Amounts held in such cash collateral account shall be applied by the Applicable Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of such Borrower hereunder and under the Notes. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrowers hereunder and under the Notes shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the applicable Borrower. Each Borrower shall execute and deliver to the Applicable Agent, for the account of the applicable Issuing Banks and the applicable Participating Banks, such further documents and instruments as the Applicable Agent may request to evidence the creation and perfection of such security interest in such cash collateral account.

                   8.3 Certain Waivers. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind with respect to matters set forth in this Section are hereby expressly waived.

                              SECTION 9. THE AGENTS

                   9.1 Appointment. Each Lender hereby irrevocably designates and appoints Chase as the Administrative Agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes Chase, as the Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the other Loan Documents, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. The Designated Issuer in its capacity as such shall be entitled to the same rights under this Section 9 as accrue to the Administrative Agent as if it were named in place of the Administrative Agent. In acting as Collateral Agent Chase shall be entitled to the rights and benefits of, and subject to the obligations set forth for, the Administrative Agent in this Section 9, mutatis mutandis, which Section is hereby incorporated by reference, mutatis mutandis, in each of the Security Documents.







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                                       96

                   9.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

                   9.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrowers or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the Notes or any other Loan Document or for any failure of either Borrower to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of either Borrower.

                   9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrowers), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Required Lenders as it deems appropriate against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the Notes and the other Loan Documents if acting in accordance with a request of the Required Lenders as it deems appropriate, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

                   9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall promptly give notice thereof to the Lenders.
The Administrative Agent shall take such action with respect to such Default or Event of Default, or any acceleration of any amounts due hereunder, as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default, Event of Default or acceleration as it shall deem advisable in the best interests of the relevant Lenders. To the extent that, as a result of the exercise by it of any remedies with respect to any Collateral, the Administrative Agent shall receive or realize any amounts, it shall distribute such amounts ratably among the Lenders by reference to the aggregate amounts accrued and unpaid that are outstanding under the Agreement and the other Loan Documents and owing to the respective Lenders (after deducting and applying any amounts then owing to the Administrative Agent or on account of expenses of the Administrative Agent previously paid by any Lender), and if the portion to be so distributed to any Lenders shall exceed the sum then due and payable to such Lenders, such excess shall be held by the Administrative Agent in a collateral account for such Lenders.

                   9.6 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of any Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Company and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrowers. Each Lender acknowledges and agrees to comply with the provisions of subsection 10.6 applicable to such Lender. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of either Borrower which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

                   9.7 Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers and the other Loan Parties to do so), ratably according to their respective Total Credit Percentages in effect on the date on which indemnification is sought under this subsection (or, if indemnification is sought after the date upon which the Revolving Credit Commitments and Canadian Revolving Credit
Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their Total Credit Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing;
provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent's gross negligence or willful misconduct. The obligations to indemnify an Issuing Lender shall be ratable among the Revolving Credit Lenders, in the case of the Revolving Credit Commitments, or the Canadian Revolving Credit Lenders, in the case of the Canadian Revolving Credit Commitments, in accordance with their respective Applicable Percentages (or, if the Commitments have been terminated, the outstanding principal amount of their respective Total Extensions of Credit). The agreements in this subsection shall survive the payment of the Loans and all other amounts payable hereunder.

                   9.8 Administrative Agent in Its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrowers and the other Loan Parties as though the Administrative Agent were not the Administrative Agent hereunder and under the other Loan Documents. With respect to its Loans made or renewed by it and any Note issued to it and with respect to any Letter of Credit issued or participated in by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms "Lender" and "Lenders" shall include the Administrative Agent in its individual capacity.

                   9.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days' notice to the Lenders and the Company. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Majority Facility Lenders with respect to the Revolving Credit Facility shall appoint from among the Revolving Credit Lenders a successor agent for such Lenders, which successor agent shall be approved by the Company (such approval not to be unreasonable withheld), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term "Administrative Agent" shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loan. After any retiring Administrative Agent's resignation as Administrative Agent, the provisions of this subsection shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.






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
                                       99

                   9.10 Canadian Administrative Agent. Each Canadian Revolving Credit Lender hereby irrevocably designates and appoints Chase Canada as the Canadian Administrative Agent under this Agreement and the other Loan Documents, and each such Canadian Revolving Credit Lender irrevocably authorizes Chase Canada, as Canadian Administrative Agent for such Lender, to take such action on its behalf under the provisions of the Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Canadian Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other provisions as are reasonably incidental thereto. Each Canadian Revolving Credit Lender and the Borrowers hereby agree and confirm that the provisions of this Section 9 shall apply to Chase Canada as the Canadian Administrative Agent upon the same terms and subject to the same conditions as apply to Chase in acting as Administrative Agent and as Collateral Agent in this Section 9, mutatis mutandis; provided that any successor Canadian Administrative Agent shall be a bank with an office in Toronto, Canada having a combined capital and surplus of at least $500,000,000 or an Affiliate of any such bank which is also a Canadian Revolving Credit Lender.

                   9.11 Documentation Agent and Syndication Agent. Neither the Documentation Agent nor the Syndication Agent shall have any rights or obligations under the Loan Documents in their capacities as such.

                            SECTION 10. MISCELLANEOUS

                   10.1 Amendments and Waivers. Neither this Agreement or any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this subsection. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent and the Canadian Administrative Agent may, from time to time, (a) enter into with the Borrowers and the other Loan Parties written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Borrowers and the other Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

                   (i) (x) reduce the amount or extend the scheduled date of maturity of any Loan or any Reimbursement Obligation or any Acceptance Reimbursement Obligation or of any scheduled installment thereof, or
          (y) reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof or increase the amount or (z) extend the expiration date of any Lender's Revolving Credit Commitment or Canadian Revolving Credit Commitment, in each case, without the written consent of each Lender directly affected thereby;

                   (ii) amend, modify or waive any provision of subsection 9.5 or this subsection 10.1 or reduce the percentage specified in the definition of Required Lenders, or consent to the assignment or transfer by any Loan Party of any of its rights and obligations under this Agreement and the other Loan Documents (other than pursuant to a transaction permitted by subsection 7.5), in each case, without the written consent of all the Lenders;

                   (iii) release the Company, the Canadian Borrower, any Subsidiary Guarantor, any Canadian Subsidiary Guarantor or any other Loan Party that is a Material Subsidiary from its obligations under any Security Document or release all or substantially all of the Collateral, in either case without the consent of each Lender, in each case except as expressly permitted hereby or by the other Loan Documents;

                   (iv) amend, modify or waive any provision of Section 9 without the written consent of the then Administrative Agent and, if affected thereby, the Canadian Administrative Agent and the Designated Issuer;

                   (v) amend, modify or waive the order of application of prepayments specified in subsection 2.9(e) without the written consent of the Majority Facility Lenders under each Facility adversely affected thereby;

                   (vi) amend, modify or waive the provisions of Section 3, any Letter of Credit or any L/C Obligation without the written consent of each relevant Issuing Lender; or

                   (vii) amend the first two sentences of subsection 2.15(a) without the written consent of each Lender adversely affected thereby.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrowers, the Lenders, the Administrative Agent, the Canadian Administrative Agent and all future holders of the Notes. In the case of any waiver, the Borrowers, the Lenders, the Administrative Agent and the Canadian Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Notes and any other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

                   10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or four days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received (provided it is also mailed), addressed as follows in the case of the Borrowers, the Administrative Agent and the Canadian Administrative Agent, and as set forth in Schedule I in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes:

         The Company:               General Chemical Industrial Products Inc.
                                    90 East Halsey Road
                                    Parsippany, New Jersey  07054
                                    Attention: Chief Financial Officer
                                    Telecopy: (973) 515-1997

         The Canadian Borrower:     General Chemical Canada Ltd.
                                    201 City Center Drive, 11th Floor
                                    Mississauga, Ontario, Canada L5B 3A3
                                    Attention:  President
                                    Telecopy: (905) 896-9365

                                    with a copy to:

                                    The General Chemical Group Inc.
                                    90 East Halsey Road
                                    Parsippany, New Jersey  07054
                                    Attention: General Counsel
                                    Telecopy: (973) 515-3244

         The Administrative Agent:  The Chase Manhattan Bank
                                    270 Park Avenue, 38th Floor
                                    New York, New York  10017
                                    Attention: Elizabeth Swerz
                                    Telecopy: (212) 270-7939

         with a copy to:            The Chase Manhattan Bank
                                    c/o The Loan and Agency Services Group
                                    One Chase Manhattan Plaza
                                    New York, New York  10081
                                    Attention: Dan Fischer
                                    Telecopy: (212) 552-5777

        The Canadian Administrative
            Agent:                  The Chase Manhattan Bank of Canada
                                    1 First Canadian Place
                                    100 King Street West
                                    Toronto, Ontario  M5X 1A4
                                    Attention:  Funding Officer
                                                Vice President
                                    Telecopy:   416-216-4162
                                                416-216-4161

         The Issuing Banks:         Chase Manhattan Bank Delaware
                                    1201 North Market Street
                                    8th Floor
                                    Wilmington, Delaware  19801
                                    Attention:  Michael Handago
                                    Telecopy:  (302) 428-3390

                                    The Chase Manhattan Bank
                                    270 Park Avenue, 38th Floor
                                    New York, New York  10017
                                    Attention: Elizabeth Swerz
                                    Telecopy: (212) 270-7939

provided that any notice, request or demand to or upon the Administrative Agent, the Issuing Banks or the Lenders pursuant to subsection 2.2, 2.3, 2.4, 2.8, 2.9,
2.10 or 3.2 shall not be effective until received.

                   10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Canadian Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

                   10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the extensions of credit hereunder.

                   10.5 Payment of Expenses and Taxes. The Borrowers agree (a) to pay or reimburse the Administrative Agent, the Canadian Administrative Agent and the Issuing Banks for all their reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent, the Canadian Administrative Agent and the Issuing Banks in the amounts agreed to with such counsel, (b) to pay or reimburse the Issuing Banks, the Administrative Agent, the Canadian Administrative Agent and, if a Default or an Event of Default shall have occurred and be continuing, each Lender for all their reasonable out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent, to the Canadian Administrative Agent, to the Issuing Banks and, if a

Default or an Event of Default shall have occurred and be continuing, to the several Lenders, (c) to pay, indemnify, and hold each Lender, the Issuing Banks, the Administrative Agent and the Canadian Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting directly from any delay not caused by the Administrative Agent, the Canadian Administrative Agent, any Issuing Bank or the Lenders in paying, stamp, excise and other documentary taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender, the Issuing Banks, the Administrative Agent and the Canadian Administrative Agent and each of their officers, directors, employees and agents harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, out-of-pocket expenses or disbursements of any kind or nature whatsoever incurred in connection with the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of Holdings, any of its Subsidiaries or any of the Properties (all the foregoing in this clause
(d), collectively, the "indemnified liabilities"), provided, that the Borrowers shall have no obligation hereunder to the Administrative Agent, the Canadian Administrative Agent, any Issuing Bank, any Lender with respect to indemnified liabilities arising from (i) the gross negligence or willful misconduct of the Administrative Agent, the Canadian Administrative Agent, such Issuing Bank or any such Lender (ii) legal proceedings commenced against the Administrative Agent, the Canadian Administrative Agent, any Issuing Bank or any such Lender by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such or
(iii) legal proceedings commenced against the Administrative Agent, the Canadian Administrative Agent, any Issuing Bank or any Lender by the Borrowers or any of their Affiliates, in which the Borrowers or such Affiliate is the prevailing party (unless the Administrative Agent, the Canadian Administrative Agent, such Issuing Bank or such Lender is also a prevailing party, in which case the indemnification obligations of the Borrowers hereunder shall be adjusted to reflect the relative recoveries and faults of the parties to such litigation). The Borrowers shall have no obligation under this subsection 10.5 for the consequential damages of the Administrative Agent, the Canadian Administrative Agent, any Issuing Bank any Lender. The agreements in this subsection shall survive repayment of the Loans, and all other amounts payable hereunder.

                   10.6 Successors and Assigns; Participations and Assignments. This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Lenders, the Issuing Banks, the Administrative Agent, the Canadian Administrative Agent, all future holders of the Loans and their respective successors and assigns, except that a Borrower may not assign or transfer any of its rights or obligations under this Agreement (except in a transaction permitted by subsection 7.5) without the prior written consent of each Lender.






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
                                      104

                   (b) Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Lender, any Note held by such Lender, any Revolving Credit Commitment, Canadian Revolving Credit Commitment or L/C Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Note for all purposes under this Agreement and the other Loan Documents, and the Borrowers, the Administrative Agent and the Canadian Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents; provided that such Lender shall reserve solely unto itself, and shall not grant to any Participant, any part or all of its right to agree to the amendment, modification or waiver of any of the terms of this Agreement or other Loan Document or any document related thereto, except for any such amendment, modification or waiver that would reduce the principal of, or interest on the Loans, participating interests in the Letters of Credit or any fees payable hereunder, in each case subject to such participation, or postpone the date of the final maturity of, or any scheduled date fixed for payment of interest on, the Loans, any Reimbursement Obligation or any Acceptance Reimbursement Obligation, in each case to the extent subject to such participation. Each Borrower agrees that if amounts outstanding under this Agreement are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any Note, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in subsection 10.7(a) as fully as if it were a Lender hereunder. Each Borrower also agrees that each Participant shall be entitled to the benefits of subsections 2.17, 2.18 and 2.19 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it were a Lender; provided that, in the case of subsection 2.18, such Participant shall have complied with the requirements of said subsection as if it were a Lender, except with respect to the furnishing of forms, documentation and certifications, in which case such Participant shall have complied with the requirements of subsection 2.18(b), and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such subsection than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

                   (c) Any Lender may, in accordance with applicable law, at any time and from time to time assign to any Lender or any Affiliate thereof, or, with the consent of the Company, the applicable Issuing Banks and the Administrative Agent (which in each case shall not be unreasonably withheld), to an additional bank, fund (as long as such fund invests in bank loans) or other financial institution (an "Assignee") all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance, substantially in the form of Exhibit

C, executed by such Assignee, such assigning Lender (and, in the case of an Assignee that is not then a Lender or an Affiliate thereof, by the Company, the applicable Issuing Banks and the Administrative Agent) and delivered to the Administrative Agent (which shall deliver a copy to the Canadian Administrative Agent) for its acceptance and recording in the Register. Any such assignment by any Lender to any Person which is not then a Lender or an Affiliate thereof shall be in a minimum aggregate amount equal to at least $5,000,000 (or the Dollar Equivalent Amount with respect thereto) (or, if less, all of a Lender's interest under this Agreement), unless otherwise agreed by the Company and the Administrative Agent, and, after giving effect to any such assignment, the assigning Lender and its Affiliates shall have Commitments of at least $5,000,000, unless otherwise agreed by the Company and the Administrative Agent. Interests under the Canadian Revolving
Credit Commitments may be assigned only to Canadian Scheduled Lenders. Notwithstanding any other provision of this subsection 10.6, (i) no Canadian
Schedule I Lender having both a Revolving Credit Commitment and a Canadian Revolving Credit Commitment shall be permitted to assign any portion of its interests under this Agreement unless, after giving effect to such assignment, such Lender shall be able to comply with a reallocation of Commitments pursuant to subsection 2.4, (ii) no Lender may assign any portion of its interests under this Agreement unless, after giving effect to such assignment, such Lender, together with its affiliated Allocation Lender, shall be able to comply with a reallocation of Commitments pursuant to subsection 2.4 and (iii) no Assignee shall receive any assignment of rights and obligations under this Agreement unless, after giving effect to such assignment, such Assignee (or such Assignee together with a Lender that is an Affiliate thereof) shall be able to comply with a reallocation of Commitments pursuant to subsection 2.4. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Revolving Credit Commitment and/or Canadian Revolving Credit Commitments as set forth therein, and (y) the assigning Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto). Notwithstanding any provision of this subsection to the contrary, the consent of the Company to an assignment shall not be required at any time when an Event of Default under paragraph (a) or (n) of subsection 8.1 shall have occurred and be continuing.

                   (d) Each of the Administrative Agent and the Canadian Administrative Agent shall maintain at its address referred to in subsection
10.2 a copy of each Assignment and Acceptance delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Administrative Agent, the Canadian Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing such Loans recorded therein for all purposes of this Agreement. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a

Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance; thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated Assignee, and the old Notes shall be returned by the Administrative Agent to the Company marked "cancelled". The Register shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice. It is understood that the Canadian Administrative Agent shall be required to maintain the Register only with respect to the Canadian Revolving Credit Commitments and the Administrative Agent may, but shall not be required to, maintain the Register with respect to Canadian Revolving Credit Commitments and extensions of credit thereunder.

                   (e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Assignee (and, in the case of an Assignee that is not then a Lender or an Affiliate thereof, by the Company, the applicable Issuing Banks and the Administrative Agent) together with payment to the Administrative Agent of a registration and processing fee of $3,500 (which the fee shall not be payable in connection with an assignment by a Lender to an Affiliate thereof), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Borrowers. On or prior to such effective date, the applicable Borrower, at its own expense, upon request, shall execute and deliver to the Administrative Agent or the Canadian Administrative Agent, as the case may be (in exchange for the Notes of the assigning Lender), new Notes to the order of such Assignee in an amount equal to the Revolving Credit Commitment and/or Canadian Revolving Credit Commitment, as the case may be, assumed or acquired by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Revolving Credit Commitment and/or Canadian Revolving Credit Commitment, as the case may be, upon request, new Notes to the order of the assigning Lender in an amount equal to the Revolving Credit Commitment and/or Canadian Revolving Credit Commitment, as the case may be, retained by it hereunder. Such new Notes shall be dated the Effective Date and shall otherwise be in the form of the Notes replaced thereby.

                   (f) Each Borrower authorizes each Lender to disclose to any Participant or Assignee (each, a "Transferee") and any prospective Transferee, subject to the provisions of subsection 10.15, any and all financial information in such Lender's possession concerning the Borrowers and their Affiliates which has been delivered to such Lender by or on behalf of the Borrowers pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrowers in connection with such Lender's credit evaluation of the Borrowers and their Affiliates prior to becoming a party to this Agreement.

                   (g) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this subsection concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

                   10.7 Adjustments; Set-off. Except to the extent that this Agreement and the other Loan Documents provide for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a "Benefitted Lender") shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in subsection 8.1(n), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender's Obligations, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender's Obligations, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

                   (b) In addition to any rights and remedies of the Lenders provided by law so long as a Default or an Event of Default shall have occurred and be continuing, each Lender shall have the right, without prior notice to the Borrowers, any such notice being expressly waived by each Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by either Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of such Borrower. Each Lender agrees promptly to notify the applicable Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

                   10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Company and the Administrative Agent.

                   10.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                   10.10 Integration. This Agreement and the other Loan Documents represent the agreement of the Borrowers, the Agents, the Issuing Banks and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Agents, the Issuing Banks or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

                   10.11 GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY STATED OTHERWISE IN A LOAN DOCUMENT) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY STATED OTHERWISE IN A LOAN DOCUMENT) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

                   10.12 Submission To Jurisdiction; Waivers. Each Borrower hereby irrevocably and unconditionally:

                   (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgement in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof and the courts of the Province of Ontario;

                   (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

                   (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Borrower at its address set forth in subsection 10.2 or at such other address of which the Administrative Agent or the Canadian Administrative Agent, as the case may be, shall have been notified pursuant thereto;

                   (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

                   (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary, punitive or consequential damages; provided that any such waiver shall not apply with respect to claims arising from the gross negligence or willful misconduct of the Administrative Agent, the Canadian Administrative Agent, any Issuing Bank or any Lender.

                   10.13 Acknowledgments. Each Borrower hereby acknowledges that:

                   (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

                   (b) neither the Administrative Agent, the Canadian Administrative Agent nor any Lender has any fiduciary relationship with or duty to either Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent, the Canadian Administrative Agent and Lenders, on one hand, and the Borrowers, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

                   (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrowers and the Lenders.

                   10.14 WAIVERS OF JURY TRIAL. EACH BORROWER, THE ADMINISTRATIVE AGENT, THE CANADIAN ADMINISTRATIVE AGENT, THE ISSUING BANKS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR THE NOTES OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

                   10.15 Confidentiality. Each Lender agrees to keep confidential all non-public information provided to it by either Borrower or any Loan Party pursuant to this Agreement or any Loan Document or in connection with the transactions contemplated by this Agreement or any Loan Document that is designated by a Borrower in writing as confidential; provided that nothing herein shall prevent any Lender from disclosing any such information (i) to the Administrative Agent, the Canadian Administrative Agent or any other Lender,
(ii) to any Transferee which executes a Confidentiality Agreement substantially in the form of Exhibit D hereto, (iii) to its employees, directors, agents, attorneys, accountants and other professional advisors, (iv) upon the request or demand of any Governmental Authority (including, without limitation, the National Association of Insurance Commissioners) having jurisdiction over such Lender, (v) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law,
(vi) which has been publicly disclosed other than in breach by such Lender of this Agreement, (vii) in connection with the exercise of any remedy hereunder,
(viii) in connection with periodic regulatory examinations, (ix) in connection with any litigation to which such Lender may be a party, (x) to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty's professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty (A) has been approved in writing by the Company and (B) agrees in a writing enforceable by the Company to be bound by the provisions of this subsection 10.15) and (xi) if, prior to such information having been so provided or obtained, such information was already in the Administrative Agent's, the Canadian Administrative Agent's, or a Lender's possession on a nonconfidential basis without a duty of confidentiality to such Borrower or any Loan Party being violated.

                   10.16 Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Loan Document in Dollars or Canadian Dollars into another currency, the parties hereto agree, to the fullest extent that they may legally and effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent or the Canadian Administrative Agent, as the case may be, could purchase Dollars or Canadian Dollars, as the case may be, with such other currency in New York, New York or Toronto, Canada, as the case may be, on the Business Day immediately preceding the day on which final judgment is given.

                   (b) The obligation of each Borrower in respect of any sum due to the Administrative Agent, the Canadian Administrative Agent, any Lender or any Issuing Bank hereunder or under any other Loan Document in Dollars shall, to the extent permitted by applicable law, notwithstanding any judgment in a currency other than Dollars, be discharged only to the extent that on the Business Day following receipt of any sum adjudged to be so due in the judgment currency the Administrative Agent, the Canadian Administrative Agent, such Lender or such Issuing Bank may in accordance with normal banking procedures purchase Dollars in the amount originally due to the Administrative Agent, the Canadian Administrative Agent, such Lender or such Issuing Bank with the judgment currency. If the amount of Dollars so purchased is less than the sum originally due to the Administrative Agent, the Canadian Administrative Agent, such Lender or such Issuing Bank, the applicable Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent, the Canadian Administrative Agent, such Lender or such Issuing Bank against the resulting loss, and if the amount of Dollars so purchased exceeds the sum originally due to such Person in Dollars, such Person shall permit such excess to the Company.

                   (c) The obligation of each Borrower in respect of any sum due to the Canadian Administrative Agent, the Administrative Agent, any Canadian Revolving Credit Lender or any Issuing Bank hereunder or under any other Loan Document in Canadian Dollars shall, to the extent permitted by applicable law, notwithstanding any judgment in a currency other than Canadian Dollars, be discharged only to the extent that on the Business Day following receipt of any sum adjudged to be so due in the judgment currency the Canadian Administrative Agent, the Administrative Agent, such Canadian Revolving Credit Lender or such Issuing Bank may in accordance with normal banking procedures purchase Canadian Dollars in the amount originally due to the Canadian Administrative Agent, the Administrative Agent, such Canadian Revolving Credit Lender or such Issuing Bank with the judgment currency. If the amount of Canadian Dollars so purchased is less than the sum originally due to the Canadian Administrative Agent, the Administrative Agent, such Canadian Revolving Credit Lender or such Issuing Bank, each Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Canadian Administrative Agent, the Administrative Agent, such Canadian Revolving Credit Lender or such Issuing Bank against the resulting loss.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.


                                       GENERAL CHEMICAL INDUSTRIAL
                                         PRODUCTS INC.

                                       By: ___________________________________
                                           Title:

                                       GENERAL CHEMICAL CANADA LTD.

                                       By: ___________________________________
                                           Title:

                                       THE CHASE MANHATTAN BANK,
                                         as Administrative Agent, as an
                                         Issuing Bank and as a Lender

                                       By: ___________________________________
                                           Title:

                                       THE CHASE MANHATTAN BANK OF
                                         CANADA, as Canadian Administrative
                                         Agent and as a Lender

                                       By: ___________________________________
                                           Title:

                                       CHASE MANHATTAN BANK DELAWARE,
                                         as an Issuing Bank

                                       By: ___________________________________
                                           Title:

                                       THE BANK OF NOVA SCOTIA, as
                                         Syndication Agent and as a
                                         Lender

                                       By: ___________________________________
                                           Title:

                                       THE FIRST NATIONAL BANK OF CHICAGO,
                                         as Documentation Agent and as a
                                         Lender

                                       By: ___________________________________
                                           Title:

                                                                         Annex A

                   PRICING GRID FOR LOANS AND COMMITMENT FEES

--------------------------------------------------------------------------------------------------------------------
                                                             Applicable Margin for
                                 Applicable Margin for     ABR Loans, Canadian Base
                                    Eurodollar Loans       Rate Loans and Canadian
          Pricing Ratio             and Stamping Fee           Prime Rate Loans           Commitment Fee Rate
--------------------------------------------------------------------------------------------------------------------
             > 5.25                       3.25%                     2.00%                        .500%
--------------------------------------------------------------------------------------------------------------------
          > 4.75 < 5.25                   3.00                      1.75                         .500
                 -
--------------------------------------------------------------------------------------------------------------------
          > 4.25 < 4.75                   2.75                      1.50                         .500
                 -
--------------------------------------------------------------------------------------------------------------------
          > 3.75 < 4.25                   2.50                      1.25                         .500
                 -
--------------------------------------------------------------------------------------------------------------------
              3.75                        2.25                      1.00                         .500
--------------------------------------------------------------------------------------------------------------------


Changes in the Applicable Margin and Commitment Fee Rate resulting from changes in the Pricing Ratio (as defined below) shall become effective on the date (the "Adjustment Date") on which financial statements are delivered to the Lenders pursuant to subsection 6.1 (but in any event not later than the 60th day after the end of each of the first three quarterly periods of each fiscal year or the 90th day after the end of each fiscal year, as the case may be), beginning with the financial statements delivered for the fiscal quarter ending December 31, 1999, and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified above, then, until such financial statements are delivered, the Pricing Ratio as at the end of the fiscal period that would have been covered thereby shall for the purposes of this definition be deemed to be greater than 5.25 to 1. In addition, at all times while an Event of Default shall have occurred and be continuing, the Pricing Ratio shall for the purposes of this definition be deemed to be greater than 5.25 to 1. Each determination of the Pricing Ratio pursuant to this definition shall be made with respect to the period of four consecutive fiscal quarters of the Company ending at the end of the period covered by the relevant financial statements.

"Pricing Ratio" means, as at the last day of any fiscal quarter of the Company, the Pro Forma Ratio of (a) Funded Debt as at such day to (b) Consolidated Cash Flow for the period of four fiscal quarters ending on such day.

"Funded Debt" means, as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of a Borrower, Indebtedness in respect of the Loans. Notwithstanding anything in the foregoing to the contrary, Funded Debt shall exclude Indebtedness and Guarantee Obligations of a Person in respect of reclamation bonds, performance bonds, letters of credit and surety bonds required by the applicable statutes or laws of the relevant jurisdiction or by relevant Government Authorities
(or, in the case of such letters of credit, issued for insurance purposes).